Filed Pursuant to Rule 424(B)(2) Registration Nos. 333-168628 and 333-172998

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 23, 2010)

6,650,000 Shares

Common Stock

We are offering 6,650,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the Nasdaq Global Select Market under the symbol “JRCC.” On March 23, 2011, the last reported sale price of our common stock on the Nasdaq Global Select Market was $24.26 per share.

The net proceeds of this offering, together with the net proceeds of a substantially concurrent offering of our senior notes, the net proceeds of the first $143.75 million of convertible senior notes sold in a substantially concurrent offering of convertible senior notes and, if necessary, cash on hand, are expected to be used to finance the acquisition by James River Coal Company of International Resource Partners LP, or “IRP,” pursuant to a Purchase Agreement dated March 6, 2011 (the “IRP Purchase Agreement”) and to repurchase the existing 9.375% senior notes of James River Coal Company due 2012 (the “existing senior notes”) that are validly tendered and not validly withdrawn pursuant to our previously announced tender offer for any and all of the existing senior notes, and any remaining net proceeds are expected to be used for general corporate purposes. We refer to the acquisition of IRP and its subsidiaries as the “IRP Acquisition” and the tender offer for the existing senior notes as the “tender offer.” This offering is not contingent upon the consummation of the IRP Acquisition or the tender offer. In the event that the IRP Acquisition or the tender offer is not consummated, the remaining net proceeds of this offering will be used by JRCC for general corporate purposes.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock under the caption “Risk Factors” on page S-13 of the accompanying prospectus and beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$23.50	$156,275,000
Underwriting discount	$1.175	$7,813,750
Proceeds to us, before expenses	$22.325	$148,461,250

The underwriters may also purchase up to an additional 997,500 shares from us at the public offering price, less underwriting discounts and commissions payable by us within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the common stock against payment in New York, New York on or about March 29, 2011.

Joint Book-Running Managers

UBS Investment Bank	Deutsche Bank Securities

Senior Co-Manager

Raymond James

Co-Managers

Brean Murray, Carret & Co.	Dahlman Rose & Company	Johnson Rice & Company L.L.C.	Macquarie Capital

Prospectus Supplement dated March 23, 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs from or conflicts with the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

MARKET AND OTHER DATA

The industry and market data and other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

NON-GAAP FINANCIAL INFORMATION

We refer to the terms “EBITDA”, “Adjusted EBITDA”, “Leverage Ratio” and “Pro Forma Adjusted EBITDA” in various places in this prospectus supplement. We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. Adjusted EBITDA and the Leverage Ratio are the amounts used in our current debt covenants under our existing revolving credit facility described below. Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges and the Leverage Ratio limits are debt to a multiple of Adjusted EBITDA. The Leverage Ratio is calculated as the amount outstanding under our existing revolving credit facility (including the amount of issued letters of credit) divided by annualized Adjusted EBITDA. Pro Forma Adjusted EBITDA is defined as the combined EBITDA of JRCC and IRP, further adjusted for certain cash and non-cash charges and giving effect to this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities (as defined).

EBITDA, Adjusted EBITDA, the Leverage Ratio and Pro Forma Adjusted EBITDA are not financial measurements prepared under accounting principles generally accepted in the United States, or “GAAP,” and should not be considered in isolation nor construed as an alternative to financial measurements determined in accordance with GAAP. Moreover, since EBITDA, Adjusted EBITDA, the Leverage Ratio and Pro Forma Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, these measures, as presented, may not be comparable to similarly titled measures presented by other companies. See “Management’s Discussion and Analysis of JRCC—Other Supplemental Information—Reconciliation of Non-GAAP Measures” for a discussion of our use of EBITDA, Adjusted EBITDA, the Leverage Ratio and Pro Forma Adjusted EBITDA in this prospectus supplement and see “Summary—Summary Pro Forma Condensed Consolidated Financial Information” and “—Summary Historical Consolidated Financial Data” for a reconciliation of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with GAAP.

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FORWARD-LOOKING STATEMENTS

In this prospectus supplement, and from time to time in reports and statements, we make certain comments or disclosures which may be forward-looking in nature. These statements are known as “forward-looking statements,” as that term is used in Section 27A of the Securities Act, and Section 21E of the Exchange Act. These include statements relating to our proposed acquisition of International Resource Partners LP. Examples include statements related to our future outlook, anticipated capital expenditures, future cash flows and borrowings, and sources of funding. These forward-looking statements could also involve, among other things, statements regarding our intent, belief, or expectation with respect to: our cash flows, results of operation or financial condition; the consummation of acquisitions, disposition or financing transactions and the effect thereof on our business; governmental policies and regulatory actions; legal and administrative proceedings, settlements, investigations and claims; weather conditions or catastrophic weather-related damage; our production capabilities; availability of transportation; market demand for coal, electricity and steel; competition; our relationships with, and other conditions affecting, our customers; employee workforce factors; our assumptions concerning economically recoverable coal reserve estimates; future economic or capital market conditions; and our plans and objectives for future operations and expansion or consolidation.

Any forward-looking statements are subject to the risks and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from those expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally. These assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond our control.

We wish to caution readers that forward-looking statements, including disclosures which use words such as “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, and similar statements, are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the following:

•	a change in the demand for coal by electric utility customers;

•	the loss of one or more of our largest customers;

•	inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices;

•	our dependency on one railroad for transportation of a large percentage of our products;

•	failure to exploit additional coal reserves;

•	the risk that reserve estimates are inaccurate;

•	failure to diversify our operations;

•	increased capital expenditures;

•	encountering difficult mining conditions;

•	increased costs of complying with mine health and safety regulations;

•	bottlenecks or other difficulties in transporting coal to our customers;

•	delays in the development of new mining projects;

•	increased costs of raw materials;

•	the effects of litigation, regulation and competition;

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•	lack of availability of financing sources;

•	our compliance with debt covenants;

•	the risk that we are unable to successfully integrate acquired assets into our business;

•	our cash flows, results of operation or financial condition;

•	the consummation of acquisition, disposition or financing transactions and the effect thereof on our business;

•	governmental policies and regulatory actions;

•	legal and administrative proceedings, settlements, investigations and claims;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	availability of transportation;

•	market demand for coal, electricity and steel;

•	competition;

•	our relationships with, and other conditions affecting, our customers;

•	employee workforce factors;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	future economic or capital market conditions;

•	our plans and objectives for future operations and expansion or consolidation;

•	the timing and completion of our proposed acquisition of IRP (the “IRP Acquisition”), including the possibility that various closing conditions may not be satisfied or waived or the failure of the IRP Acquisition to close for any other reason;

•	our ability to integrate successfully operations that we may acquire or develop in the future, including those of IRP, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business, including this offering and other portions of the financing related to the IRP Acquisition;

•	uncertainty of our expected financial performance following completion of the IRP Acquisition;

•	disruption from the IRP Acquisition making it more difficult to maintain relationships with customers, employees or suppliers; and

•	the other risk factors set forth in this prospectus supplement under the heading “Risk Factors.”

Those are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus supplement are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them.

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TABLE OF CONTENTS

Prospectus Supplement
Summary	S-1
Risk Factors	S-13
Use of Proceeds	S-33
Market Price of Common Stock and Dividend Policy	S-34
Capitalization	S-35
Proposed Acquisition of International Resource Partners LP	S-37
Unaudited Pro Forma Condensed Consolidated Financial Information	S-41
Selected Historical Consolidated Financial Data of JRCC	S-48
Selected Historical Consolidated Financial Data of IRP	S-50
Management’s Discussion and Analysis of JRCC	S-52
Management’s Discussion and Analysis of IRP	S-70
Management of JRCC	S-73
Notice to Investors	S-76
Underwriting	S-79
U.S. Federal Income Tax Considerations	S-83
Legal Matters	S-88
Independent Registered Public Accounting Firms	S-88
Where You Can Find Additional Information	S-88
Index to Consolidated Financial Statements	F-1

Prospectus
The Company	3
Risk Factors	3
A Special Note Regarding Forward-Looking Statements	19
The Securities We May Offer	20
Ratio of Earnings to Fixed Charges	21
Use of Proceeds	21
Description of Capital Stock	21
Description of Debt Securities	25
Description of Warrants	34
Description of Units	36
Certain Anti-Takeover Provisions of Virginia Law and Our Articles and Bylaws	37
Plan of Distribution	39
Legal Matters	41
Experts	41
Where You Can Find More Information	41
Incorporation of Documents by Reference	41
Disclosure of Commission Position on Indemnification for Securities Act Liability	42

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, including the section entitled “Risk Factors,” and the documents we have incorporated by reference, including our consolidated financial statements and accompanying notes, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

Unless otherwise indicated or required by the context, references in this prospectus supplement to “we,” “us,” “our,” “James River” and “JRCC” mean James River Coal Company and its subsidiaries. Unless otherwise indicated or required by the context, references in this prospectus supplement to “International Resource Partners” or “IRP” mean International Resource Partners LP and its subsidiaries.

James River Coal Company

We mine, process and sell bituminous steam and industrial grade coal through six operating subsidiaries (“mining complexes”) located throughout eastern Kentucky and in southern Indiana. As of December 31, 2010, our six mining complexes included 18 underground mines, nine surface mines and 10 preparation plants, five of which have integrated rail loadout facilities and three of which use a common loadout facility at a separate location. As of December 31, 2010, we believe that we controlled 271 million tons of proven and probable coal reserves. At current production levels, we believe these reserves would support greater than 30 years of production.

In 2010, we produced 8.8 million tons of coal (including 0.1 million tons of coal produced in our mines that are operated by contract mine operators) and we purchased another 0.1 million tons for resale. Of the 8.8 million tons we produced from company-operated mines, approximately 65% came from underground mines, while the remaining 35% came from surface mines. In 2010, we generated revenues of $701.1 million, net income of $78.2 million and Adjusted EBITDA of $156.6 million. After giving effect to the IRP Acquisition and the other transactions described in this prospectus supplement, our Pro Forma Adjusted EBITDA for 2010 would have been $241.6 million. Approximately 88% of our 2010 revenues were generated from coal sales to electric utility companies and the remainder came from coal sales to industrial and other companies. Our market capitalization as of March 23, 2011 was approximately $673.9 million.

Competitive Strengths

We are a diversified producer of premium quality steam coal. We are one of the largest Eastern U.S. producers of steam and industrial grade coal as demonstrated by our six mining complexes and production of nearly nine million tons in 2010. The quality of our Central Appalachian steam coal is highly attractive to our customers given its favorable BTU, ash and sulfur content. We also have a significant presence in the Illinois Basin, which accounted for approximately 30% of our production in 2010.

We have a sizable reserve base, of which a significant portion is permitted for continued production. As of December 31, 2010, we believe that we controlled 271 million tons of proven and probable coal reserves. At current production levels, we believe these reserves would support greater than 30 years of production. In addition, a substantial portion of our reserves are assigned to our existing mining complexes, and do not require investment in new mining complexes to develop. We also believe that our permitting position is favorable compared to many of our peers. The majority of our production is from underground mines with significant permitted reserve bases, and we believe our surface mines are well positioned to maintain production levels over the intermediate term.

We maintain strong long term relationships with high quality customers. Our largest customers, South Carolina Public Service Authority, Georgia Power Company and Indianapolis Power and Light, have been customers for 29, 45 and 17 years, respectively. In addition to electric utilities, we also maintain a diverse base of industrial customers who use our high quality coal for a variety of applications.

We have low legacy liabilities and an experienced, union-free workforce. We believe that our total legacy liabilities are significantly less than the majority of other U.S. public coal companies. As of December 31,

2010, we had legacy liabilities of $171 million (including pension obligations, reclamation, workers compensation and black lung). Additionally, the majority of our legacy liabilities relate to reclamation as opposed to ongoing pension obligations, workers compensation or black lung disease obligations. In addition, our workforce of 1,746 employees as of December 31, 2010 is entirely union-free. Our employees are highly skilled due to our training programs and our relations between management and employees are good.

Our management team is highly experienced operating in Central Appalachia. Numerous members of our senior management team have several decades of experience in the coal industry, and in Central Appalachia specifically. Our senior management has demonstrated a track record of increasing productivity, enhancing mine safety practices and maintaining strong customer relationships. In addition, our team has considerable experience sourcing, acquiring, permitting and developing new reserves and operations.

Business Strategy

Maintain mine safety standards which exceed regulatory requirements. Our commitment to safety is a continuous and Company-wide priority. We strive to maintain safe and compliant operations and continue to implement new safety initiatives which exceed regulatory requirements. In 2010, our underground mines recorded a Nonfatal Days Lost (“NFDL”) rate of 2.14 compared to the national underground average of 3.55, and our surface mines recorded a NFDL rate of 0.48 compared to the national surface average of 1.10. In addition, our safety performance has been recognized through the numerous industry awards we have received.

Opportunistically increase our production levels to capitalize on favorable coal industry trends. We have significant idle production capacity and have the ability to increase production at our existing mines on relatively short notice and with relatively low upfront capital expenditures. Our flexible and diversified operations provide us the optionality to increase or decrease production as market conditions warrant. In addition, we have a significant portfolio of growth projects that can be developed with relatively low upfront capital expenditures.

Focus on maintaining high margins and a balanced sales contract portfolio. As of February 24, 2011, approximately 5.1 million tons of our 2011 Central Appalachian production was committed at an average price of $97.01 per ton, and 2.6 million tons of our 2011 Midwest production was committed at an average price of $42.84 per ton. We believe these pricing levels are highly attractive relative to our cost of coal sold per ton in 2010 of $68.68 in Central Appalachia and $33.79 in the Midwest. We intend to continue to commit a portion of our future production under intermediate-term contracts, while also reserving a portion of our future production to take advantage of short term pricing levels. We believe a balanced approach to sales and marketing is appropriate given our experience in the industry and our expectations for demand and pricing going forward.

Selectively pursue acquisition opportunities. We employ a disciplined acquisition strategy, and expect to selectively grow our reserve base and production levels by acquiring additional reserves and operating assets. The pending acquisition of International Resource Partners highlights this strategy. We believe that additional opportunities to strengthen our asset base will become available in the future.

Maintain a capital structure and liquidity position which is appropriate for our operating environment. We strive to maintain a conservative and efficient capital structure with ample liquidity. We believe that our prudent fiscal policies of maintaining reasonable levels of financial leverage and minimizing legacy liabilities have enabled us to maintain and grow our business during challenging economic conditions. We expect that our financial flexibility will continue to allow us to fund capital expenditures and make opportunistic acquisitions to grow our business.

Pending Acquisition of International Resource Partners

On March 6, 2011, we entered into a definitive agreement to acquire IRP and its subsidiary companies for $475.0 million, subject to a working capital adjustment and other adjustments, in an all-cash transaction (the “IRP Acquisition”).

IRP, headquartered in Charleston, West Virginia, is a fully integrated coal company, controlling assets across the value chain, including production, logistics and marketing assets. IRP provides and sells various grades of metallurgical and steam coal from surface and underground mining operations in southern West Virginia and eastern Kentucky. Logan & Kanawha Coal Company LLC (“L&K”), IRP’s indirect, wholly-owned subsidiary, which operates the sales and marketing business, markets predominantly metallurgical coal as well as some steam coal produced on IRP’s properties and also purchases coal to blend and then re-sells blended coal under the L&K brand name to ten countries worldwide. IRP’s customer base consists of domestic steel and coke producers, international steel producers and domestic electric utilities.

IRP operates a total of nine underground and surface coal mines in southern West Virginia and eastern Kentucky. The company’s mines produced a total of 1.9 million tons in 2010. These tons included 1.2 million tons of metallurgical coal and 0.7 million tons of thermal coal. Total 2010 shipments, including coal purchased by L&K for blending purposes, were 3.7 million tons. These tons included 2.6 million tons of metallurgical coal and 1.1 million tons of thermal coal. As of December 31, 2010, IRP had total reserves and resources of approximately 136 million tons, including approximately 86 million tons of proven and probable coal reserves. IRP’s reserves and resources include approximately 61 million tons of metallurgical coal reserves and resources and 75 million tons of thermal coal reserves and resources. In 2010, IRP generated revenues of approximately $490.3 million and Adjusted EBITDA of $84.9 million.

The IRP Purchase Agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations. The closing of the IRP Acquisition is subject to the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), certain third party consents and other customary closing conditions. Each of JRCC and IRP made their required initial filings under the HSR Act by March 16, 2011. The IRP Acquisition is expected to close in the first half of 2011.

There can be no assurance that the IRP Acquisition will be consummated. This offering is not contingent on the closing of the IRP Acquisition. The Purchase Agreement is included with our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2011, which is incorporated by reference herein. See “Proposed Acquisition of International Resource Partners LP—Purchase Agreement” and “Risk Factors—Risks Related to Our Proposed Acquisition of International Resource Partners.”

IRP Acquisition Rationale

Provides a significant and immediate presence in the global metallurgical coal market. In 2010, L&K sold approximately 2.6 million tons of metallurgical coal, the majority of which was exported to non-U.S. customers. Founded in 1915, L&K has long-standing direct customer relationships in Asia, Europe, South America and North America and is particularly experienced in providing customized metallurgical coal blends to foreign steelmakers. In particular, L&K is one of three U.S. sales companies that sell directly to Indian state-owned steel producers, which has established L&K as one of the largest suppliers of U.S. coal to India. Of the total 2.6 million tons of metallurgical coal sold by L&K in 2010, approximately 1.2 million tons was produced by IRP, while the remainder was purchased from third parties for blending purposes.

Broadens and diversifies product offering. IRP has approximately 61 million tons of metallurgical coal reserves and resources with additional lease opportunities. This represents several decades of production at current production levels. This diversifies James River’s predominantly steam and industrial coal portfolio, with metallurgical coal representing approximately 16% and 21% of reserves and resources and total tons sold in 2010, respectively, for the combined entity.

Increases size, scale and operating diversity in Central Appalachia. IRP controls approximately 136 million tons of coal reserves and resources in Central Appalachia and produced 1.9 million tons in this region in 2010 from nine mines. The combined company will have 36 mines, 11 preparation plants and approximately 2,200 employees and a global sales footprint. We believe that the combined company will have a meaningful size advantage as compared to the numerous smaller producers in Central Appalachia.

Provides opportunities to realize marketing and operating synergies. We believe the acquisition of IRP provides opportunities to realize synergies both through improved marketing as well as operational synergies.

In eastern Kentucky, we expect significant operational synergies through savings in purchasing, optimizing equipment fleets and coordination of training programs. More significantly, we expect to achieve marketing synergies by applying JRCC’s steam coal marketing expertise to IRP’s steam coal production, and L&K’s global marketing expertise will be beneficial to the combined company’s production volumes. We also expect to leverage JRCC’s relationships with European thermal customers and L&K’s expertise in domestic trading and export logistics.

Enhances credit profile, provides union-free workforce and maintains low legacy liabilities. We believe the IRP Acquisition enhances our credit profile by adding size and scale, additional operating diversity, and broadens our product base into seaborne metallurgical coal. In addition, it maintains the union-free status of our workforce and does not add any material employee-related legacy liabilities. As of December 31, 2010, IRP’s legacy liabilities consisted of $29.3 million of reclamation liabilities.

The Concurrent Offerings

Substantially concurrently with this offering, James River Escrow Inc., a newly formed, wholly-owned unrestricted subsidiary of JRCC, is offering an aggregate principal amount of $250.0 million of Senior Notes due 2019, which notes we refer to as the “Senior Notes” and which offering we refer to as the “Senior Notes Offering,” and JRCC is offering an aggregate principal amount of $200.0 million of Convertible Senior Notes due 2018, which notes we refer to as the “Convertible Senior Notes” and which offering we refer to as the “Convertible Senior Notes Offering.” Completion of this offering is not contingent upon completion of the Senior Notes Offering or the Convertible Senior Notes Offering. We may increase the size of the Senior Notes Offering. See “Other Recent Developments” below. We cannot assure you that we will complete the Senior Notes Offering or the Convertible Senior Notes Offering on the terms contemplated by the offering memorandum related to such offering, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities being offered in the Senior Notes Offering or the Convertible Senior Notes Offering.

In this prospectus supplement, we refer to the Senior Notes Offering and the Convertible Senior Notes Offering as the “Concurrent Offerings.”

We expect to assume all obligations of James River Escrow Inc. under the Senior Notes, the indenture that will govern the Senior Notes and the registration rights agreement related to the Senior Notes upon the consummation of the IRP Acquisition. We refer to the assumption transaction as the “Senior Notes Assumption.” Unless otherwise indicated or required by the context, references in this prospectus supplement to the Senior Notes assume the consummation of the Senior Notes Assumption. There can be no assurance that the Senior Notes Assumption will be consummated.

Other Recent Developments

On March 22, 2011, JRCC announced that it is conducting a cash tender offer for any and all of the entire $150.0 million outstanding principal amount of its 9.375% existing senior notes due 2012. In connection with the tender offer, JRCC is also seeking consents to eliminate substantially all the covenants in the indenture governing the existing senior notes. The tender offer is scheduled to expire on April 18, 2011, subject to JRCC’s right to extend the tender offer. We expect that the aggregate consideration payable if JRCC acquires all of the existing senior notes in the tender offer would be approximately $152.3 million (which assumes all existing senior notes are tendered with consents on or prior to the consent deadline of April 4, 2011). We may increase the size of the Senior Notes Offering such that the net proceeds of the Senior Notes Offering, together with the net proceeds of this offering and the Convertible Senior Notes Offering, will be sufficient to provide the funds to effect the tender offer and the closing of the IRP Acquisition. If we increase the size of the Senior Notes Offering, cash on hand used to effect the tender offer and the IRP Acquisition will be reduced. The as adjusted and pro forma as adjusted data in this prospectus supplement does not give effect to any such increase in the size of the Senior Notes Offering.

The tender offer is being made pursuant to a separate Offer to Purchase and Consent Solicitation Statement, and this prospectus supplement is not an offer to purchase or a solicitation of any consent with respect to the existing senior notes. The closing of the tender offer is conditioned on, among other things,

(a) the closing of the IRP Acquisition and (b) our having obtained, from this offering, the Concurrent Offerings and/or other financing transactions, net proceeds sufficient to repurchase the existing senior notes and effect the closing of the IRP Acquisition (the condition described in this clause (b), the “financing condition”). We expect that the consummation of this offering and the Concurrent Offerings will satisfy the financing condition. The tender offer is also conditioned on JRCC having received, at or prior to the early consent deadline, consents that have been validly delivered and not validly revoked in respect of a majority in aggregate principal amount of the existing senior notes not owned by JRCC or its affiliates, as well as other customary closing conditions.

Committed Financing

In connection with entering into the IRP Purchase Agreement, we obtained a $375.0 million bridge loan commitment to ensure financing for the IRP Acquisition. The bridge loan commitment will be reduced on a dollar-for-dollar basis by the aggregate principal amount or issuance price of the common stock offered in this offering and the Senior Notes and Convertible Senior Notes being offered in the Concurrent Offerings. Although we do not expect to make any borrowings under the bridge loan commitment, there can be no assurance that such borrowings will not be made.

Proposed New Senior Secured Credit Facilities

We also intend to amend or replace our $65.0 million senior secured revolving credit facility, which we refer to as our “existing revolving credit facility,” to, among other things, add a delayed draw term loan facility and increase the aggregate revolving credit and/or term loan borrowing capacity under these facilities to $175.0 million. We refer to our existing revolving credit facility as so amended or replaced as the “proposed new senior secured credit facilities.” We are actively pursuing entry into the proposed new senior secured credit facilities. However, there can be no assurance that we will be able to do so on acceptable terms or at all. Our entry into the proposed new senior secured credit facilities is contingent upon, among other things, consummation of the IRP Acquisition.

Risk Factors

In evaluating an investment in our common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement, the specific factors set forth under “Risk Factors” for risks involved with an investment in the common stock.

Corporate Information

We were incorporated in the Commonwealth of Virginia in June 1991. The address of our principal executive office is 901 E. Byrd Street, Suite 1600, Richmond, Virginia 23219, and our telephone number at that address is (804) 780-3000. Our website address is www.jamesrivercoal.com. Our website address is included as an inactive textual reference only. We do not incorporate the information on our website into this prospectus supplement, and you should not consider information on our website as part of this prospectus supplement.

The Offering

Common Stock Offered	6,650,000 shares (7,647,500 shares if the underwriter’s over-allotment option is exercised in full).
Common Stock to be Outstanding
After This Offering	After this offering there will be 34,429,351 shares of common stock outstanding (35,426,851 shares if the underwriter’s over-allotment option is exercised in full).
Use of Proceeds
We expect to use the net proceeds of this offering, together with the net proceeds of the Senior Notes Offering, the net proceeds of the first $143.75 million of Convertible Senior Notes sold in the Convertible Senior Notes Offering and, if necessary, cash on hand, to pay the purchase price and other costs and expenses related to the IRP Acquisition and to repurchase the existing senior notes that are validly tendered and not validly withdrawn pursuant to the tender offer, and any remaining net proceeds for general corporate purposes, which may include acquiring or investing in businesses or other assets or repayment of outstanding debt (including the redemption or repurchase of existing senior notes). In the event that the IRP Acquisition or the tender offer is not consummated, the remaining net proceeds of this offering will be used by JRCC for general corporate purposes. Although we periodically engage in discussions with respect to acquisitions of, or investments in, other businesses, we are not currently a party to any agreement or commitment other than the IRP Purchase Agreement, and we have no understandings with respect to any such transactions other than the IRP Acquisition. For additional information, see “Use of Proceeds” and “Proposed Acquisition of International Resource Partners LP.”

Summary Pro Forma Condensed Consolidated Financial Information

The following table sets forth a summary of certain of our unaudited pro forma condensed consolidated financial information for the dates and periods indicated. The summary unaudited pro forma condensed consolidated financial information has been prepared to reflect the effect of the IRP Acquisition, the tender offer, this offering and the Concurrent Offerings. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of the Company and IRP, giving effect to this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities as if each had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statements of income combine the historical statements of income of the Company and IRP, giving effect to this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities as if each had occurred on January 1, 2010. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the IRP Acquisition and the related financing transactions, (ii) factually supportable and (iii) with respect to the income statements, expected to have a continuing impact on the operating results of the combined company. This offering is not contingent upon the consummation of either of the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer or the proposed new senior secured credit facilities. The information below should be read in conjunction with the unaudited pro forma condensed consolidated financial information and the related notes included in this prospectus supplement, and the audited historical consolidated financial statements and related notes of the Company and IRP, which are included in this prospectus supplement.

INCOME STATEMENT DATA (in thousands, except per share data)

Pro Forma Year Ended December 31, 2010
Revenues	$1,191,452
Cost of coal sold	902,756
Depreciation, depletion and amortization	113,471
Gross profit	175,225
Sales, general and administrative expenses	56,934
Other income	(243)
Operating income	118,534
Interest expense	49,669
Interest income	(925)
Miscellaneous income, net	(607)
Total other expense	48,137
Income before income taxes	70,397
Income tax benefit	(19,617)
Net income	$90,014
Additional shares of common stock issued	6,650
Earnings per share
Basic	$2.62
Diluted	$2.62

BALANCE SHEET DATA (in thousands)

Pro Forma as of December 31, 2010
Working capital(1)	$156,601
Total assets	1,287,350
Long term debt, less current portion	518,722
Total shareholders’ equity	448,559

OTHER DATA (in thousands)

Pro Forma Year Ended December 31, 2010
Adjusted EBITDA(2)	$241,559

(1)  Working capital is current assets less current liabilities.

(2)	EBITDA is defined as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA). EBITDA is not a recognized term under GAAP and is not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations. Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.
Pro Forma Adjusted EBITDA is reconciled to our pro forma net income as follows:

Pro Forma Year Ended December 31, 2010
(in thousands)
Net income	$90,014
Income tax benefit	(19,617)
Interest expense	49,669
Interest income	(925)
Depreciation, depletion and amortization	113,471
EBITDA (before adjustments)	232,612
Other adjustments specified in credit agreement governing existing revolving credit facility:
Non-cash stock compensation	5,400
Bank fees, primarily for letters of credit	3,001
Other(a)	546
$241,559

(a)	Incremental fees associated with pro forma letters of credit.

Summary Historical Consolidated Financial Data

Summary Historical Consolidated Financial Data of JRCC

The tables below summarize our historical consolidated financial and operating data as of and for each of the periods indicated. The summary historical consolidated financial data as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 is derived from our audited consolidated financial statements included in this prospectus supplement. The summary historical consolidated financial data as of December 31, 2008 is derived from our audited consolidated financial statements not included in this prospectus supplement. All other information has been derived from our unaudited books and records. The summary historical consolidated financial and operating data in the following tables is not necessarily indicative of our future performance and should be read together with “Management’s Discussion and Analysis of JRCC” and our audited consolidated financial statements and related notes included herein.

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Consolidated Statement of Operations:
Revenues	$701,116	681,558	568,507
Cost of coal sold	514,515	508,888	527,888
Depreciation, depletion, and amortization	64,368	62,078	70,277
Gross profit (loss)	122,233	110,592	(29,658)

Selling, general, and administrative expenses	38,347	39,720	34,992
Total operating income (loss)	83,886	70,872	(64,650)

Interest expense	29,943	17,057	17,746
Interest income	(683)	(60)	(469)
Charges associated with repayment and amendment of debt	—	1,643	15,618
Miscellaneous expense (income), net	27	(281)	(1,279)
Income tax expense (benefit)	(23,566)	1,559	(273)

Net income (loss)	$78,165	50,954	(95,993)

Basic earnings (loss) per common share:	2.82	1.85	(3.91)
Diluted earnings (loss) per common share:	2.82	1.85	(3.91)

	December 31,
	2010	2009	2008
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)(1)	$191,625	109,998	(54,961)
Property, plant, and equipment, net	385,652	354,088	344,848
Total assets	784,569	669,312	463,546
Long term debt, including current portion	284,022	278,268	168,000
Total shareholders’ equity	247,383	170,342	65,238

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$169,062	27,559	(1,576)
Net cash used in investing activities	(95,344)	(72,010)	(73,589)
Net cash provided by (used in) financing activities	(1,273)	149,058	73,076

	Year Ended December 31,
	2010	2009	2008
	(in thousands, except tons, per ton and number of employees information)
Supplemental Operating Data:
Adjusted EBITDA(2)	$156,628	146,099	17,571
Tons sold	8,919	9,623	11,383
Tons produced	8,910	9,877	11,355
Revenue per ton sold	$78.61	70.83	49.94
Number of employees	1,746	1,736	1,751
Capital expenditures	$95,426	72,159	74,697

(1)	Working capital is current assets less current liabilities.

(2)	EBITDA is defined as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA). Adjusted EBITDA is the amount used in our existing revolving credit facility and is defined as EBITDA further adjusted for certain cash and non-cash charges. Adjusted EBITDA is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.
EBITDA and Adjusted EBITDA are reconciled to our net income as follows:

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Net income (loss)	$78,165	50,954	(95,993)
Income tax expense (benefit)	(23,566)	1,559	(273)
Interest expense	29,943	17,057	17,746
Interest income	(683)	(60)	(469)
Depreciation, depletion, and amortization	64,368	62,078	70,277
EBITDA (before adjustments)	148,227	131,588	(8,712)
Other adjustments specified in credit agreement governing existing revolving credit facility(a)	8,401	14,511	26,283
Adjusted EBITDA	$156,628	$146,099	$17,571

(a)	Primarily consists of non-cash stock compensation and bank fees, primarily letter of credit fees and charges associated with the repayment or amendment of debt.

Summary Historical Consolidated Financial Data of IRP

The tables below summarize IRP’s historical consolidated financial and operating data as of and for each of the periods indicated. The summary historical consolidated financial data is derived from IRP’s audited consolidated financial statements included in this prospectus supplement. All other information has been derived from IRP’s unaudited books and records. The summary historical consolidated financial and operating data in the following tables is not necessarily indicative of IRP’s or the combined company’s future performance and should be read together with “Management’s Discussion and Analysis of IRP” and IRP’s audited consolidated financial statements and related notes included herein.

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Consolidated Statement of Operations:
Revenues	$490,336	288,374	477,033
Cost of sales (exclusive of depreciation and depletion)	388,241	233,562	413,730
Depreciation and depletion	30,930	22,719	18,675
Gross profit	71,165	32,093	44,628

Selling, general, and administrative expenses	20,388	12,651	13,883
Goodwill impairment	—	—	32,976
Amortization of intangible assets	2,076	2,078	2,078
Unrealized loss on derivative instruments	—	—	400
(Gain) loss on sales of property, plant and equipment	(243)	2	(171)
Realized (gain) loss on derivative instrument	—	—	(35)
Operating income (loss)	48,944	17,362	(4,503)

Unrealized (gain) loss on derivative instrument	(1,250)	(800)	1,396
Interest expense	5,827	4,621	6,333
Interest income	(242)	(173)	(194)
Other income	(633)	(406)	(327)
(Gain) loss on bargain purchase of business	(6,081)	—	—
Net income (loss)	$51,323	14,120	(11,711)

	December 31,
	2010	2009	2008
	(in thousands)
Consolidated Balance Sheet Data:
Working capital(1)	$13,888	33,941	27,875
Property, plant, and equipment, net	129,401	101,932	109,016
Total assets	256,264	184,541	186,204
Long term debt, including current portion	40,890	64,529	67,058
Total partners’ capital	148,469	88,466	82,906

	Year Ended December 31,
	2010	2009	2008
	(in thousands, except tons, per ton and number of employees information)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$73,705	20,967	53,786
Net cash used in investing activities	(38,610)	(17,518)	(20,270)
Net cash used in financing activities	(16,217)	(11,651)	(11,582)

Supplemental Operating Data:
Adjusted EBITDA(2)	$84,931	43,898	51,252
Tons sold	3,723	3,159	4,672
Tons produced	1,889	1,439	1,904
Revenue per ton sold(3)	$116.71	98.39	96.86
Number of employees	553	344	447
Capital expenditures	$16,580	17,519	20,975

(1)	Working capital is current assets less current liabilities.

(2)	EBITDA is defined as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA). EBITDA is not a recognized term under GAAP and is not an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations. Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges.
The following table reconciles IRP’s net income to EBITDA and to Adjusted EBITDA:

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Net income	$51,323	14,120	(11,711)
Net interest expense	5,585	4,448	6,139
Depreciation, depletion, and amortization	33,006	24,797	20,753
EBITDA	89,914	43,365	15,181
Gain on bargain purchase of business(a)	(6,081)	—	—
Administrative fee to general partner	2,348	1,333	1,335
Unrealized gain on derivative instrument(b)	(1,250)	(800)	1,760
Goodwill impairment	—	—	32,976
Adjusted EBITDA	$84,931	43,898	51,252

(a)	Results from January 2010 purchase of assets at a purchase price that was less than their relative fair value.

(b)	Arises from an interest rate swap entered into pursuant to IRP’s credit agreement.

(3)	Excludes commissions revenue and transportation, freight and quality adjustments.

RISK FACTORS

Investing in the common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement, you should carefully consider the risks described below before purchasing the common stock. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of the our common stock may decline, and you might lose part or all of your investment.

Risks Relating to our Common Stock

The market price of our common stock has been volatile and difficult to predict, and may continue to be volatile and difficult to predict in the future, and the value of your investment may decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. From January 1, 2010 through March 23, 2011, the trading price of our common stock on the Nasdaq Global Select Market has ranged from a low of $14.67 per share to a high of $26.84 per share (based on the closing sale prices for our common stock).

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, shareholders may initiate securities class action lawsuits if the market price of our common stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of our common stock.

The market price of our common stock after the IRP Acquisition may be affected by factors different from those affecting our shares currently.

Our businesses differ from those of IRP in important respects and, accordingly, the results of operations of the combined company and the market price of our shares of common stock following the IRP Acquisition may be affected by factors different from those currently affecting our independent results of operations. For a discussion of our businesses and the businesses of IRP and of certain factors to consider in connection with those businesses, see “Proposed Acquisition of International Resource Partners LP,” “Management’s Discussion and Analysis of JRCC” and “Management’s Discussion and Analysis of IRP.”

The IRP Acquisition may not be accretive to earnings and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

We currently anticipate that the IRP Acquisition will be accretive to our earnings per share in the first full year following the completion of the IRP Acquisition and thereafter. This expectation is based on preliminary estimates, which may materially change. We may encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the IRP Acquisition or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in our earnings per share or decrease or delay the expected accretive effect of the acquisition and contribute to a decrease in the price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently intend to continue our policy of retaining earnings to finance the growth of our business. As a result, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, covenants in our existing revolving credit facility, senior notes and convertible senior notes restrict, covenants in the Senior Notes being offered in the Concurrent Offerings will restrict, and covenants in the proposed new senior secured credit facilities may restrict, our ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. Because we do not anticipate paying cash dividends for the foreseeable future, holders of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Provisions of our articles of incorporation, bylaws and shareholder rights agreement could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions of our articles of incorporation and bylaws, as well as Virginia statutes, may have the effect of delaying, deferring or preventing a change in control. These provisions may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder’s best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

We have a shareholder rights agreement which, in certain circumstances, including a person or group acquiring, or the commencement of a tender or exchange offer that would result in a person or group acquiring, beneficial ownership of more than 20% of the outstanding shares of our common stock, would entitle each right holder, other than the person or group triggering the plan, to receive, upon exercise of the right, shares of our common stock having a then-current fair value equal to twice the exercise price of a right.

This shareholder rights agreement provides us with a defensive mechanism that decreases the risk that a hostile acquirer will attempt to take control of us without negotiating directly with our Board of Directors. The shareholder rights agreement may discourage acquirers from attempting to purchase us, which may adversely affect the price of our common stock.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds from this offering and the Concurrent Offerings of Senior Notes and Convertible Senior Notes to pay expenses incurred in connection with the IRP Acquisition and to pay the purchase price for the IRP Acquisition, if it is consummated, but we will retain discretion over the use of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Risks Related to Our Proposed Acquisition of International Resource Partners

The IRP Acquisition may not be consummated, and if consummated, we may fail to realize the growth prospects and cost savings anticipated as a result of the IRP Acquisition.

There are a number of risks and uncertainties relating to the IRP Acquisition. For example, the IRP Acquisition may not be consummated or may not be consummated in the timeframe or manner currently anticipated, as a result of several factors, including, among other things, the failure of one or more of the conditions to closing. There can be no assurance that the conditions to closing of the IRP Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the termination of the IRP Acquisition. Any delay in closing or a failure to close could have a negative impact on our business and stock price.

The success of the IRP Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from combining our businesses with those of IRP. We may never realize these business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures on the part of both us and IRP. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures. We might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities, including retaining current customers. If any of these factors limit our ability to integrate the operations successfully or on a timely basis, the expectations of future results of operations expected to result from the IRP Acquisition might not be met.

In addition, we and IRP have operated and, until the completion of the IRP Acquisition, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients, employees or other third parties or our ability to achieve the anticipated benefits of the IRP Acquisition and could harm our financial performance.

We will incur significant transaction and acquisition-related integration costs in connection with the IRP Acquisition.

We are currently developing a plan to integrate the operations of IRP after the completion of the IRP Acquisition. In connection with that plan, we anticipate that we will incur certain non-recurring charges, such as severance and billing system conversion costs, in connection with this integration. We cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. Further, we currently expect to incur significant transaction costs that will be charged as an expense in the period incurred. The significant transaction costs and acquisition-related integration costs could materially affect our results of operations in the period in which such charges are recorded. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

We and IRP will be subject to business uncertainties while the IRP Acquisition is pending that could adversely affect our and their businesses.

Uncertainty about the effect of the IRP Acquisition on employees and customers may have an adverse effect on us and IRP and, consequently, on the combined company. Although we and IRP intend to take actions to reduce any adverse effects, these uncertainties may impair our and their ability to attract, retain and motivate key personnel until the IRP Acquisition is completed and for a period of time thereafter. These uncertainties could cause customers, suppliers and others that deal with us and IRP to seek to change existing business relationships with the two companies. Employee retention could be reduced during the pendency of the IRP Acquisition, as employees may experience uncertainty about their future roles with the combined company. If, despite our and IRP’s retention efforts, key employees depart because of concerns relating to the uncertainty and difficulty of the integration process or a desire not to remain with the combined company, the combined company’s business could be harmed.

The IRP Acquisition is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the IRP Acquisition or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the IRP Acquisition.

To complete the IRP Acquisition, we and IRP need to obtain approvals or consents from, or make filings with, a number of United States federal and state antitrust and regulatory authorities, including, among others, the Federal Trade Commission and the Department of Justice.

While we and IRP each believe that we will receive the required statutory approvals and other clearances for the IRP Acquisition, there can be no assurance as to the receipt or timing of receipt of these approvals and clearances. If such approvals and clearances are received, they may impose terms (i) that do not satisfy the conditions set forth in the IRP Purchase Agreement, which could permit us or the sellers of IRP to terminate the Purchase Agreement or (ii) that could reasonably be expected to have a detrimental impact on the combined company following the completion of the IRP Acquisition. A substantial delay in obtaining the required authorizations, approvals or consents or the imposition of unfavorable terms, conditions or restrictions contained in such authorizations, approvals or consents could prevent the consummation of the IRP Acquisition or have an adverse effect on the anticipated benefits of the IRP Acquisition, thereby impacting the business, financial condition or results of operations of the combined company. See “Proposed Acquisition of International Resource Partners LP.”

The unaudited pro forma condensed consolidated financial information included in this prospectus supplement is presented for illustrative purposes only and does not represent the actual financial positions or results of operations of the combined company following the IRP Acquisition.

The unaudited pro forma condensed consolidated financial information contained in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent our or IRP’s actual financial position or results of operations prior to the IRP Acquisition or that of the combined company following the acquisition for several reasons. See the sections entitled “Summary—Summary Pro Forma Condensed Consolidated Financial Information” and “—Summary Historical Consolidated Financial Data.” Our and IRP’s actual financial positions and results of operations prior to the IRP Acquisition and that of the combined company following the IRP Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed consolidated financial information included in this prospectus supplement. In addition, the assumptions used in preparing the unaudited pro forma condensed consolidated financial information included in this prospectus supplement may not prove to be accurate and may be affected by other factors. Any significant changes in our share price may cause a significant change in the pro forma financial information.

Risks Related to the Coal Industry

Because the demand and pricing for coal is greatly influenced by consumption patterns of the domestic electricity generation industry, a reduction in the demand for coal by this industry would likely cause our revenues and profitability to decline significantly.

We derived 88% of our total revenues (contract and spot) in 2010 and 92% of our total revenues in 2009, from our electric utility customers. Fuel cost is a significant component of the cost associated with coal-fired power generation, with respect to not only the price of the coal, but also the costs associated with emissions control and credits (i.e., sulfur dioxide, nitrogen oxides, etc.), combustion by-product disposal (i.e., ash) and equipment operations and maintenance (i.e., materials handling facilities). All of these costs must be considered when choosing between coal generation and alternative methods, including natural gas, nuclear, hydroelectric and others.

Weather patterns also can greatly affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the lowest-cost sources of power generation when deciding which generation sources to dispatch. Accordingly, significant changes in weather patterns could reduce the demand for our coal.

Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. Downward economic pressures can cause decreased demands for power, by both residential and industrial customers.

Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would likely cause our profitability to decline.

Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes our customers to be more cost-sensitive, deregulation may have a negative effect on our profitability.

Changes in the export and import markets for coal products could affect the demand for our coal, our pricing and our profitability.

We compete in a worldwide market. The pricing and demand for our products is affected by a number of factors beyond our control. These factors include:

•	currency exchange rates;

•	growth of economic development;

•	price of alternative sources of electricity;

•	worldwide demand; and

•	ocean freight rates

Any decrease in the amount of coal exported from the United States, or any increase in the amount of coal imported into the United States, could have a material adverse impact on the demand for our coal, our pricing and our profitability.

Increased consolidation and competition in the U.S. coal industry may adversely affect our revenues and profitability.

During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. Consequently, many of our competitors in the domestic coal industry are major coal producers who have significantly greater financial resources than us. The intense competition among coal producers may impact our ability to retain or attract customers and may therefore adversely affect our future revenues and profitability.

Fluctuations in transportation costs and the availability and dependability of transportation could affect the demand for our coal and our ability to deliver coal to our customers.

Increases in transportation costs could have an adverse effect on demand for our coal. Customers choose coal supplies based, primarily, on the total delivered cost of coal. Any increase in transportation costs would cause an increase in the total delivered cost of coal. That could cause some of our customers to seek less expensive sources of coal or alternative fuels to satisfy their energy needs. In addition, significant decreases in transportation costs from other coal-producing regions, both domestic and international, could result in increased competition from coal producers in those regions. For instance, coal mines in the western United States could become more attractive as a source of coal to consumers in the eastern United States, if the costs of transporting coal from the West were significantly reduced.

Our Central Appalachia mines generally ship coal via rail systems. During 2010, we shipped in excess of 90% of our coal from our Central Appalachia mines via CSX. In the Midwest, we shipped in excess of 65%

of our produced coal by truck and the remainder via the rail system or by barge. We believe that our 2011 transportation modes will continue to be comparable to those used in 2010 except that, following the IRP Acquisition, we will depend on ocean vessels and barges more than we currently depend on such transportation modes. Our dependence upon railroads, third party trucking companies and, following the IRP Acquisition, ocean vessels and barges impacts our ability to deliver coal to our customers. Disruption of service due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased performance levels over longer periods of time could cause our customers to look elsewhere for their fuel needs, negatively affecting our revenues and profitability.

In past years, the major eastern railroads (CSX and Norfolk Southern) have experienced periods of increased overall rail traffic due to an expanding economy and shortages of both equipment and personnel. This increase in traffic could impact our ability to obtain the necessary rail cars to deliver coal to our customers and have an adverse impact on our financial results.

Shortages or increased costs of skilled labor in the coal regions that we operate may hamper our ability to achieve high labor productivity and competitive costs.

Coal mining continues to be a labor-intensive industry. In times of increased demand, many producers attempt to increase coal production, which historically has resulted in a competitive market for the limited supply of trained coal miners. In some cases, this market situation has caused compensation levels to increase, particularly for “skilled” positions such as electricians and mine foremen. To maintain current production levels, we may be forced to respond to increases in wages and other forms of compensation, and related recruiting efforts by our competitors. Any future shortage of skilled miners, or increases in our labor costs, could have an adverse impact on our labor productivity and costs and on our ability to expand production.

Government laws, regulations and other requirements relating to the protection of the environment, health and safety and other matters impose significant costs on us, and future requirements could limit our ability to produce coal.

We are subject to extensive federal, state and local regulations with respect to matters such as:

•	employee health and safety;

•	permitting and licensing requirements;

•	air quality standards;

•	water quality standards;

•	plant, wildlife and wetland protection;

•	blasting operations;

•	the management and disposal of hazardous and non-hazardous materials generated by mining operations;

•	the storage of petroleum products and other hazardous substances;

•	reclamation and restoration of properties after mining operations are completed;

•	discharge of materials into the environment, including air emissions and wastewater discharge;

•	surface subsidence from underground mining; and

•	the effects of mining operations on groundwater quality and availability.

Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations. We could incur substantial costs, including clean up costs, fines, civil or criminal sanctions and third party claims for personal injury or property damage as a result of violations of or liabilities under these laws and regulations.

The coal industry is also affected by significant legislation mandating specified benefits for retired miners. In addition, the utility industry, which is the most significant end user of coal, is subject to extensive regulation regarding the environmental impact of its power generating activities. Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal, thereby reducing demand for coal as a fuel source or the volume and price of our coal sales, or making coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

New legislation, regulations and orders adopted or implemented in the future (or changes in interpretations of existing laws and regulations) may materially adversely affect our mining operations, our cost structure and our customers’ operations or ability to use coal.

The majority of our coal supply agreements contain provisions that allow the purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in too great an increase in the cost of coal. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

The passage of legislation responsive to the Framework Convention on Global Climate Change or similar governmental initiatives could result in restrictions on coal use.

The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change, commonly known as the Kyoto Protocol, which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. In December 1997, the signatories to the convention established a potentially binding set of emissions targets for developed nations. Although the specific emissions targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. The U.S. Senate has not ratified the treaty commitments. The current administration could support the effort to ratify the treaty. With Russia’s ratification of the Kyoto Protocol in 2004, it became binding on all ratifying countries. The implementation of the Kyoto Protocol in the United States and other countries, and other emissions limits, such as those adopted by the European Union, could affect demand for coal inside and outside the United States. If the Kyoto Protocol or other comprehensive legislation or regulations focusing on greenhouse gas emissions is enacted by the United States, it could have the effect of restricting the use of coal. Other efforts to reduce emissions of greenhouse gases and federal initiatives to encourage the use of natural gas also may affect the use of coal as an energy source.

We are subject to the federal Clean Water Act and similar state laws which impose treatment, monitoring and reporting obligations.

The federal Clean Water Act and corresponding state laws affect coal mining operations by imposing restrictions on discharges into regulated waters. Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. New requirements under the Clean Water Act (such as the proposal discussed below in the risk factor “We must obtain governmental permits and approvals for mining operations, which can be a costly and time consuming process and result in restrictions on our operations”) and corresponding state laws could cause us to incur significant additional costs that adversely affect our operating results.

Regulations have expanded the definition of black lung disease and generally made it easier for claimants to assert and prosecute claims, which could increase our exposure to black lung benefit liabilities.

In January 2001, the United States Department of Labor amended the regulations implementing the federal black lung laws to give greater weight to the opinion of a claimant’s treating physician, expand the definition of black lung disease and limit the amount of medical evidence that can be submitted by claimants and respondents. The amendments also alter administrative procedures for the adjudication of claims, which, according to the Department of Labor, results in streamlined procedures that are less formal, less adversarial and easier for participants to understand. These and other changes to the federal black lung regulations could significantly increase our exposure to black lung benefits liabilities.

The Patient Protection and Affordable Care Act of 2010 (Act) was enacted into law on March 23, 2010 and included a black-lung provision that creates a rebuttable presumption that a miner with at least 15 years of service, with totally disabling pulmonary or respiratory lung impairment and negative radiographic chest x-ray evidence would be disabled due to pneumoconiosis and be eligible for black lung benefits. The new Act also makes it easier for widows of miners to become eligible for benefits. The enactment of this new legislation could significantly impact the Company’s future payments for black lung benefits.

In recent years, legislation on black lung reform has been introduced but not enacted in Congress and in the Kentucky legislature. It is possible that additional legislation will be reintroduced for consideration by Congress. If any of the proposals included in this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. Any such changes in black lung legislation, if approved, may adversely affect our business, financial condition and results of operations.

Extensive environmental laws and regulations affect the end-users of coal and could reduce the demand for coal as a fuel source and cause the volume of our sales to decline.

The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Compliance with such laws and regulations, which can take a variety of forms, may reduce demand for coal as a fuel source because they can require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards, which may lead these generators to switch to other fuels that generate less of these emissions and may also reduce future demand for the construction of coal-fired power plants.

The EPA has adopted more stringent National Ambient Air Quality Standards for nitrogen dioxide and sulfur dioxide, both of which are emitted from coal-fired combustion units. The EPA is considering whether to adopt a more stringent standard for ground-level ozone, to which emissions from coal combustion units can contribute. The demand for coal could be affected at electric generating facilities located in geographic areas that exceed the modified standards.

The U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. We supply coal to some of the currently-affected utilities, and it is possible that other of our customers will be sued. These lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could adversely impact their demand for our coal.

A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

The Clean Air Act also imposes standards on sources of hazardous air pollutants. These standards and future standards could have the effect of decreasing demand for coal. So-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, reducing the demand for coal.

As a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, 549 U.S. 497 (2007), finding that greenhouse gases fall within the Clean Air Act definition of “air pollutant,” the

EPA was required to determine whether emissions of greenhouse gases “endanger” public health or welfare. In December 2009, the EPA published its finding that current and projected concentrations of carbon dioxide and five other greenhouse gases in the atmosphere threaten the public’s health and welfare. This finding enables the EPA to proceed with a broad regulatory program for the control of greenhouse gas emissions, including carbon dioxide emissions. The EPA has recently completed several rulemaking actions indicating its intent to do so, including, among others, a final greenhouse gas reporting rule for certain major stationary source permitting programs, final regulations to control greenhouse gas emissions from light duty vehicles, and a final “tailoring” rule explaining how it would implement the Clean Air Act’s Title V and prevention of significant deterioration permitting programs with respect to greenhouse gas emissions from major stationary sources In recent legislative sessions, both houses of Congress have considered, but failed to enact, new legislation that could establish a national cap on, or other regulation of, carbon emissions and other greenhouse gases. Recent proposals include a cap and trade system that would require the purchase of emission permits, which could be traded on the open market. These and other proposals would make it more costly to operate coal-fired plants and could make coal a less attractive fuel for future power plants. Any new or proposed requirements adversely affecting the use of coal could adversely affect our operations and results.

In December 2009, approximately 190 countries participated in the United Nations Climate Change Conference in Copenhagen. The participants “took note” of a non-binding accord under which participating nations would report, by January 31, 2010, their commitments to reduce greenhouse gas emissions. Under this non-binding framework, the U.S. has committed to cut greenhouse gas emissions by 17% below 2005 levels by 2020, 42% below 2005 levels by 2030, and 83% below 2005 levels by 2050.

The permitting of new coal-fired power plants has also recently been contested by state regulators and environmental organizations based on concerns relating to greenhouse gas emissions. In addition, in September 2009, the United States Court of Appeals for the Second Circuit issued its decision in Connecticut v. AEP allowing plaintiffs’ claims that public utilities’ greenhouse gas emissions created a “public nuisance” to go to trial over defendants’ objections based upon political question, preemption and lack of standing. In December 2010, the U.S. Supreme Court granted certiorari review of this decision by the Second Circuit. The plaintiffs in this case are seeking various remedies, including injunctive relief. These cases expose other significant contributors to greenhouse gas emissions to similar litigation risk. The effect of these recent cases may be mitigated in the event Congress adopts greenhouse gas legislation and because the EPA has finalized the adoption of greenhouse gas emission standards. Nevertheless, increased efforts to control greenhouse gas emissions by state, federal, judicial or international authorities could result in reduced demand for coal.

The characteristics of coal may make it difficult for coal users to comply with various environmental standards related to coal combustion. As a result, they may switch to other fuels, which would affect the volume or price of our sales.

Coal contains impurities, including sulfur, nitrogen oxide, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal thereby reducing demand for coal as a fuel source, and the volume and price of our coal sales. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low sulfur coal or switch to other fuels. Each option has limitations. Lower sulfur coal may be more costly to purchase on an energy basis than higher sulfur coal depending on mining and transportation costs. The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines. Switching to other fuels may require expensive modification of existing plants.

In 2005, the EPA adopted federal rules intended to reduce the interstate transport of fine particulate matter and ozone through reductions in sulfur dioxides and nitrogen oxide emissions from certain sources throughout the eastern United States. The reductions were to be implemented in stages, some through a market-based cap-and-trade program. Such new regulations would likely require some power plants to install new equipment, at substantial cost, or discourage the use of certain coals containing higher levels of mercury. The particular rules introduced by the EPA in March 2005 were subsequently struck down by the U.S. Court of Appeals for the D.C. Circuit on July 11, 2008. On December 23, 2008, the U.S. Court of Appeals for the D.C. Circuit remanded consolidated cases to the EPA without vacatur of the Clean Air Interstate Rule in order that the EPA could remedy flaws in the Rule. In July 2010, the EPA issued a proposed Clean Air Transport Rule in response to the Court’s prior remand of the 2005 rule. The recently proposed rule calls for reductions of sulfur dioxides and nitrogen oxides that drift across state lines in phases beginning in 2012. New and proposed reductions in emissions of sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases may require the installation of additional costly control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels. These and other proposals would make it more costly to operate coal-fired plants and could make coal a less attractive fuel for future power plants.

We must obtain governmental permits and approvals for mining operations, which can be a costly and time consuming process and result in restrictions on our operations.

Numerous governmental permits and approvals are required for mining operations. Our operations are principally regulated under permits issued by state regulatory and enforcement agencies pursuant to the federal Surface Mining Control and Reclamation Act (SMCRA). Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. In addition, we often are required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration for or production of coal might have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations or to do so profitably.

Prior to placing excess fill material in valleys in connection with surface mining operations, coal mining companies are required to obtain a permit from the U.S. Army Corps of Engineers (Corps) under Section 404 of the Clean Water Act (404 Permit). Previously, this permit could be either a simplified Nationwide Permit #21 (NWP 21) or a more complicated individual permit. Litigation respecting the validity of the NWP 21 permit program has been ongoing for several years. Recently, the Corps announced its decision to suspend the use of NWP 21 in a six state Appalachian region, including Kentucky, where we operate. Litigation respecting the issuance of certain Section 404 permits has also been ongoing for several years, focusing primarily on whether the Corps’ decision to issue such permits conformed to the requirements of the Clean Water Act and/or the National Environmental Policy Act. The matters at issue in such litigation are such that a ruling for the plaintiffs could have an adverse impact on our planned surface mining operations.

In 2009, the EPA announced publicly that it will exercise its statutory right to more actively review Section 404 permitting actions by the Corps. In the third quarter of 2009, the EPA announced that it would further review 79 surface mining permit applications, including four of our permits. These 79 permits were identified as likely to impact water quality and therefore requiring additional review under the Clean Water Act. EPA oversight could further delay and/or restrict the issuance of such permits, either of which events could have an adverse impact on our planned mining operations. More recently, the EPA announced acceptable levels for the conductivity of water in streams receiving discharge from permitted coal mining sites in a six-state area of Central Appalachia, including Kentucky and West Virginia. If such levels of conductivity are permanently imposed, they could have a significant impact on our ability to secure Section 404 permits and have a material impact on our operations. The National Mining Association (NMA), on behalf of its member companies including coal producers such as ourselves, has filed suit against the EPA and the Corps contesting the legality of the enhanced review process and the imposition of such conductivity standard. Recently, the U.S. District Court for the District of Columbia, before which this suit was brought, issued its opinion denying the EPA’s motion to dismiss the case on grounds that there was no final agency action, that the case was not ripe for adjudication and that the NMA lacked standing. The court also denied the NMA’s motion for a preliminary injunction of EPA’s exercise of such oversight and the imposition of such standard. The states of West Virginia and Kentucky, and the coal associations in those states, have also filed suits contesting these actions by the EPA.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

The SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of underground mining. We accrue for the costs of current mine disturbance and of final mine closure, including the cost of treating mine water discharge where necessary. Under U.S. generally accepted accounting principles we are required to account for the costs related to the closure of mines and the reclamation of the land upon exhaustion of coal reserves. The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. At December 31, 2010, we had accrued $48.4 million, and IRP had accrued $29.3 million, related to estimated mine reclamation costs. The amounts recorded are dependent upon a number of variables, including the estimated future retirement costs, estimated proven reserves, assumptions involving profit margins, inflation rates, and the assumed credit-adjusted interest rates. Furthermore, these obligations are unfunded. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results could be adversely affected.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers could cause delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Operations

We have experienced operating losses and net losses in recent years and may experience losses in the future.

We experienced operating losses and net losses in each of the years ended December 31, 2008 and 2007. While we were profitable in the years ended December 31, 2010 and 2009, we must continue to carefully manage our business, including the balance of our long term and short term sales contracts and our production costs. Although we seek to balance our contract mix to achieve optimal revenues over the long term, the market price of coal is affected by many factors that are outside of our control. Our production costs have increased in recent years, and we expect higher costs to continue for the next several years. Additionally, certain of our long term contracts for sales of coal are priced substantially above current spot prices for coal. Our profitability in the future will be impacted by the price levels that we achieve on future long term contracts. Accordingly, we cannot assure you that we will be able to achieve profitability in the future.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

For 2010, we generated approximately 88% of our total revenues from several long term contracts and spot sales with electrical utilities, including 39% from South Carolina Public Service Authority, 32% from Georgia Power Company and 11% from Indianapolis Power and Light. At December 31, 2010, we had coal supply agreements with these customers that expire in 2011 to 2012. The execution of a substantial coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract.

Many of our coal supply agreements contain provisions that permit adjustment of the contract price upward or downward at specified times. Failure of the parties to agree on a price under those provisions may allow either party to either terminate the contract or reduce the coal to be delivered under the contract. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by the customer or us for the duration of specified events beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as:

•	British thermal units (Btu’s);

•	sulfur content;

•	ash content;

•	grindability; and

•	ash fusion temperature.

In some cases, failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. In addition, all of our contracts allow our customers to renegotiate or terminate their contracts in the event of changes in regulations or other governmental impositions affecting our industry that increase the cost of coal beyond specified limits. Further, we have been required in the past to purchase sulfur credits or make other pricing adjustments to comply with contractual requirements relating to the sulfur content of coal sold to our customers, and may be required to do so in the future.

The operating profits we realize from coal sold under supply agreements depend on a variety of factors. In addition, price adjustment and other provisions may increase our exposure to short term coal price volatility provided by those contracts. If a substantial portion of our coal supply agreements expire or are modified or terminated, we could be materially adversely affected to the extent that we are unable to find alternate buyers for our coal at the same level of profitability. As a result, we might not be able to replace existing long term coal supply agreements at the same prices or with similar profit margins when they expire or are modified or terminated

In addition, our ability to receive payment for coal sold and delivered under these contracts depends on the continued creditworthiness of our customers. The bankruptcy of any of our customers could materially and adversely affect our financial position.

Our operating results will be negatively impacted if we are unable to balance our mix of contract and spot sales.

We have implemented a sales plan that includes long term contracts (one year or greater) and spot sales/ short term contracts (less than one year). We have structured our sales plan based on the assumptions that demand will remain adequate to maintain current shipping levels and that any disruptions in the market will be relatively short-lived. If we are unable to maintain our planned balance of contract sales with spot sales, or our markets become depressed for an extended period of time, our volumes and margins could decrease, negatively affecting our operating results.

Our ability to operate our company effectively could be impaired if we lose senior executives or fail to employ needed additional personnel.

The loss of senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We might not continue to be able to employ key personnel, or to attract and retain qualified personnel in the future. Failure to retain senior executives or attract key personnel could have a material adverse effect on our operations and financial results.

Underground mining is subject to increased regulation, and may require us to incur additional cost.

Underground coal mining is subject to ever increasing federal and state regulatory control relating to mine safety and health and to ever increasing enforcement activities intended to compel compliance with such laws and regulations. Within the last few years the industry has seen enactment of the federal MINER Act and subsequent additional legislation and regulation imposing significant new safety initiatives and the Dodd-Frank Act imposing new mine safety information reporting requirements. Various states also have enacted their own new laws and regulations imposing additional requirements related to mine safety. These new laws and regulations have and will continue to cause us to incur substantial additional costs, which will adversely impact our operating performance.

The U.S. Department of Labor, Mine Safety and Health Administration (MSHA), periodically notifies certain coal mines that a potential pattern of violations may exist based upon an initial statistical screening of violation history and pattern criteria review by MSHA. In the past, certain of our mines have received notices that a potential pattern of violations might exist. Upon receipt of such a notification, we conduct a comprehensive review of the operation that received the notification and prepare and submit to MSHA a plan designed to enhance employee safety at the mine through better education, training, mining practices, and safety management. Following implementation of the plan, MSHA conducts a complete inspection of the mine and further evaluates the situation and then advises the operator whether a pattern of violation exists and whether further action will be taken. No pattern of violations has been found to exist at any of our mines that have received such a notification. The failure to remediate the situation resulting in a finding that a pattern of violation does exist at a mine could have a significant impact on our operations, including the permanent or temporary closure of our mines.

In 2010, a U.S. House of Representatives committee approved a mine safety bill which would give MSHA additional powers to temporarily close mines, mandate additional safety training and impose larger penalties on companies and their executives. A comparable bill introduced in the US Senate failed to receive the necessary votes for passage. If reintroduced and subsequently enacted, this or a similar bill could further increase our costs and impact operating performance.

The Dodd-Frank Act includes new requirements for reporting certain mine safety information on a Form 8-K, and for including additional mine safety disclosures in our periodic reports filed with the SEC. Under the Dodd-Frank Act, the SEC is authorized to issue rules and regulations regarding mine safety disclosures, and the SEC has issued proposed rules as of the date of this prospectus supplement. While the new rules are not yet in effect, such rulemaking by the SEC may cause us to incur additional costs in complying with the new reporting and disclosure requirements.

Unexpected increases in raw material costs could significantly impair our operating results.

Our coal mining operations use significant amounts of steel, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials, including the roof bolts required by the room and pillar method of mining. Recently and historically, petroleum prices and other commodity prices have been volatile. If the price of steel or other of these materials increase, our operational expenses will increase, which could have a significant negative impact on our cash flow and operating results.

Coal mining is subject to conditions or events beyond our control, which could cause our quarterly or annual results to deteriorate.

Our coal mining operations are conducted, in large part, in underground mines and, to a lesser extent, at surface mines. These mines are subject to conditions or events beyond our control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on our operating results. These conditions or events have included:

•	variations in thickness of the layer, or seam, of coal;

•	variations in geological conditions;

•	amounts of rock and other natural materials intruding into the coal seam;

•	equipment failures and unexpected major repairs;

•	unexpected maintenance problems;

•	unexpected departures of one or more of our contract miners;

•	fires and explosions from methane and other sources;

•	accidental minewater discharges or other environmental accidents;

•	other accidents or natural disasters; and

•	weather conditions.

Mining in Central Appalachia is complex due to geological characteristics of the region.

The geological characteristics of coal reserves in Central Appalachia, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other regions permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers’ ability to use coal produced by, operators in Central Appalachia, including us.

Our future success depends upon our ability to acquire or develop additional coal reserves that are economically recoverable.

Our recoverable reserves decline as we produce coal. Since we attempt, where practical, to mine our lowest-cost reserves first, we may not be able to mine all of our reserves at a similar cost as we do at our current operations. Our planned development and exploration projects might not result in significant additional reserves, and we might not have continuing success developing additional mines. For example, our construction of additional mining facilities necessary to exploit our reserves could be delayed or terminated due to various factors, including unforeseen geological conditions, weather delays or unanticipated development costs. Our ability to acquire additional coal reserves in the future also could be limited by restrictions under our existing or future debt facilities, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

In order to develop our reserves, we must receive various governmental permits. We have not yet applied for the permits required or developed the mines necessary to mine all of our reserves. In addition, we might not continue to receive the permits necessary for us to operate profitably in the future. We may not be able to negotiate new leases from the government or from private parties or obtain mining contracts for properties containing additional reserves or maintain our leasehold interests in properties on which mining operations are not commenced during the term of the lease.

Factors beyond our control could impact the amount and pricing of coal supplied by our independent contractors and other third parties.

In addition to coal we produce from our Company-operated mines, we have mines that typically are operated by independent contract mine operators, and we purchase coal from third parties for resale. For 2011, we anticipate less than 10% of our total production will come from mines operated by independent contract mine operators and from third party purchased coal sources. Operational difficulties, changes in demand for contract mine operators from our competitors and other factors beyond our control could affect the availability, pricing and quality of coal produced for us by independent contract mine operators. Disruptions in supply, increases in prices paid for coal produced by independent contract mine operators or purchased from third parties, or the availability of more lucrative direct sales opportunities for our purchased coal sources could increase our costs or lower our volumes, either of which could negatively affect our profitability.

We face significant uncertainty in estimating our recoverable coal reserves, and variations from those estimates could lead to decreased revenues and profitability.

Forecasts of our future performance are based on estimates of our recoverable coal reserves. Estimates of those reserves were initially based on studies conducted by Marshall Miller & Associates, Inc. in 2004 for our CAPP reserves and 2005 and 2006 for our Midwest reserves in accordance with industry-accepted standards which we have updated for current activity using similar methodologies. A number of sources of information were used to determine recoverable reserves estimates, including:

•	currently available geological, mining and property control data and maps;

•	our own operational experience and that of our consultants;

•	historical production from similar areas with similar conditions;

•	previously completed geological and reserve studies;

•	the assumed effects of regulations and taxes by governmental agencies; and

•	assumptions governing future prices and future operating costs.

Reserve estimates will change from time to time to reflect, among other factors:

•	mining activities;

•	new engineering and geological data;

•	acquisition or divestiture of reserve holdings; and

•	modification of mining plans or mining methods.

Therefore, actual coal tonnage recovered from identified reserve areas or properties, and costs associated with our mining operations, may vary from estimates. These variations could be material, and therefore could result in decreased profitability.

Our operations could be adversely affected if we are unable to obtain required surety bonds.

Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation and to satisfy other miscellaneous obligations. As of December 31, 2010, we had outstanding surety bonds with third parties for post-mining reclamation totaling $60.2 million. Furthermore, we have surety bonds for an additional $44.9 million in place for our federal and state workers’ compensation obligations and other miscellaneous obligations. Insurance companies have informed us, along with other participants in the coal industry, that they no longer will provide surety bonds for workers’ compensation and other post-employment benefits without collateral. We have satisfied our obligations under these statutes and regulations by providing letters of credit, cash collateral or other assurances of payment. However, letters of credit can be significantly more costly to us than surety bonds. The issuance of letters of credit under our existing revolving credit facility also reduces amounts that we can borrow under our existing revolving credit facility. If we are unable to secure surety bonds for these obligations in the future, and are forced to secure letters of credit indefinitely, our profitability may be negatively affected.

Our work force could become unionized in the future, which could adversely affect the stability of our production and reduce our profitability.

Our company owned mines are currently operated by union-free employees. However, our subsidiaries’ employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. Any unionization of our subsidiaries’ employees, or the employees of third-party contractors who mine coal for us, could adversely affect the stability of our production and reduce our profitability.

The current administration has indicated that it will support legislation that may make it easier for employees to unionize. Legislation has been proposed to the United States Congress to enact a law allowing our workers to choose union representation solely by signing election cards (“Card Check”), which would eliminate the use of secret ballots to elect union representation. While the impact is uncertain, if Card Check legislation is enacted into law, it will be administratively easier to unionize coal mines and may lead to more coal mines becoming unionized.

We have significant unfunded obligations for long term employee benefits for which we accrue based upon assumptions, which, if incorrect, could result in us being required to expend greater amounts than anticipated.

We are required by law to provide various long term employee benefits. We accrue amounts for these obligations based on the present value of expected future costs. We employed an independent actuary to complete estimates for our workers’ compensation and black lung (both state and federal) obligations. At December 31, 2010, the current and non-current portions of these obligations included $45.7 million for coal workers’ black lung benefits and $64.9 million for workers’ compensation benefits.

We use a valuation method under which the total present and future liabilities are booked based on actuarial studies. Our independent actuary updates these liability estimates annually. However, if our assumptions are incorrect, we could be required to expend greater amounts than anticipated. All of these obligations are unfunded. In addition, the federal government and the governments of the states in which we operate consider changes in workers’ compensation laws from time to time. Such changes, if enacted, could increase our benefit expenses and payments.

We may be unable to adequately provide funding for our pension plan obligations based on our current estimates of those obligations.

We provide benefits under a defined benefit pension plan that was frozen in 2007. As of December 31, 2010, we estimated that our obligation under the pension plan was underfunded by approximately $12.0 million. If future payments are insufficient to fund the pension plan adequately to cover our future pension obligations, we could incur cash expenditures and costs materially higher than anticipated. The pension obligation is calculated annually and is based on several assumptions, including then prevailing conditions, which may change from year to year. In any year, if our assumptions are inaccurate, we could be required to expend greater amounts than anticipated.

Substantially all of our assets are subject to security interests.

Substantially all of our cash, receivables, inventory and other assets are subject to various liens and security interests under our debt instruments. If one of these security interest holders becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to its security interest, and the collateral accordingly would be unavailable to us and our other creditors, except to the extent, if any, that other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which these foreclosure rights are exercised.

Increased leverage as a result of the Concurrent Offerings may harm our financial condition and results of operations.

As of December 31, 2010, our total long term debt was approximately $284.0 million (net of a $38.5 million discount and excluding intercompany indebtedness) and represented approximately 53% of our total capitalization as of that date. As of December 31, 2010, on a pro forma as adjusted basis after giving effect to this offering, our total long term debt would have been approximately $284.0 million (net of a $38.5 million discount and excluding intercompany indebtedness) and would have represented approximately 42% of our total capitalization as of that date. As of December 31, 2010, on a pro forma as adjusted basis after giving effect to this offering, the Concurrent Offerings and the Senior Notes Assumption, our total long term debt would have been approximately $668.7 million (net of $103.8 million of discounts and excluding intercompany indebtedness) and would have represented approximately 59% of our total capitalization as of that date. As of December 31, 2010, on a pro forma as adjusted basis after giving effect to this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities, our total long term debt would have been approximately $518.7 million (net of $103.8 million of discounts and excluding intercompany indebtedness) and would have represented approximately 54% of our total capitalization as of that date.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on our debt, this could cause us to be in default on our outstanding indebtedness. In addition, we may incur additional indebtedness in the future, and, as a result, the related risks that we now face, including those described above, could intensify. The indenture for the Convertible Senior Notes will not restrict our ability to incur additional indebtedness.

We may be unable to comply with restrictions imposed by the terms of our indebtedness, which could result in a default under these instruments.

Our debt instruments impose a number of restrictions on us, and our proposed new senior secured credit facilities may impose restrictions on us. A failure to comply with these restrictions could adversely affect our ability to borrow under our existing revolving credit facility (or potentially our proposed new senior secured credit facilities) or result in an event of default under our debt instruments. Our debt instruments contain financial and other covenants that create limitations on our ability to, among other things, utilize the full amount on our existing revolving credit facility for borrowings or to issue letters of credit or incur additional debt, and require us to maintain various financial ratios and comply with various other financial covenants. The minimum Adjusted EBITDA and Leverage Ratio covenants are only applicable if our unrestricted cash falls below $75 million and remain in effect until our unrestricted cash exceeds $75 million for 90 consecutive days (the “trigger event”). As of December 31, 2010, our unrestricted cash was $180.4 million. These most restrictive covenants include the following:

•	If we have a trigger event, our existing revolving credit facility requires that we achieve a minimum Adjusted EBITDA, which is defined in that agreement as “Consolidated EBITDA”. Adjusted EBITDA is measured at the end of each quarter for the preceding 12 months. If measured, the required minimum Adjusted EBITDA would be $105.0 million during 2011. In order to meet the twelve month Adjusted EBITDA target at December 31, 2010, we needed Adjusted EBITDA of $105.0 million in the year ended December 31, 2010. Our Adjusted EBITDA for the year ended December 31, 2010 was $156.6 million. The most directly comparable US GAAP financial measure is net income. For the year ended December 31 2010, we had net income of $78.2 million. Adjusted EBITDA is defined and reconciled to EBITDA and Net Loss under “Management’s Discussion and Analysis of JRCC— Reconciliation of Non-GAAP Measures.”

•	If we have a trigger event, our existing revolving credit facility requires that our Leverage Ratio (as defined in the existing revolving credit facility) not exceed a specified multiple at the end of each quarter. If measured, the Leverage Ratio would be permitted to be 0.63X to 0.60X during 2011. Our Leverage Ratio was 0.38X as of December 31, 2010.

•	Our existing revolving credit facility limits the Capital Expenditures (as defined in the existing revolving credit facility) that we may make or agree to make in any fiscal year. For 2010, we were limited to Capital Expenditures of $100.0 million and we made actual Capital Expenditures of $95.4 million. For 2011, we cannot make Capital Expenditures in excess of $119.6 which includes $4.6 million of unused Capital expenditures from 2010 that we are allowed to carry forward and use only in 2011 (where they shall be deemed to be spent last).

•	Additional detail regarding the terms of our existing revolving credit facility, including these covenants and the related definitions, can be found in our debt agreements, as amended, that have been filed as exhibits to our SEC filings.

•	In the event of a default, our lenders could terminate their commitments to us and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts or we might be forced to seek amendments to our debt agreements which could make the terms of these agreements more onerous for us and require the payment of amendment or waiver fees. Failure to comply with these restrictions, even if waived by our lenders, also could adversely affect our credit ratings, which could increase our costs of debt financings and impair our ability to obtain additional debt financing. While the lenders have, to date, waived any covenant violations and amended the covenants, there is no guarantee they will continue to do so if future violations occur.

Changes in our credit ratings could adversely affect our costs and expenses.

Any downgrade in our credit ratings could adversely affect our ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This, in turn, could affect our internal cost of capital estimates and therefore impact operational decisions.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

We conduct substantially all of our mining operations on properties that we lease. The loss of any lease could adversely affect our ability to mine the associated reserves. Because we generally do not obtain title insurance or otherwise verify title to our leased properties, our right to mine some of our reserves has been in the past, and may again in the future be, adversely affected if defects in title or boundaries exist. In order to obtain leases or rights to conduct our mining operations on property where these defects exist, we have had to, and may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases for properties containing additional reserves. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Inability to satisfy contractual obligations may adversely affect our profitability.

From time to time, we have disputes with our customers over the provisions of long term contracts relating to, among other things, coal quality, pricing, quantity and delays in delivery. In addition, we may not be able to produce sufficient amounts of coal to meet our commitments to our customers. Our inability to satisfy our contractual obligations could result in our need to purchase coal from third party sources to satisfy those obligations or may result in customers initiating claims against us. We may not be able to resolve all of these disputes in a satisfactory manner, which could result in substantial damages or otherwise harm our relationships with customers.

We may be unable to exploit opportunities to diversify our operations.

Our future business plan may consider opportunities other than underground and surface mining in eastern Kentucky and southern Indiana. We will consider opportunities to further increase the percentage of coal that comes from surface mines. We may also consider opportunities to expand both surface and underground mining activities in areas that are outside of eastern Kentucky and southern Indiana. We may also consider opportunities in other energy-related areas that are not prohibited by the Indenture governing our senior notes due 2012 or other financing agreements. If we undertake these diversification strategies and fail to execute them successfully, our financial condition and results of operations may be adversely affected.

There are risks associated with our acquisition strategy, including our inability to successfully complete acquisitions, our assumption of liabilities, dilution of your investment, significant costs and additional financing required.

We may explore opportunities to expand our operations through strategic acquisitions of other coal mining companies. Risks associated with our current and potential acquisitions, including the acquisition of IRP, include the disruption of our ongoing business, problems retaining the employees of the acquired business, assets acquired proving to be less valuable than expected, the potential assumption of unknown or unexpected liabilities, costs and problems, the inability of management to maintain uniform standards, controls, procedures and policies, the difficulty of managing a larger company, the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprises and the difficulty of integrating the acquired operations and personnel into our existing business.

We may choose to use shares of our common stock or other securities to finance a portion of the consideration for future acquisitions, either by issuing them to pay a portion of the purchase price or selling additional shares to investors to raise cash to pay a portion of the purchase price. If shares of our common stock do not maintain sufficient market value or potential acquisition candidates are unwilling to accept shares of our common stock as part of the consideration for the sale of their businesses, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition opportunity, and our growth could be limited. In addition, securities issued in such acquisitions may dilute the holdings of our current or future shareholders.

Our currently available cash may not be sufficient to finance any additional acquisitions.

We believe that our cash on hand, the availability under our existing revolving credit facility and cash generated from our operations will provide us with adequate liquidity through 2011. However, such funds may not provide sufficient cash to fund any future acquisitions. Accordingly, we may need to conduct additional debt or equity financings in order to fund any such additional acquisitions, unless we issue shares of our common stock as consideration for those acquisitions. If we are unable to obtain any such financings, we may be required to forego future acquisition opportunities

Our current reserve base in the Midwest is limited.

Our southern Indiana mining complex currently has rights to proven and probable reserves that we believe will be exhausted in approximately 14 years at 2010 levels of production, compared to our current Central Appalachia mining complexes, which have reserves that we believe will last an average of approximately 37 years at 2010 levels of production. We intend to increase our reserves in southern Indiana by acquiring rights to additional exploitable reserves that are either adjacent to or nearby our current reserves. If we are unable to successfully acquire such rights on acceptable terms, or if our exploration or acquisition activities indicate that such coal reserves or rights do not exist or are not available on acceptable terms, our production and revenues will decline as our reserves in that region are depleted. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines.

Surface mining is subject to increased regulation, and may require us to incur additional costs.

Surface mining is subject to numerous regulations related, among others, to blasting activities that can result in additional costs. For example, when blasting in close proximity to structures, additional costs are incurred in designing and implementing more complex blast delay regimens, conducting pre-blast surveys and blast monitoring, and the risk of potential blast-related damages increases. Since the nature of surface mining requires ongoing disturbance to the surface, environmental compliance costs can be significantly greater than with underground operations. In addition, the U.S. Army Corps of Engineers imposes stream mitigation requirements on surface mining operations. These regulations require that footage of stream loss be replaced through various mitigation processes, if any ephemeral, intermittent, or perennial streams are filled due to mining operations. In 2008, the U.S. Department of Interior’s Office of Surface Mining imposed regulatory requirements applicable to excess spoil placement, including the requirement that operators return as much spoil as possible to the excavation created by the mine. These regulations may cause us to incur significant additional costs, which could adversely impact our operating performance.

We are subject to various legal proceedings, which may have an adverse effect on our business.

We are party to a number of legal proceedings incidental to our normal business activities, including a large number of workers’ compensation claims. While we cannot predict the outcome of the proceedings, there is always the potential that the costs of defending litigation in an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position.

Our ability to use net operating loss carryforwards may be subject to limitation

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses is limited by prior changes in our ownership, and may be further limited by the issuance of common stock in this offering or in connection with the conversion of the existing convertible senior notes or the Convertible Senior Notes, or by the consummation of other transactions. As a result, as we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for us.

USE OF PROCEEDS

We expect to use the net proceeds of this offering, together with the net proceeds of the Senior Notes Offering, the net proceeds of the first $143.75 million of Convertible Senior Notes sold in the Convertible Senior Notes Offering and, if necessary, cash on hand, to pay the purchase price and other costs and expenses related to the IRP Acquisition, and to repurchase the existing senior notes that are validly tendered and not validly withdrawn pursuant to the tender offer, and any remaining net proceeds for general corporate purposes, which may include acquiring or investing in businesses or other assets or repayment of outstanding debt (including the redemption or repurchase of existing senior notes). Although we periodically engage in discussions with respect to acquisitions of, or investments in, other businesses, we are not currently a party to any agreement or commitment, other than the IRP Purchase Agreement, and we have no understandings with respect to any such transactions other than the IRP Acquisition. The following table shows the sources and uses of funds related to this offering, the Concurrent Offerings, the IRP Acquisition and the tender offer. In the event that the IRP Acquisition or the tender offer is not consummated, the remaining net proceeds of this offering will be used by JRCC for general corporate purposes.

Sources		Uses
(in millions)		(in millions)
Common Stock offered hereby	$156.3	Purchase Price for IRP and other costs and expenses(3)	$479.5
Convertible Senior Notes in Concurrent Offering(1)	200.0	Offering fees and expenses	19.4
Senior Notes in Concurrent Offering(2)	250.0	Tender offer(4)	152.3
Cash on hand	44.9
Total sources	$651.2	Total uses	$651.2

(1)	Consists of $200.0 million aggregate principal amount of Convertible Senior Notes being offered in a Concurrent Offering. Assumes that the Convertible Senior Notes are offered at a price of 100% of their face value, resulting in $200.0 million of gross proceeds.

(2)	Consists of $250.0 million aggregate principal amount of Senior Notes being offered in a Concurrent Offering. Assumes that the Senior Notes are offered at a price of 100% of their face value, resulting in $250.0 million of gross proceeds.

(3)	Includes an estimated working capital adjustment pursuant to the IRP Purchase Agreement. If we increase the size of the Senior Notes Offering, cash on hand used to effect the IRP Acquisition and the tender offer will be reduced.

(4)	Assumes all existing senior notes are tendered with consents on or prior to the consent deadline of April 4, 2011.

For additional information about our proposed acquisition of IRP, including a description of IRP’s business, see “Proposed Acquisition of International Resource Partners LP.”

Pending the application of the net proceeds we receive from this offering, we intend to invest such proceeds in investment-grade, interest-bearing securities.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

Market Price of Common Stock

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “JRCC.” The following table sets forth, for the periods indicated, the high and low closing sale prices for our common stock as reported on the Nasdaq Global Select Market.

	High	Low
Year ended December 31, 2008
First Quarter	$19.65	$8.57
Second Quarter	62.14	17.22
Third Quarter	58.79	20.34
Fourth Quarter	21.25	5.09
Year ended December 31, 2009
First Quarter	$18.30	$9.09
Second Quarter	24.11	12,62
Third Quarter	21.15	13.50
Fourth Quarter	22.31	17.20
Year ended December 31, 2010
First Quarter	$22.18	$15.17
Second Quarter	19.39	14.67
Third Quarter	19.38	15.28
Fourth Quarter	25.33	16.00
Year ended December 31, 2011
First Quarter (through March 23, 2011)	$26.84	$19.89

The last reported sale price of our common stock on the Nasdaq Global Select Market on March 23, 2011 was $24.26 per share. As of March 23, 2011, there were approximately 138 holders of record of our common stock.

Dividend policy

We did not pay any cash dividends on our common stock during the years ended December 31, 2010, 2009 and 2008. We do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon such factors as earnings, capital requirements, our financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. The payment of cash dividends is also currently prohibited by our credit facilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2010:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of common stock offered by us in this offering, after deducting the estimated selling discounts and estimated offering expenses;

•	on an as adjusted basis to give effect to the sale of common stock offered by us in this offering, the Concurrent Offerings and the Senior Notes Assumption, after deducting the estimated selling discounts and estimated offering expenses; and

•	on an as adjusted basis to give effect to the sale of common stock offered by us in this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities, after deducting the estimated selling discounts and estimated offering expenses, as described in “Use of Proceeds.”

We have not received any commitments with respect to the proposed new senior secured credit facilities and there can be no assurance that we will enter into the proposed new senior secured credit facilities at the time or on the terms contemplated by this prospectus supplement, or at all.

You should read this table in conjunction with our consolidated financial statements and the notes related to those financial statements included in this prospectus supplement.

	As of December 31, 2010
	Actual	As Adjusted for this Offering	As Adjusted for this Offering, Concurrent Offerings and Senior Notes Assumption	As Adjusted for this Offering, Concurrent Offerings, Senior Notes Assumption, IRP Acquisition, Tender Offer and Proposed New Senior Secured Credit Facilities(1)
	(in thousands)
Cash and cash equivalents	$180,376	328,837	767,212	135,459
Long term debt obligations (including current maturities)
9.375% Senior Notes due 2012	150,000	150,000	150,000	—
Convertible Senior Notes due 2015, net of discount	134,022	134,022	134,022	134,022
Existing Revolving Credit Facility(1)	—	—	—	—
Proposed New Senior Secured Credit Facilities(1)(2)	—	—	—	—
Senior Notes due 2019	—	—	250,000	250,000
Convertible Senior Notes due 2018, net of discount	—	—	134,700	134,700
Total debt (including current maturities)	284,022	284,022	668,722	518,722
Shareholders’ equity
Common stock, par value $.01 per share	278	345	345	345
Paid-in capital	324,705	473,099	536,440	536,440
Accumulated deficit	(58,593)	(58,593)	(58,593)	(69,219)
Accumulated other comprehensive loss	(19,007)	(19,007)	(19,007)	(19,007)
Total shareholders’ equity	247,383	395,844	459,185	448,559
Total capitalization	$531,405	679,866	1,127,907	967,281

(1)	As of December 31, 2010, the Company does not have any borrowings outstanding under its existing revolving credit facility and the pro forma presentation assumes no borrowing under the proposed new senior secured credit facilities. The availability of our existing revolving credit facility and the proposed new senior secured credit facilities would be reduced on a dollar-for-dollar basis by our historical and pro forma outstanding letters of credits of $58.8 million and $76.8 million, respectively, as of December 31, 2010.

(2)	We are actively pursuing entry into the proposed new senior secured credit facilities. However, there can be no assurance that we will be able to do so on acceptable terms or at all. Our entry into the proposed new senior secured credit facilities is contingent upon, among other things, consummation of the IRP Acquisition.

PROPOSED ACQUISITION OF INTERNATIONAL RESOURCE PARTNERS LP

General

On March 6, 2011, we signed the IRP Purchase Agreement to purchase IRP and its subsidiary companies for $475.0 million, subject to working capital adjustments and other adjustments, in an all-cash transaction. The IRP Acquisition will increase our offerings of metallurgical coal, provide us with greater access to the international seaborne coal market and provide us with a brokering and trading operation. We will use the proceeds from this offering, together with the proceeds of the Concurrent Offerings, to pay the purchase price and other costs and expenses related to the IRP Acquisition.

IRP Business

Overview

IRP is a fully integrated coal company focused on producing and marketing high quality metallurgical and steam coal in Central Appalachia. IRP produces and sells various grades of metallurgical and steam coal from underground and surface mining operations in southern West Virginia and eastern Kentucky. Sales and marketing efforts include both the internal and third-party coal production to customers domestically and internationally. IRP’s customer base consists of domestic steel and coke producers, international steel producers and domestic electric utilities. IRP sells and markets coal to ten countries worldwide. Unlike many independent producers, IRP controls all assets in the value chain including production, logistic and marketing assets.

IRP currently operates nine mines, including five underground mines and four surface mines. For the year ended December 31, 2010, IRP produced approximately 1.9 million tons of coal, including 1.2 million tons of metallurgical coal and 0.7 million tons of steam coal. Total 2010 shipments, including coal purchased by L&K for blending purposes, were 3.7 million tons. These tons included 2.6 million tons of metallurgical coal and 1.1 million tons of steam coal. IRP generated revenues of $490.3 million, net income of $51.3 million and Adjusted EBITDA of $84.9 million in 2010.

Mining Operations

As of December 31, 2010, IRP owned two mining operations located in West Virginia and Kentucky.

West Virginia Operations. As of December 31, 2010, IRP operated one central mining operation located in West Virginia consisting of five active underground mines, all of which are company operated. In addition, IRP operated one company-operated surface mine. For the year ended December 31, 2010, IRP produced 1.4 million tons from these operations. Operations in West Virginia are principally focused on the production and development of metallurgical coal mines. The West Virginia assets are integral to the sales and marketing efforts which focus on the delivery of premium metallurgical products to domestic and international customers. Central access exists to both the CSX and Norfolk Southern Railroads.

Kentucky Operations. As of December 31, 2010, IRP operated one central mining operation located in Kentucky consisting of three active company-operated surface mines and two contractor-operated highwall miners as well as a 750 ton per hour preparation plant. For the year ended December 31, 2010, IRP produced 0.5 million tons from these operations. Operations in Kentucky are principally focused on the production and development of steam coal mines. Central access exists to the CSX Railroad.

Reserves and Resources

IRP’s coal reserves and resources are located in West Virginia and Kentucky. As of December 31, 2010, IRP controlled approximately 136 million tons of coal reserves and resources, consisting of approximately 61 million tons of metallurgical coal and an estimated 75 million tons of steam coal. IRP has a substantial portion of its coal reserves and resources leased from various third-party landowners.

Distribution and Transportation

IRP depends upon rail, barge, trucking and other systems to deliver coal to markets. In 2010, IRP’s produced coal was transported from the mines and to the customer primarily by rail, with the main rail carriers being CSX Transportation and Norfolk Southern Railway Company. The majority of IRP’s sales volume is shipped by rail, but a portion of production is shipped by barge and truck.

IRP has access to one Norfolk Southern unit train rail loadout facility in West Virginia, two CSX unit train rail loadout facilities in West Virginia and Kentucky and one CSX rail loadout facility in West Virginia. IRP also maintains a long term relationship with storage and transportation companies to ship coal via the Big Sandy River in eastern Kentucky.

Marketing and Sales

IRP’s marketing and sales force, L&K, is responsible for marketing the coal produced at IRP’s West Virginia and Kentucky operations and also is actively involved in the purchase and resale of coal mined by others, a portion of which is blended with coal produced from IRP’s mines. L&K has coal supply commitments with a wide range of electric utilities, steel manufacturers, industrial customers and energy traders and brokers. L&K’s marketing efforts are centered on customer needs and requirements. By blending coal of both steam and metallurgical grades to provide specific qualities of heat content, sulfur and ash, and other characteristics relevant to customers, L&K is able to serve a more diverse customer base than by offering only its own coal produced. This supply diversity allows L&K to adjust to changing market conditions and provides greater sales opportunities for its internally produced coal. Many of L&K’s larger customers are well-established public utilities and steel manufacturers who have been customers for decades.

The primary customers for IRP’s metallurgical coal are steel and coal producers, and the steam coal is sold primarily to domestic utilities, industrial customers and energy traders and brokers. For the year ended December 31, 2010, L&K sold 3.7 million tons of coal, consisting of 1.9 million tons produced and processed and 1.8 million tons of purchased coal that was processed for resale.

For the year ended December 31, 2010, L&K sold coal to over 30 different customers located in ten countries. All of L&K’s sales are made in U.S. dollars, which reduces foreign currency risk.

For 2011, L&K has approximately 2.4 million tons of metallurgical coal and 1.3 million tons of steam coal contracted to be sold at an average selling price of $152.46 per ton and $75.86 per ton, respectively. L&K also has approximately 500,000 tons of metallurgical coal committed but not priced for 2011. For 2012, L&K has approximately 0.2 million tons of metallurgical coal and 0.6 million tons of steam coal contracted to be sold at an average selling price of $191.71 per ton and $69.55 per ton, respectively.

Purchase Agreement

On March 6, 2011, we entered into the IRP Purchase Agreement with all of the owners of IRP (collectively, the “Sellers”) and International Resource Partners GP LLC, as Agent, to purchase IRP and its subsidiary companies for $475.0 million, subject to working capital adjustments and other adjustments, in an all-cash transaction. Unless we and the Sellers agree otherwise, we will complete the IRP Acquisition on the date that is the third business day after all of the conditions to completion of the IRP Acquisition contained in the IRP Purchase Agreement are satisfied or waived; provided that, if we are in compliance with our obligations to use commercially reasonable efforts to obtain the financing necessary to consummate the IRP Acquisition but have not consummated such financing, then the closing date may be extended beyond the time when all conditions have been satisfied or waived but only up to and including September 1, 2011.

Upon the consummation of the IRP Acquisition, we will pay the Sellers, in accordance with the terms of the Purchase Agreement, a purchase price of $475.0 million, plus the cash of IRP and its subsidiary companies, in the aggregate, on the closing date of the IRP Acquisition as reflected on the consolidate balance sheet of IRP, and subject to certain working capital adjustments and other adjustments as provided in the IRP Purchase Agreement. A portion of the purchase price will be placed in an escrow account to be used to satisfy certain rights to indemnification and other payments as provided in the IRP Purchase Agreement. IRP will be required to repay its long term indebtedness at or prior to the closing of the IRP Acquisition.

Our board of directors and the limited and general partners of IRP have approved the IRP Acquisition and the IRP Purchase Agreement. Neither the IRP Purchase Agreement nor the IRP Acquisition is subject to the approval of our shareholders.

The completion of the IRP Acquisition is subject to various customary conditions, including, among others (i) receipt of all material governmental approvals, (ii) clearance under the HSR Act, (iii) no condition shall have occurred and be continuing since January 31, 2011 that resulted in a material adverse effect (as defined in the IRP Purchase Agreement) with respect to IRP and its subsidiaries, (iv) compliance by the Sellers with the covenants related to their permits, (v) the repayment of all indebtedness of IRP and its subsidiaries at or prior to closing, (vi) the redemption of certain units of IRP and the payment of certain contingency obligations by the Sellers, (vii) the completion of all “housekeeping matters” by IRP and its subsidiaries identified in the Modified Phase I Environmental Site Assessment Report for Mine Operations Associated with International Resource Partners West Virginia and Kentucky Operations February 2011, (viii) the termination of the shared services agreement between International Resources Holdings II LLC and International Industries, Inc., (ix) no listing of the Company on the Applicant Violator System maintained by the Office of Surface Mining of the United States Department of the Interior or any counterparty system maintained by the State of West Virginia or the Commonwealth of Kentucky or blocking of the Company from obtaining any mining permits, (x) the replacement or release of any guarantees or bonds of the Sellers related to the operations of IRP and its subsidiaries, (xi) no law or governmental order shall be in effect which restrains, prohibits or declares illegal the consummation of the transactions contemplated by the IRP Purchase Agreement and no governmental authority of competent jurisdiction shall have instituted or threatened a proceeding seeking to impose any such restraint or prohibition which would have a material adverse effect, (xii) the performance and compliance in all material respects by the Company and the Sellers with all of their respective agreements and obligations required by the IRP Purchase Agreement to be so performed or complied with by them at or prior to the closing, (xiii) the delivery of closing documents by the Company and Sellers, and (xiv) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and the Sellers, respectively.

The IRP Purchase Agreement contains (i) customary representations and warranties of the Company, IRP and the Sellers; (ii) covenants of the Sellers to, among other things (a) conduct the business of IRP and each of its subsidiaries in the ordinary course, (b) use commercially reasonable efforts to preserve intact the current business organization of IRP and each of its subsidiaries, (c) keep available the services of the current officers, employees and agents of IRP and each of its subsidiaries, (d) maintain relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with IRP and each of its subsidiaries, (e) maintain and renew, if necessary, all insurance policies of IRP and its subsidiaries, (f) not solicit proposals relating to or enter into discussions concerning any proposals for alternative business combination transactions, (g) redeem certain units of IRP and pay certain contingency obligations by the Sellers, (h) provide reasonable access to information related to IRP and (i) use reasonable best efforts to cooperate with the Company to complete the financing for the IRP Acquisition; (iii) covenants of the Sellers and the Company with respect to, among other things, (a) obtaining all required approvals and consents, including HSR Act approval, (b) cooperation on replacing the bonds and guarantees of the Sellers related to the operations of IRP and its subsidiaries and transferring mining and other permits of IRP and each of its subsidiaries and (c) cooperation with respect to certain tax matters; and (iv) covenants of the Company with respect to, among other things (a) using its reasonable best efforts to obtain the financing for the transaction and (b) certain employee plans and matters.

The IRP Purchase Agreement contains certain termination rights for each of the Company and the Sellers, including the failure of the parties to close the IRP Acquisition by September 1, 2011.

The foregoing summary of the IRP Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the IRP Purchase Agreement, which we filed with the SEC on March 7, 2011 as Exhibit 2.1 to a Current Report on Form 8-K.

We urge you to read the full text of the IRP Purchase Agreement because it is the legal document that governs the IRP Acquisition. The IRP Purchase Agreement has been included therein to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, IRP, the Sellers or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the IRP Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the IRP Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the IRP Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, IRP, the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the IRP Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. We will provide additional disclosure in our public reports to the extent that we are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the IRP Purchase Agreement and will update such disclosure as required by federal securities laws. The representations and warranties in the IRP Purchase Agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in our reports, statements and filings publicly filed with the SEC. Such information can be found elsewhere in this prospectus supplement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial information of the Company and IRP included in this prospectus supplement and has been prepared to reflect the following:

•	the pro forma results of the Company to give effect to the sale of common stock offered by us in this offering, after deducting the estimated selling discounts and estimated offering expenses;

•	the pro forma results of the Company to give effect to the sale of common stock offered by us in this offering and the sale of Senior Notes and Convertible Senior Notes in the Concurrent Offerings, after deducting the estimated selling discounts and estimated offering expenses, and the Senior Notes Assumption; and

•	the pro forma results of the Company to give effect to the sale of common stock offered by us in this offering and the sale of Senior Notes and Convertible Senior Notes in the Concurrent Offerings, after deducting the estimated selling discounts and estimated offering expenses, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities, in each case as described in “Use of Proceeds.”

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 is presented as if this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and our entry into the proposed new senior secured credit facilities had occurred on that date. The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2010 was prepared assuming that the IRP Acquisition and related financing transactions occurred on January 1, 2010. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the IRP Acquisition and the related financing transactions, (2) factually supportable and (3) with respect to the income statements, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company and IRP, which are included in this prospectus supplement.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had IRP been acquired by the Company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of this unaudited pro forma condensed consolidated financial information, the estimated IRP Acquisition price has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based on limited information presently available to the Company to estimate fair values. The IRP Acquisition consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the IRP Acquisition. Any excess of the purchase price over the fair value of IRP’s net assets acquired will be recorded as goodwill. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the IRP Acquisition and are required to make a definitive allocation. The actual amounts recorded at the completion of the IRP Acquisition may differ materially from the information presented in the accompanying unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations.

Certain amounts in the historical consolidated IRP financial statements have been reclassified to conform to the Company’s financial statement presentation. Management expects that there could be additional reclassifications following the IRP Acquisition. Additionally, management will continue to assess IRP’s accounting policies for any additional adjustments that may be required to conform IRP’s accounting policies to those of the Company.

JAMES RIVER COAL COMPANY
PRO FORMA FINANCIAL STATEMENTS
DECEMBER 31, 2010
(in thousands)
(Unaudited)

BALANCE SHEET

	Historical JRCC	Adjustments for this Offering		As Adjusted for this Offering	Adjustments for Concurrent Offerings and Senior Notes Assumption		As Adjusted for this Offering, Concurrent Offerings and Senior Notes Assumption	Historical IRP(c)	Pro Forma Acquisition and Tender Offer Adjustments		As Adjusted for this Offering, Concurrent Offerings, Senior Notes Assumption, IRP Acquisition, Tender Offer and Proposed New Senior Secured Credit Facilities
Cash and cash equivalents	$180,376	148,461	(a)	328,837	438,375	(b)	767,212	44,102	(675,855	)(d)	135,459
Trade receivables	59,970	—		59,970	—		59,970	36,155	—		96,125
Coal inventories	23,305	—		23,305	—		23,305	15,788	—		39,093
Materials and supplies inventories	13,690	—		13,690	—		13,690	3,900	—		17,590
Total inventories	36,995	—		36,995	—		36,995	19,688	—		56,683
Other current assets	12,030	—		12,030	—		12,030	3,111	—		15,141
Total current assets	289,371	148,461		437,832	438,375		876,207	103,056	(675,855)		303,408
Property, plant and equipment, net	385,652	—		385,652	—		385,652	129,401	160,967	(e)	676,020
Other intangibles	—	—		—	—		—	5,456	—		5,456
Goodwill	26,492	—		26,492	—		26,492	12,085	160,967	(e)	199,544
Restricted cash and short term investments	23,500	—		23,500	—		23,500	—	—		23,500
Other long term assets	59,554	—		59,554	9,666	(b)	69,220	6,266	3,936	(f)	79,422
Total assets	$784,569	148,461		933,030	448,041		1,381,071	256,264	(349,985)		1,287,350

JAMES RIVER COAL COMPANY
PRO FORMA FINANCIAL STATEMENTS
DECEMBER 31, 2010
(in thousands)
(Unaudited)

BALANCE SHEET

	Historical JRCC	Adjustments for this Offering		As Adjusted for this Offering	Adjustments for Concurrent Offerings and Senior Notes Assumption		As Adjusted for this Offering, Concurrent Offerings and Senior Notes Assumption	Historical IRP(c)	Pro Forma Acquisition and Tender Offer Adjustments		As Adjusted for this Offering, Concurrent Offerings, Senior Notes Assumption, IRP Acquisition, Tender Offer and Proposed New Senior Secured Credit Facilities
Current portion of long term debt (g)	$—	—		—	—		—	40,106	(40,106	)(d)	—
Accounts payable	57,300	—		57,300	—		57,300	25,234	—		82,534
Other current liabilities	40,446	—		40,446	—		40,446	23,827	—		64,273
Total current liabilities	97,746	—		97,746	—		97,746	89,167	(40,106)		146,807
Long term debt, less current maturities (g)	284,022	—		284,022	384,700	(b)	668,722	784	(150,784	)(d)	518,722
Noncurrent portion of workers’ compensation benefits	55,944	—		55,944	—		55,944	—	—		55,944
Noncurrent portion of black lung benefits	43,443	—		43,443	—		43,443	—	—		43,443
Pension obligations	11,968	—		11,968	—		11,968	—	—		11,968
Asset retirement obligations	43,398	—		43,398	—		43,398	17,844	—		61,242
Other long term liabilities	665	—		665	—		665	—	—		665
Total other liabilities	155,418	—		155,418	—		155,418	17,844	—		173,262
Total liabilities	537,186	—		537,186	384,700		921,886	107,795	(190,890)		838,791
Total shareholders’ equity	247,383	148,461	(a)	395,844	63,341	(b)	459,185	148,469	(159,095	)(f)	448,559
Total liabilities and shareholders’ equity	$784,569	148,461		933,030	448,041		1,381,071	256,264	(349,985)		1,287,350

JAMES RIVER COAL COMPANY
PRO FORMA FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2010
(in thousands, except per share data)
(Unaudited)

INCOME STATEMENT

	Historical JRCC	Adjustments for this Offering		As Adjusted for this Offering	Adjustments for Concurrent Offerings and Senior Notes Assumption	As Adjusted for this Offering, Concurrent Offerings and Senior Notes Assumption	Historical IRP(c)	Pro Forma Acquisition and Tender Offer Adjustments(n)		As Adjusted for this Offering, Concurrent Offerings, Senior Notes Assumption, IRP Acquisition, Tender Offer and Proposed New Senior Secured Credit Facilities
Revenues	$701,116	—		701,116	—	701,116	490,336	—		1,191,452
Cost of coal sold	514,515	—		514,515	—	514,515	388,241	—		902,756
Depreciation, depletion and amortization	64,368	—		64,368	—	64,368	33,006	16,097	(j)	113,471
Gross profit	122,233	—		122,233	—	122,233	69,089	(16,097)		175,225
Sales, general and administrative expenses	38,347	—		38,347	—	38,347	20,388	(1,801	)(k)	56,934
Other	—	—		—	—	—	(243)	—		(243)
Operating income (loss)	83,886	—		83,886	—	83,886	48,944	(14,296)		118,534
Interest expense	29,943	—		29,943	34,279 (i)	64,222	5,827	(20,380	)(l)	49,669
Interest income	(683)	—		(683)	—	(683)	(242)	—		(925)
Miscellaneous expense (income), net	27	—		27	—	27	(7,964)	7,330	(l)	(607)
Total other expense (income)	29,287	—		29,287	34,279	63,566	(2,379)	(13,050)		48,137
Income before income taxes	54,599	—		54,599	(34,279)	20,320	51,323	(1,246)		70,397
Income tax (benefit) expense	(23,566)	—		(23,566)	(8,570)	(32,136)	—	12,519	(m)	(19,617)
Net income	$78,165	—		78,165	(25,709)	52,456	51,323	(13,765)		90,0l4
Additional shares of common stock issued	—	6,650	(h)	6,650	—	6,650	—	—		6,650
Earnings Per Share
Basic	$2.82			2.27		1.53				2.62
Dilutive	2.82			2.27		1.52				2.62

Basis of Presentation

On March 6, 2011, the Company entered into the IRP Purchase Agreement to purchase all of the general and limited partnership interests of IRP and its subsidiary companies. The Company has entered and will enter into certain agreements to finance the IRP Acquisition.

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma consolidated financial position and results of operations of the Company based upon the historical financial statements of the Company and IRP, after giving effect to the IRP Acquisition adjustments and the related financing transactions as described in these notes, and are intended to reflect the pro forma impact of this offering, the Concurrent Offerings, the Senior Notes Assumption, the IRP Acquisition, the tender offer and the proposed new senior secured credit facilities. Certain amounts in IRP’s historical financial statements have been reclassified to conform to the Company’s presentation.

The IRP Acquisition was accounted for in these unaudited pro forma condensed consolidated financial statements using the acquisition method of accounting, whereby the total cost of the IRP Acquisition is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma condensed consolidated balance sheet is based on management of the Company’s limited and preliminary information related to valuation estimates. Such allocations will be finalized based on additional valuation and other studies. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma condensed consolidated financial information are preliminary and are subject to revisions, which may be material, after the closing of the IRP Acquisition.

The pro forma information assumes no borrowings under the $375.0 million bridge loan commitment. The bridge loan commitment is available to the Company to finance the IRP Acquisition, but the commitment amount is reduced on a dollar-for-dollar basis by the aggregate principal amount or issuance price of the common stock offered in this offering and the Senior Notes and Convertible Senior Notes being offered in the Concurrent Offerings. Any amount borrowed under the bridge loan commitment would be subject to a maximum interest rate of 12.5% per annum, subject to an increase of 1.0% per annum if, at any time, the bridge loan, the Senior Notes or the Convertible Senior Notes do not maintain certain credit ratings. Any amounts borrowed under the bridge loan commitment would convert to permanent financing with a seven year maturity from the conversion date if not repaid within one year of the closing of the IRP Acquisition.

Pro Forma Adjustments

Balance Sheet

(a)	Reflects the issuance of 6.65 million shares of common stock at a price of $23.50 per share, net of estimated offering costs.

(b)	Reflects the impact of the issuance of $250.0 million of Senior Notes and $200.0 million of Convertible Senior Notes, net of estimated offering costs. The Convertible Senior Notes are shown net of a $65.3 million discount related to the estimated allocation of a portion of the proceeds to the equity component of the Convertible Senior Notes. The Senior Notes will be issued by James River Escrow Inc., will be unsecured and, after the Senior Notes Assumption, will be guaranteed by JRCC’s subsidiaries. The Convertible Senior Notes will be issued by JRCC, will be unsecured and will not be guaranteed by JRCC’s subsidiaries.

(c)	Reflects the historical results of IRP.

(d)	Reflects the following:

1)	The $475.0 million purchase price of IRP as adjusted by $7.8 million for a working capital threshold adjustment, as defined in the IRP Purchase Agreement. The working capital adjustment is based on the level of working capital that existed as of December 31, 2010 and may not be reflective of the actual closing working capital adjustment.

2)	The distribution of cash to and the repayment of debt and debt related liabilities by IRP prior to the close of the IRP Acquisition.

3)	The estimated fees related to the IRP Acquisition of $4.75 million.

4)	Estimated fees of $7.6 million associated with the bridge loan commitment and the proposed new senior secured credit facilities.

5)	The tender offer for the $150.0 million of existing senior notes and estimated tender offer expenses of $2.3 million.

(e)	Reflects the allocation of the excess of the purchase price for IRP in excess of the net assets acquired. The preliminary purchase price allocation assumes that the book value of the assets (other than property, plant and equipment) and liabilities acquired from IRP represent fair market value. The excess of the purchase price over the net assets acquired has been allocated equally to property, plant and equipment and goodwill.

(f)	Reflects the capitalization of cost related to the proposed new senior secured credit facilities, the deferred tax asset created from the fees associated with the bridge loan commitment, elimination of the pre-acquisition equity of IRP and the write-off of the unamortized financing costs with respect to the existing senior notes. The pro forma information assumes that there will be no additional borrowings under the proposed new senior secured credit facilities. We expect that the proposed new senior secured credit facilities will only be used to support the issuance of additional letters of credit.

(g)	As of December 31, 2010, the Company does not have any borrowings outstanding under its existing revolving credit facility and the pro forma presentation assumes no borrowing under the proposed new senior secured credit facilities. The revolving credit availability of our existing revolving credit facility and the proposed new senior secured credit facilities would be reduced on a dollar-for-dollar basis by our historical and pro forma outstanding letters of credit of $58.8 million and $76.8 million, respectively, as of December 31, 2010.

The existing senior notes were issued by JRCC, are unsecured and are guaranteed by JRCC’s subsidiaries. The existing convertible senior notes were issued by JRCC, are unsecured and are not guaranteed by JRCC’s subsidiaries.

Income Statement

(h)	Reflects the additional shares issued in the Common Stock Offering.

(i)	Reflects the interest expense associated with the new financing, including the amortization of discount and financing costs. Exclusive of the impact of any original issue discount, the interest rate on the Convertible Senior Notes is 3.125% per annum (representing a 9.65% per annum effective interest rate giving effect to the amortization of the discount on the Convertible Senior Notes) and the interest rate on the Senior Notes is assumed to be 8.0% per annum. A 0.25% per annum change in the assumed interest rate on the Senior Notes would result in a change in the interest expense of $625,000 for the year ended December 31, 2010.

(j)	Reflects the estimated depreciation and amortization associated with the additional value assigned to assets acquired. This additional depreciation and amortization is based on a ten year life allocated to depreciable assets acquired.

(k)	Reflects the removal of the fees paid to IRP’s owners of $2.35 million and the incremental fees associated with an $18.0 million increase in outstanding letters of credit and a reduction in fees for existing letters of credit under the proposed new senior secured credit facilities.

(l)	As reflected in (d), IRP will repay the debt and debt related liabilities. These adjustments reflect the removal of the historical interest expense and removal of an unrealized gain on an interest rate swap, both of which are associated with the debt to be repaid prior to the completion of the IRP

Acquisition. These adjustments also reflect the additional interest expense associated with the amortization of the costs associated with the proposed new senior secured credit facilities, the removal of a gain recorded on IRP’s historical financial statements for the purchase of a business and the removal of the historic interest on the existing senior notes.

(m)	Applies a 25% effective tax rate to the historical results of IRP and the pro forma adjustments.

(n)	The estimated transaction costs related to the IRP Acquisition of $4.75 million, the estimated fees related to the bridge loan commitment of $3.4 million, the estimated expenses related to the tender offer of $2.3 million and the write-off of the unamortized financing costs with respect to the existing senior notes of $1.0 million are excluded from the pro forma income statement presentation since they are non-recurring charges resulting directly from the IRP Acquisition or the tender offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JRCC

The following table presents our selected historical consolidated financial and operating data as of and for each of the periods indicated. The selected historical consolidated financial data as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 is derived from our audited consolidated financial statements included in this prospectus supplement. The selected historical consolidated financial data as of December 31, 2008, 2007 and 2006 and for each of the two years in the period ended December 31, 2007 is derived from our audited consolidated financial statements not included in this prospectus supplement. All other information has been derived from our unaudited books and records. The selected historical consolidated financial and operating data is not necessarily indicative of our future performance and should be read in conjunction with “Management’s Discussion and Analysis of JRCC” and our consolidated financial statements and related notes included herein.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in thousands)
Consolidated Statement of Operations:
Revenues	$701,116	681,558	568,507	520,560	564,791
Cost of coal sold	514,515	508,888	527,888	473,347	496,799
Gain on curtailment of pension plan	—	—	—	(6,091)	—
Depreciation, depletion, and amortization	64,368	62,078	70,277	71,856	74,562
Gross profit (loss)	122,233	110,592	(29,658)	(18,552)	(6,570)

Selling, general, and administrative expenses	38,347	39,720	34,992	32,191	30,867
Operating income (loss)	83,886	70,872	(64,650)	(50,743)	(37,437)

Interest expense	29,943	17,057	17,746	19,764	16,782
Interest income	(683)	(60)	(469)	(471)	(366)
Charges associated with repayment and amendment of debt	—	1,643	15,618	2,421	—
Miscellaneous (income) expense, net	27	(281)	(1,279)	(598)	(533)
Income tax expense (benefit)	(23,566)	1,559	(273)	(17,844)	(27,151)

Net income (loss)	$78,165	50,954	(95,993)	(54,015)	(26,169)

Basic earnings (loss) per common share:	2.82	1.85	(3.91)	(3.29)	(1.65)
Diluted earnings (loss) per common share:	2.82	1.85	(3.91)	(3.29)	(1.65)

	December 31,
	2010	2009	2008	2007	2006
	(in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)(a)	$191,625	109,998	(54,961)	(8,471)	(2,589)
Property, plant, and equipment, net	385,652	354,088	344,848	319,204	337,780
Total assets	784,569	669,312	463,546	439,287	451,254
Long term debt, including current portion	284,022	278,268	168,000	188,800	167,493
Total shareholders’ equity	247,383	170,342	65,238	69,774	86,397

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$169,062	27,559	(1,576)	4,022	31,680
Net cash used in investing activities	(95,344)	(72,010)	(73,589)	(49,201)	(54,738)
Net cash provided by financing activities	(1,273)	149,058	73,076	48,785	15,929

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in thousands, except tons, per ton and number of employees information)
Supplemental Operating Data:
Tons sold	8,919	9,623	11,383	12,049	13,128
Tons produced	8,910	9,877	11,355	12,051	13,054
Revenue per ton sold(b)	$78.61	70.83	49.94	42.63	42.67
Number of employees	1,746	1,736	1,751	1,681	1,742
Capital expenditures	$95,426	72,159	74,697	49,343	62,507

(a)	Working capital is current assets less current liabilities.

(b)	Revenue per ton sold in 2007 and 2006 excludes synfuel handling revenue.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IRP

The following table presents IRP’s selected historical consolidated financial and operating data as of and for each of the periods indicated. The selected historical consolidated financial data is derived from IRP’s audited consolidated financial statements included in this prospectus supplement. All other information has been derived from IRP’s unaudited books and records. The selected historical consolidated financial and operating data is not necessarily indicative of IRP’s or the combined company’s future performance and should be read in conjunction with “Management’s Discussion and Analysis of IRP” and IRP’s consolidated financial statements and related notes included herein. IRP commenced operations effective June 1, 2007, and therefore, 2006 and 2007 financial data is not included.

	Year Ended December 31,
	2010	2009	2008
	(in thousands)
Consolidated Statement of Operations:
Revenues	$490,336	288,374	477,033
Cost of sales (exclusive of depreciation and depletion)	388,241	233,562	413,730
Depreciation and depletion	30,930	22,719	18,675
Gross profit	71,165	32,093	44,628

Selling, general and administrative expenses	20,388	12,651	13,883
Goodwill impairment	—	—	32,976
Amortization of intangible assets	2,076	2,078	2,078
Unrealized loss on derivative instruments	—	—	400
(Gain) loss on sales of property, plant and equipment	(243)	2	(171)
Realized (gain) loss on derivative instrument	—	—	(35)
Operating income (loss)	48,944	17,362	(4,503)

Unrealized (gain) loss on derivative instrument	(1,250)	(800)	1,396
Interest expense	5,827	4,621	6,333
Interest income	(242)	(173)	(194)
Other income	(633)	(406)	(327)
(Gain) loss on bargain purchase of business	(6,081)	—	—
Net income (loss)	51,323	14,120	(11,711)

	December 31,
	2010	2009	2008
	(in thousands)
Consolidated Balance Sheet Data:
Working capital(1)	$13,888	33,941	27,875
Property, plant, and equipment, net	129,401	101,932	109,016
Total assets	256,264	184,541	186,204
Long term debt, including current portion	40,890	64,529	67,058
Total partners’ capital	148,469	88,466	82,906

	Year Ended December 31,
	2010	2009	2008
	(in thousands, except tons, per ton and number of employees information)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$73,705	20,967	53,786
Net cash used in investing activities	(38,610)	(17,518)	(20,270)
Net cash used in financing activities	(16,217)	(11,651)	(11,582)

Supplemental Operating Data:
Tons sold	3,723	3,159	4,672
Tons produced	1,889	1,439	1,904
Revenue per ton sold(2)	$116.71	98.39	96.86
Number of employees	553	344	447
Capital expenditures	$16,580	17,519	20,975

(1)	Working capital is current assets less current liabilities.

(2)	Excludes commissions revenue and transportation, freight and quality adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF JRCC

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes and “Selected Historical Consolidated Financial Data of JRCC” included in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of numerous factors, including the risks discussed in “Risk Factors” in this prospectus supplement.

Overview

We mine, process and sell bituminous, steam- and industrial-grade coal through six operating subsidiaries (“mining complexes”) located throughout eastern Kentucky and in southern Indiana. We have two reportable business segments based on the coal basins in which we operate (Central Appalachia (CAPP) and the Midwest (Midwest)). We derived 88% of our total revenues (contract and spot) in 2010 from coal sales to electric utility customers and the remaining 12% from coal sales to industrial and other customers. In 2010, our mines produced 8.8 million tons of coal (including 0.1 million tons of contract coal) and we purchased another 0.1 million tons for resale. Of the 8.8 million tons produced from Company mines, approximately 65% came from underground mines, while the remaining 35% came from surface mines. In 2010, we generated revenues of $701.1 million and net income of $78.2 million.

On March 6, 2011, we signed the IRP Purchase Agreement to purchase IRP and its subsidiary companies for $475.0 million in an all-cash transaction. We have secured $375.0 million in committed bridge financing from Deutsche Bank and UBS, which in addition to existing cash balances, is expected to be sufficient to finance the purchase price for IRP. Rather than borrow under the committed financing, we intend to finance the IRP Acquisition through this offering and the Concurrent Offerings. We cannot assure you that we will complete any of these offerings.

The IRP Purchase Agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations. The closing of the proposed acquisition is subject to the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain third party consents and other customary closing conditions. The proposed acquisition is expected to close in the first half of 2011.

IRP mines, processes and sells metallurgical and steam coal through its mining complexes in Southern West Virginia and Eastern Kentucky. IRP, through its wholly-owned subsidiary L&K, also conducts coal brokering and trading operations. Including brokered coal, IRP had revenues of $490.3 million for the year ended December 31, 2010. IRP had approximately 86 million tons of proven and probable coal reserves as of December 31, 2010.

CAPP Segment

In Central Appalachia, the majority of our coal is primarily sold to customers in the southern portion of the South Atlantic region of the United States. The South Atlantic Region includes the states of Florida, Georgia, South Carolina, North Carolina, West Virginia, Virginia, Maryland and Delaware. According to the most recent information available from the US Energy Information Administration (EIA), in 2009 the South Atlantic region consumed 149 million tons of coal or about 16% of all coal for electric generation in the United States. We have been providing coal to customers in the South Atlantic region since our formation in 1988. In 2010, South Carolina Public Service Authority and Georgia Power Company were our largest customers, representing approximately 39% and 32% of our total revenues, respectively. No other CAPP customer accounted for more than 10% of our total revenues.

According to the EIA, coal production for Eastern Kentucky and West Virginia was 210 million tons in 2009. During 2010, our CAPP segment shipped 6.1 million tons of coal. As of December 31, 2010, we estimate that we controlled approximately 230.4 million tons of proven and probable coal reserves in our CAPP segment. Based on our most recent analysis prepared by Marshall Miller & Associates, Inc. (“MM&A”) as of March 31, 2004, we estimate that these reserves have an average heat content of 13,300 Btu per pound and an average sulfur content of 1.3%. At current production levels, we believe these reserves would support approximately 37 years of production.

Midwest Segment

In the Midwest, the majority of our coal is sold in the East North Central Region, which includes the states of Illinois, Indiana, Ohio, Michigan and Wisconsin. According to the EIA, in 2009 the East North Central Region consumed about 218 million tons of coal or 23% of all coal consumed for electric generation in the United States. In 2010, our Midwest segment’s largest customer, Indianapolis Power and Light, represented approximately 11% of our total revenues. No other Midwest customer accounted for more than 10% of our total revenues.

During 2010, our Midwest segment shipped 2.8 million tons of coal. We believe that coal-fired electric utilities and industrial customers value the high energy coal that comprises the majority of our Midwest reserves. As of December 31, 2010, we estimate that we controlled approximately 40.9 million tons of proven and probable coal reserves in our Midwest segment. Based on our most recent analyses prepared by MM&A as of February 1, 2005 and April 11, 2006, we estimate that these reserves have an average heat content of 12,000 Btu per pound and average sulfur content of 3.2%. At current production levels, we believe these reserves would support approximately 14 years of production.

Reserves

MM&A prepared a detailed study of our CAPP reserves as of March 31, 2004 based on all of our geologic information, including our updated drilling and mining data. MM&A completed their report on our CAPP reserves in June 2004. For the Triad properties, MM&A also prepared a detailed study of Triad’s reserves as of February 1, 2005 for the reserves obtained in the acquisition of Triad and as of April 11, 2006 for certain additional reserves acquired in the second quarter of 2006. The MM&A studies were planned and performed to obtain reasonable assurance of the subject demonstrated reserves. In connection with the studies, MM&A prepared reserve maps and had certified professional geologists develop estimates based on data supplied by us and Triad using standards accepted by government and industry. We have used MM&A’s March 31, 2004 study as the basis for our current internal estimate of our Central Appalachia reserves and MM&A’s February 1, 2005 and April 11, 2006 studies as the basis for our current internal estimate of our Midwest reserves.

Reserves for these purposes are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The reserve estimates were prepared using industry-standard methodology to provide reasonable assurance that the reserves are recoverable, considering technical, economic and legal limitations. Although MM&A has reviewed our reserves and found them to be reasonable (notwithstanding unforeseen geological, market, labor or regulatory issues that may affect the operations), MM&A’s engagement did not include performing an economic feasibility study for our reserves. In accordance with standard industry practice, we have performed our own economic feasibility analysis for our reserves. It is not generally considered to be practical, however, nor is it standard industry practice, to perform a feasibility study for a company’s entire reserve portfolio. In addition, MM&A did not independently verify our control of our properties, and has relied solely on property information supplied by us. Reserve acreage, average seam thickness, average seam density and average mine and wash recovery percentages were verified by MM&A to prepare a reserve tonnage estimate for each reserve. There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves as discussed under “Critical Accounting Estimates—Coal Reserves.”

Based on the MM&A reserve studies and the foregoing assumptions and qualifications, and after giving effect to our operations from the respective dates of the studies through December 31, 2010, we estimate that, as of December 31, 2010, we controlled approximately 230.4 million tons of proven and probable coal reserves in the CAPP region and 40.9 million tons in the Midwest region. The following table provides additional information regarding changes to our reserves for the year ended December 31, 2010 (in millions of tons):

	CAPP	Midwest	Total
Proven and Probable Reserves, as of December 31, 2009(1)	231.2	39.9	271.1
Coal Extracted	(6.1)	(2.8)	(8.9)
Acquisitions(2)	0.8	—	0.8
Adjustments(3)	5.1	3.8	8.9
Divestitures(4)	(0.6)	—	(0.6)
Proven and Probable Reserves, as of December 31, 2010(1)	230.4	40.9	271.3

(1)	Calculated in the same manner, and based on the same assumptions and qualifications, as used in the MM&A studies described above, but these estimates have not been reviewed by MM&A. Proven reserves have the highest degree of geologic assurance and are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings, or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspections, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable reserves have a moderate degree of geologic assurance and are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation. This reserve information reflects recoverable tonnage on an as-received basis with 5.5% moisture.

(2)	Represents estimated reserves on leases entered into or properties acquired during the relevant period. We calculated the reserves in the same manner, and based on the same assumptions and qualifications, as used in the MM&A studies described above, but these estimates have not been reviewed by MM&A.

(3)	Represents changes in reserves due to additional information obtained from exploration activities, production activities or discovery of new geologic information. We calculated the adjustments to the reserves in the same manner, and based on the same assumptions and qualifications, as used in the MM&A studies described above, but these estimates have not been reviewed by MM&A.

(4)	Represents changes in reserves due to expired or transferred leases.

Key Performance Indicators

We manage our business through several key performance metrics that provide a summary of information in the areas of sales, operations, and general and administrative costs.

In the sales area, our long term metrics are the volume-weighted average remaining term of our contracts and our open contract position for the next several years. During periods of high prices, we may seek to lengthen the average remaining term of our contracts and reduce the open tonnage for future periods. In the short term, we closely monitor the Average Selling Price per Ton (ASP), and the mix between our spot sales and contract sales.

In the operations area, we monitor the volume of coal that is produced by each of our principal sources, including company mines, contract mines, and purchased coal sources. For our company mines, we focus on both operating costs and operating productivity. We closely monitor the cost per ton of our mines against our budgeted costs and against our other mines.

EBITDA and Adjusted EBITDA are also measures used by management to measure operating performance. We define EBITDA as net income (loss) plus interest expense (net), income tax expense

(benefit) and depreciation, depletion and amortization. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets. EBITDA is not a recognized term under U.S generally accepted accounting principles (US GAAP) and is not an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Adjusted EBITDA is used in calculating compliance with our debt covenants and adjusts EBITDA for certain items as defined in our debt agreements, including stock compensation and certain bank fees. See “Other Supplemental Information—Reconciliation of Non-US GAAP Measures.”

Trends In Our Business

Near term, the global economic slowdown has lowered demand for coal which has resulted in a decline in spot coal prices. The price of spot coal has also been impacted by a decrease in the price of competing fuel sources including natural gas. The coal industry has made cutbacks in supply in response to the decrease in demand for coal and has experienced additional declines due to a number of regulatory factors. Due to the uncertainties in the global market place, we are unable to forecast the price or demand for coal over the next few years. Long term, we believe that the demand for coal worldwide will continue to be strong and that supply challenges will continue in the regions that we mine coal. We also believe that in the United States coal will continue to be one of the most economical energy sources. A number of factors beyond our control impact coal prices, including:

•	the supply of domestic and foreign coal;

•	the demand for electricity;

•	the demand for steel and the continued financial viability of the domestic and foreign steel industries;

•	the cost of transporting coal to the customer;

•	domestic and foreign governmental regulations and taxes;

•	world economic conditions

•	air emission standards for coal-fired power plants; and

•	the price and availability of alternative fuels for electricity generation.

As discussed previously, our costs of production have increased in recent years. We expect the higher costs to continue for the next several years, due to a number of factors, including increased governmental regulations, high prices in worldwide commodity markets, and a highly competitive market for a limited supply of skilled mining personnel.

Our business is very sensitive to changes in supply and demand for coal and we carefully manage our mines to maximize operating results. As our current long term contracts are fulfilled, our profitability in the future will be impacted by the price levels that we achieve on future long term contracts. Events beyond our control could impact our profit margins.

Results of Operations

Year Ended December 31, 2010 Compared with the Year Ended December 31, 2009

The following table shows selected operating results for 2010 and 2009 (in thousands, except per ton amounts):

	Year Ended December 31,
	2010		2009		Change
	Total	Per Ton	Total	Per Ton	Total
Volume Shipped (tons)	8,919		9,623		–7%

Coal sales revenue	$701,116	$78.61	$681,558	$70.83	3%
Cost of coal sold	514,515	57.69	508,888	52.88	1%
Depreciation, depletion and amortization	$64,368	$7.22	$62,078	$6.45	4%
Gross profit	122,233	13.70	110,592	11.49	11%
Selling, general and administrative	38,347	4.30	39,720	4.13	–3%

Volume and Revenues by Segment

	Year Ended December 31,
	2010		2009
	CAPP	Midwest	CAPP	Midwest
Volume Shipped (tons)	6,109	2,810	6,525	3,098

Coal sales revenue	$585,064	$116,052	$579,108	$102,450

Average sales price per ton	95.77	41.30	88.75	33.07

In 2010, we shipped 8.9 million tons of coal compared to 9.6 million tons in 2009. Coal sales revenue increased from $681.6 million in 2009 to $701.1 million in 2010. This increase was due to an increase in the average sales price per ton in the CAPP and Midwest regions, which was partially offset by a decrease in tons shipped in the CAPP and Midwest regions.

In 2010, the CAPP region sold approximately 4.8 million tons of coal under long term contracts (79% of total CAPP sales volume) at an average selling price of $103.14 per ton. In 2009, the CAPP region sold approximately 6.0 million tons of coal under long term contracts (92% of total CAPP sales volume) at an average selling price of $89.55 per ton. In 2010, the CAPP region sold 1.3 million tons of coal (21% of total CAPP sales volume) under short term contracts (includes spot sales) at an average selling price of $67.42 per ton. In 2009, the CAPP region sold 0.5 million tons of coal (8% of total CAPP sales volume) under short term contracts (includes spot sales) at an average selling price of $79.31 per ton.

The Midwest’s region sales of coal were primarily sold under long term contracts for both 2010 and 2009. In 2010, the Midwest region sold 2.8 million tons at an average sales price of $41.30 per ton. In 2009, the Midwest region sold 3.1 million tons at an average sales price of $33.07 per ton.

Cost of Coal Sold

	Year Ended December 31,
	2010			2009
	CAPP	Midwest	Corporate	CAPP	Midwest	Corporate
Cost of Coal Sold	$419,564	$94,951	$—	$416,721	$92,167	$—

Per ton	68.68	33.79	—	63.87	29.75	—

Depreciation, depletion, and amortization	53,467	10,840	61	49,380	12,646	52

Per ton	8.75	3.86	—	7.57	4.08	—

The cost of coal sold, excluding depreciation, depletion and amortization, increased from $508.9 million in 2009 to $514.5 million in 2010. Our cost per ton of coal sold in the CAPP region increased from $63.87 per ton in 2009 to $68.68 per ton in the 2010. Our costs continue to be impacted by lower productivity due to increased federal and state regulatory scrutiny and a decrease in tons produced in response to market conditions. The major components of the $4.81 per ton increase in the cost per ton of coal sold from 2009 to 2010 include an increase in our labor and benefit costs of $1.71 per ton, sales related costs of $1.48 per ton and variable costs of $0.74 per ton. For more detail regarding the increased regulatory activity see “Risk Factors—Underground mining is subject to increased regulation, and may require us to incur additional cost.”

Our cost per ton of coal sold in the Midwest increased $4.04 per ton from $29.75 in the 2009 period to $33.79 per ton in the 2010 period. The major components of this increase include an increase in the variable costs of $1.63 per ton, labor and benefit costs of $0.82 per ton, and sales related costs of $0.83 per ton. The increase in the variable costs was primarily due to an increase in diesel and explosives costs.

Depreciation, depletion and amortization

Depreciation, depletion and amortization increased from $62.1 million in 2009 to $64.4 million in 2010. In the CAPP region, depreciation, depletion and amortization increased $4.1 million to $53.5 million or $8.75 per ton. In the Midwest, depreciation, depletion and amortization decreased $1.8 million to $10.8 million or $3.86 per ton.

Selling, general and administrative

Selling, general and administrative expenses decreased from $39.7 million in 2009 to $38.3 million in 2010. This decrease was primarily due to a decrease in bank fees associated with the issuance of letters of credit.

Interest Expense

Interest expense increased from $17.1 million in 2009 to $29.9 million in 2010. This increase was the result of additional interest expense associated with our existing convertible senior notes, which were issued in the fourth quarter of 2009. During 2010 and 2009, we recorded $13.5 million and $1.4 million of interest expense, respectively, on our existing convertible senior notes, including $5.8 million and $0.6 million, respectively, related to the non-cash amortization of the debt discount recorded on this issuance.

Income Taxes

Our effective tax (benefit) rates for 2010 and 2009 were (43.2%) and 3.0%, respectively. Our effective income tax rate, as compared to the statutory federal rate, is impacted primarily by the amount of the valuation allowance recorded against our deferred tax assets, including our net operating loss carryforwards, and percentage depletion. For 2010, our effective tax rate was reduced from the statutory federal rate of 35% primarily as the result of the reversal of our income tax valuation allowance (60.9%) and by percentage depletion (20.4%). As described further in “Critical Accounting Estimates—Income Taxes,” the reversal of our income tax valuation allowance, during 2010, was the result of the conclusion that our deferred tax assets that were previously reduced by a valuation allowance were more likely than not to ultimately be realizable. In making this conclusion we considered our forecasts of future taxable income and other relevant factors, including a history of recent positive operating results. For 2009 our effective tax rate was reduced from the statutory federal tax rate primarily by percentage depletion (25.8%) and a change in the valuation allowance (6.2%).

As of December 31, 2010, we had no valuation allowance against gross deferred tax assets based on the conclusion that our deferred tax assets, including our net operating loss carryforwards, are more likely than not to be realized. The criteria for recording a valuation allowance are described in “Critical Accounting Estimates—Income Taxes.” Percentage depletion is an income tax deduction that is limited to a percentage of taxable income from each of our mining properties. Because percentage depletion can be deducted in excess of cost basis in the properties, it creates a permanent difference and directly impacts the effective tax rate. Fluctuations in the effective tax rate may occur due to the varying levels of profitability (and thus, taxable income and percentage depletion) at each of our mine locations.

Results of Operations

Year Ended December 31, 2009 Compared with the Year Ended December 31, 2008

The following table shows selected operating results for 2009 and 2008 (in thousands, except per ton amounts):

	Year Ended December 31,
	2009		2008		Change
	Total	Per Ton	Total	Per Ton	Total
Volume Shipped (tons)	9,623		11,383		–15%

Coal sales revenue	$681,558	$70.83	$568,507	$49.94	20%
Cost of coal sold	508,888	52.88	527,888	46.38	–4%
Depreciation, depletion and amortization	62,078	6.45	70,277	6.17	–12%
Gross profit (loss)	110,592	11.49	(29,658)	(2.61)	N/A
Selling, general and administrative	39,720	4.13	34,992	3.07	14%

Volume and Revenues by Segment

	Year Ended December 31,
	2009		2008
	CAPP	Midwest	CAPP	Midwest
Volume Shipped (tons)	6,525	3,098	8,271	3,112

Coal sales revenue	$579,108	$102,450	$467,609	$100,898

Average sales price per ton	88.75	33.07	56.54	32.42

In 2009, we shipped 9.6 million tons of coal compared to 11.4 million tons in 2008. Coal sales revenue increased from $568.5 million in 2008 to $681.6 million in 2009. This increase was due to an increase in the average sales price per ton in the CAPP region, which was partially offset by a decrease in tons shipped in the CAPP region.

In 2009, the CAPP region sold approximately 6.0 million tons of coal under long term contracts (92% of total CAPP sales volume) at an average selling price of $89.55 per ton. In 2008, the CAPP region sold approximately 4.6 million tons of coal under long term contracts (56% of total CAPP sales volume) at an average selling price of $52.52 per ton. In 2009, the CAPP region sold 0.5 million tons of coal (8% of total CAPP sales volume) under short term contracts (includes spot sales) at an average selling price of $79.31 per ton. In 2008, the CAPP region sold 3.7 million tons of coal (44% of total CAPP sales volume) under short term contracts (includes spot sales) at an average selling price of $61.62 per ton.

The Midwest’s region sales of coal were primarily sold under long term contracts for both 2009 and 2008. In 2009, the Midwest region sold 3.1 million tons at an average sales price of $33.07 per ton. In 2008, the Midwest region sold 3.1 million tons at an average sales price of $32.42 per ton.

Cost of Coal Sold

	Year Ended December 31,
	2009			2008
	CAPP	Midwest	Corporate	CAPP	Midwest	Corporate
Cost of Coal Sold	$416,721	$92,167	$—	$433,781	$94,107	$—
Per ton	63.87	29.75	—	52.45	30.24	—

Depreciation, depletion, and amortization	49,380	12,646	52	55,979	14,218	80
Per ton	7.57	4.08	—	6.77	4.57	—

The cost of coal sold, excluding depreciation, depletion and amortization, decreased from $527.9 million in 2008 to $508.9 million in 2009 due to less tons sold. Our cost per ton of coal sold in the CAPP region increased from $52.45 per ton in 2008 to $63.87 per ton in 2009. This $11.42 increase in cost per ton of coal sold was primarily the result of lower productivity due to increased federal and state regulatory scrutiny which caused an increase in labor costs as compared to prior year, a decrease in tons produced in response to market conditions, an increase in machine parts and repairs costs, and the impact of increased average sales prices on our sales related costs (primarily royalties and severance taxes). The major components of this increase include an increase in the Company’s sales related costs of $4.32 per ton, labor and benefit costs of $2.74 per ton, preparation and loading costs of $1.86 per ton and variable mine costs of $1.45 per ton. For more detail regarding the increased regulatory activity see “Risk Factors—Underground mining is subject to increased regulation, and may require us to incur additional cost.”

Our cost per ton of coal sold in the Midwest decreased $0.49 per ton from $30.24 per ton in 2008 period to $29.75 per ton in 2009. The decrease in cost per ton of coal sold was due to a $1.63 per ton decrease in variable costs, offset by a $0.91 per ton increase in preparation plant costs. The decrease in the variable costs was primarily due to a decrease in diesel and explosives costs.

Depreciation, depletion and amortization

Depreciation, depletion and amortization decreased from $70.3 million in 2008 to $62.1 million in 2009. In the CAPP region, depreciation, depletion and amortization decreased $6.6 million to $49.4 million or $7.57 per ton. In the Midwest, depreciation, depletion and amortization decreased $1.6 million to $12.6 million or $4.08 per ton.

Selling, general and administrative

Selling, general and administrative expenses increased from $35.0 million in 2008 to $39.7 million in 2009. The increase was primarily due to higher letter of credit fees, and an increase in certain salary and benefit amounts. The increase in the letter of credit fees is due to an increase in the usage fee under our Letter of Credit Facility.

Charges associated with repayment and amendment of debt

In 2009, we expensed $1.6 million in 2009 in connection with a fee to terminate a letter of credit facility.

In 2008, we expensed approximately $13.3 million of costs associated with the various credit amendments. Additionally, we wrote-off approximately $2.4 million of unamortized financing charges.

Income Taxes

Our effective tax (benefit) rates for 2009 and 2008 were 3.0% and (0.3%), respectively. Our effective income tax rate is impacted primarily by the amount of the valuation allowance recorded against our deferred tax assets including our net operating loss carryforwards and percentage depletion. For 2009 our effective tax rate was decreased by 25.8% for percentage depletion. In 2008, our effective tax benefit rate was increased by 3.8% for percentage depletion. For 2009 our effective rate was decreased by 6.2% and our effective tax benefit rate 39.2%, for a change in the valuation allowance. As of December 31, 2009, we had a $33.2 million valuation allowance against gross deferred tax assets based on the conclusion that the net operating loss was, at that time, not more likely than not to be realized. The criteria for recording a valuation allowance are described in “Critical Accounting Estimates—Income Taxes.” In 2009, the effective tax rate was positively impacted by a reduction in the valuation allowance due to the generation of taxable income and the utilization of a portion of the net operating loss carryforwards. Percentage depletion is an income tax deduction that is limited to a percentage of taxable income from each of our mining properties. Because percentage depletion can be deducted in excess of cost basis in the properties, it creates a permanent difference and directly impacts the effective tax rate. Fluctuations in the effective tax rate may occur due to the varying levels of profitability (and thus, taxable income and percentage depletion) at each of our mine locations.

Liquidity and Capital Resources

The following chart reflects the components of our debt as of December 31, 2010 and 2009 (in thousands):

	2010	2009
Senior Notes	$150,000	$150,000
Convertible Senior Notes, net of discount	134,022	128,268
Existing Revolving Credit Facility	—	—
Total long term debt	284,022	278,268
Less amounts classified as current	—	—
Total long term debt, less current maturities	$284,022	$278,268

This chart does not give effect to this offering, the Concurrent Offerings, the IRP Acquisition, the tender offer or the proposed new senior secured credit facilities.

Senior Notes and Convertible Senior Notes

See “Note 4—Long Term Debt and Interest Expense” in our audited financial statements included in this prospectus supplement for a description of our existing senior notes and existing convertible senior notes.

Existing Revolving Credit Facility

The following is a summary of significant terms of our existing revolving credit facility.

Maturity	Earlier of February 2012 or the maturity date or becoming due date of the principal amount of any loans made under the bridge commitment or certain securities(a)
Interest/Usage Rate	Company’s option of Base Rate(b) plus 3.0% or LIBOR plus 4.0% per annum
Maximum Availability	Lesser of $65.0 million or the borrowing base (c)
Periodic Principal Payments	None

(a)	Other than in connection with any mandatory prepayment or other repayment obligations of any loans made under the bridge commitment upon the issuance of up to $700 million of unsecured senior notes, convertible senior notes and/or common stock.

(b)	Base rate is the higher of (1) the Federal Fund Rate plus 3.0%, (2) the prime rate and (3) a LIBOR rate plus 1.0%.

(c)	The borrowing base under the existing revolving credit facility is based on the sum 85% of the Company’s eligible accounts receivable plus 65% of the eligible inventory minus reserves from time to time set by the administrative agent. The eligible accounts receivable and inventories are further adjusted as specified in the agreement. The Company’s borrowing base can also be increased by 95% of any cash collateral that the Company maintains in a cash collateral account.

The existing revolving credit facility provides that we can use revolving credit availability to issue letters of credit. The existing revolving credit facility provides for a 4.25% fee on any outstanding letters of credit issued under the existing revolving credit facility and a 0.5% fee on the unused portion of the existing revolving credit facility. The existing revolving credit facility requires certain mandatory prepayments from certain asset sales, incurrence of indebtedness and excess cash flow. The existing revolving credit facility includes financial covenants that require the Company to maintain a minimum Adjusted EBITDA and a maximum Leverage Ratio and limit capital expenditures, each as defined by the credit agreement. However, the minimum Adjusted EBITDA and maximum Leverage Ratio covenants are only applicable if our unrestricted cash balance falls below $75.0 million and would remain in effect until the our unrestricted cash exceeds $75.0 million for 90 consecutive days.

As of December 31, 2010, we had used $58.8 million of the $65.0 million available under the existing revolving credit facility to secure outstanding letters of credits.

We were in compliance with all of the financial covenants under our outstanding debt instruments as of December 31, 2010. We cannot assure you that we will remain in compliance in subsequent periods. If necessary, we will consider seeking a waiver or other alternatives to remain in compliance with the covenants. For more detail regarding the covenants under the existing revolving credit facility, see “Risk Factors—We may be unable to comply with restrictions imposed by the terms of our indebtedness, which could result in a default under these instruments.”

Liquidity

As of December 31, 2010, we had total liquidity of approximately $186.6 million, consisting of $6.2 million of unused borrowing capacity under the existing revolving credit facility and $180.4 million of cash and cash equivalents (excluding restricted cash and short term investments). As of December 31, 2010, we have used $58.8 million of the existing revolving credit facility’s availability to secure outstanding letters of credits.

Our primary source of cash is expected to be sales of coal to our utility and industrial customers. The price of coal received can change dramatically based on market factors and will directly affect this source of cash. Our primary uses of cash include the payment of ordinary mining expenses to mine coal, capital expenditures and benefit payments. Ordinary mining expenses are driven by the cost of supplies, including steel prices and diesel fuel. Benefit payments include payments for workers’ compensation and black lung benefits paid over the lives of our employees as the claims are submitted. We are required to pay these when due, and are not required to set aside cash for these payments. We have posted surety bonds secured by letters of credit or issued letters of credit with state regulatory departments to guarantee these payments. We believe that our existing revolving credit facility provides us with the ability to meet the necessary bonding requirements.

Additionally, on March 6, 2011, we signed a definitive agreement to purchase IRP and its subsidiary companies for $475.0 million in an all-cash transaction. We have secured $375 million in committed financing from Deutsche Bank and UBS, which in addition to existing cash balances, is expected to be sufficient to finance the purchase price for IRP. Rather than borrow under the committed financing, we intend to finance the IRP Acquisition through this offering and the Concurrent Offerings. We cannot assure you that we will complete any of these offerings.

We believe that cash generated from operations, borrowings under our existing revolving credit facility and future debt and equity offerings, if any, will be sufficient to meet working capital requirements, anticipated capital expenditures, and scheduled debt payments throughout 2011 and for the next several years. Nevertheless, our ability to satisfy our working capital requirements and debt service obligations, or fund planned capital expenditures, will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions in the coal industry), debt covenants, and financial, business and other factors, some of which are beyond our control. We expect that our indebtedness will increase in connection with the proposed acquisition of IRP. Additionally, we have $150 million of existing senior notes outstanding that are due in June 2012. There is no assurance that cash, future borrowings or equity financing will be available for the payment or refinancing of the existing senior notes at their maturity. If we are unable to refinance our indebtedness or obtain additional financing on favorable terms, we could face substantial liquidity pressures and might be required to sell material assets or operations to meet our debt service requirements.

In the event that the sources of cash described above are not sufficient to meet our future cash requirements, we will need to reduce certain planned expenditures, seek additional financing, or both. We may seek to raise funds through additional debt financing or the issuance of additional equity securities. If such actions are not sufficient, we may need to limit our growth, sell assets or reduce or curtail some of our operations to levels consistent with the constraints imposed by our available cash flow, or any combination of these options. Our ability to seek additional debt or equity financing may be limited by our existing and any future financing arrangements, economic and financial conditions, or all three. In particular, our existing convertible senior notes, existing senior notes and existing revolving credit facility restrict our ability to incur additional indebtedness, although we do not believe that they will restrict our ability to incur the new debt described above to finance the IRP Acquisition. We cannot provide assurance that any reductions in our planned expenditures or in our expansion would be sufficient to cover shortfalls in available cash or that additional debt or equity financing would be available on terms acceptable to us, if at all.

Currently, our primary use of cash during the next several years is expected to be ordinary course of business expenses, capital expenditures for existing mines and the repayment our existing senior notes which mature in June 2012. We currently project that our capital expenditures for 2011 will be approximately $115 million. Our projected capital expenditures primarily consist of capital expenditure for normal mining activities including new and replacement mine equipment. Our projected capital expenditures for 2011 also include approximately $30 million for safety mandates and new mine and infrastructure development. We expect that such expenditures will be funded through cash on hand and cash generated by operations.

Net cash provided by or used in operating activities reflects net income or net loss adjusted for non-cash charges and changes in net working capital (including non-current operating assets and liabilities). Net cash provided by operating activities was $169.1 million and $27.6 million in 2010 and 2009, respectively. We had net income of $78.2 million in 2010 as compared to net income of $51.0 million in 2009. During 2010, our net income, as adjusted for non cash charges was decreased by a $31.7 million decrease in cash from our operating assets and liabilities. The $31.7 million change in our operating assets and liabilities for 2010, includes a $38.5 million decrease in restricted cash and short term investments, a $16.7 million increase in accounts receivable and a $10.9 million increase in accounts payable. During 2009, our net income, as adjusted for non cash charges was decreased by a $96.6 million decrease in cash from our operating assets and liabilities. The $96.6 million change in our operating assets and liabilities for 2009, includes a $56.8 million increase in restricted cash and short term investments to secure our letters of credit, a $10.0 million increase in accounts receivable, a $15.0 million increase in inventories and a $10.6 million decrease in accounts payable.

Net cash used by investing activities increased $23.3 million to $95.3 million for 2010, as compared to 2009. Capital expenditures were $95.4 million in 2010 and $72.2 million in 2009. Capital expenditures primarily consisted of new and replacement mine equipment and various projects to improve the production and efficiency of our mining operations. Additionally during 2010, our capital expenditures also included approximately $30.0 million for safety mandates and new mine and infrastructure development.

Net cash used by financing activities was $1.3 million in 2010 and consisted primarily of debt issuance costs on the amendment to the existing revolving credit facility. During 2009 net cash provided by financing activities was $149.1 million and consisted primarily of the receipt of $167.0 million of net proceeds from our existing convertible senior notes and $18.0 million of payments on our existing revolving credit facility.

Contractual Obligations

The following is a summary of our contractual obligations and commitments as of December 31, 2010:

	Payment Due by Period (in thousands)
Contractual Obligations	Total	2011	2012– 2013	2014– 2015	Thereafter
Long term debt(1)	$322,500	—	150,000	172,500	—
Cash interest on long-term debt and fees under our existing revolving credit facility for letters of credit(2)	63,129	24,587	23,017	15,525	—
Operating lease obligations(3)	12,730	7,393	4,609	728	—
Royalty obligations(4)	214,949	25,042	47,020	42,236	100,651
Purchase obligations(5)	—	—	—	—	—
	$613,308	57,022	224,646	230,989	100,651

(1)	Consists of our existing senior notes and our existing convertible senior notes as of December 31, 2010. Our long term debt payments adjusted for (1) this offering and (2) this offering and the Concurrent Offerings would be as follows:

	Payment Due by Period (in thousands)
	Total	2011	2012– 2013	2014– 2015	Thereafter
As adjusted for this offering	$322,500	—	150,000	172,500	—
As adjusted for this offering and the Concurrent Offerings	$772,500	—	150,000	172,500	450,000
As adjusted for this offering, the Concurrent Offerings and the tender offer	$622,500	—	—	172,500	450,000

(2)	Consists of interest payments on our existing senior notes and existing convertible senior notes. Also includes a charge associated with outstanding letters of credit fees under the existing revolving credit facility through the existing revolving credit facility’s maturity (assumes the full amount of the revolving credit capacity is used for letters of credit). No replacement facilities are shown to replace the existing senior notes, existing convertible senior notes or existing revolving credit facility upon expiration of those facilities. Our Cash Interest on long term debt and fees under our existing revolving credit facility for letters of credit adjusted for (1) this offering, (2) this offering and the Concurrent Offering and (3) this offering, the Concurrent Offering and the replacement of the existing revolving credit facility with the proposed new senior secured credit facilities would be as follows (assuming all financing occurred on April 1, 2011).

	Payment Due by Period (in thousands)
	Total	2011	2012– 2013	2014– 2015	Thereafter
As adjusted for this offering	$63,129	24,587	23,017	15,525	—
As adjusted for this offering and the Concurrent Offerings	$266,880	44,275	75,517	68,025	79,063
As adjusted for this offering, the Concurrent Offerings, the tender offer and the replacement of the existing revolving credit facility with the proposed new senior secured credit facilities	$260,254	31,328	76,525	73,338	79,063

(3)	See Note 11 in the notes to the consolidated financial statements for additional information on leases.

(4)	Royalty obligations include minimum royalties payable on leased coal rights. Certain coal leases do not have set expiration dates but extend until completion of mining of all merchantable and mineable coal reserves. For purposes of this table, we have generally assumed that minimum royalties on such leases will be paid for a period of ten years. Certain coal leases require payment based on minimum tonnage, for these contracts an average sales price of $90.00 per ton was used to project the future commitment. See Note 12 in the notes to the consolidated financial statements for additional information on royalty obligations.

(5)	Purchase obligations do not include agreements to purchase coal with vendors that do not include quantities or minimum tonnages, or monthly purchase orders.

Additionally, we have liabilities relating to pension, workers compensation, black lung, and mine reclamation and closure. As of December 31, 2010, the undiscounted payments related to these items are estimated to be:

Payments Due by Years (in thousands)
Within 1 Year	2–3 Years	4–5 Years
$18,367	38,707	46,038

Our determination of these noncurrent liabilities is calculated annually and is based on several assumptions, including then prevailing conditions, which may change from year to year. In any year, if our assumptions are inaccurate, we could be required to expend greater amounts than anticipated. Moreover, in particular for periods after 2011, our estimates may change from the amounts included in the table, and may change significantly, if our assumptions change to reflect changing conditions. These assumptions are discussed in the Notes to the Consolidated Financial Statements and in the Critical Accounting Estimates in Management’s Discussion and Analysis.

Off-Balance Sheet Arrangements

In the normal course of business, we are a party to certain off-balance sheet arrangements, including guarantees, operating leases, indemnifications, and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in our consolidated balance sheets, and, except for the operating leases, we do not expect any material impact on our cash flow, results of operations or financial condition from these off-balance sheet arrangements.

We use surety bonds to secure reclamation, workers’ compensation and other miscellaneous obligations. At December 31, 2010, we had $105.1 million of outstanding surety bonds with third parties. These bonds were in place to secure obligations as follows: post-mining reclamation bonds of $60.2 million, workers’ compensation bonds of $40.3 million, wage payment, collection bonds, and other miscellaneous obligation bonds of $4.6 million. Surety bond costs have increased over time and the market terms of surety bonds have generally become less favorable. To the extent that surety bonds become unavailable, we would seek to secure obligations with letters of credit, cash deposits, or other suitable forms of collateral.

We also use bank letters of credit to secure our obligations for post-mining reclamation, workers’ compensation programs, various insurance contracts and other obligations. As of December 31, 2010, we had $58.8 million of letters of credit outstanding. The letters of credit are issued under our existing revolving credit facility.

Critical Accounting Estimates

Overview

Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources are based upon our consolidated financial statements, which have been prepared in accordance with U.S generally accepted accounting principles (US GAAP). US GAAP require estimates and judgments that affect reported amounts for assets, liabilities, revenues and expenses. The estimates and judgments we make in connection with our consolidated financial statements are based on historical experience and various other factors we believe are reasonable under the circumstances. Note 1 of the notes to the consolidated financial statements lists and describes our significant accounting policies. The following critical accounting policies have a material effect on amounts reported in our consolidated financial statements.

Workers’ Compensation

We are liable under various state statutes for providing workers’ compensation benefits. Except as indicated, we are self insured for workers’ compensation at our Kentucky operations, with specific excess insurance purchased from independent insurance carriers to cover individual traumatic claims in excess of the self-insured limits. For the period June 2002 to June 2005, workers compensation coverage was insured through a third party insurance company using a large risk rating plan. Our operations in Indiana are insured through a third party insurance company using a large risk rating plan.

We accrue for the present value of certain workers’ compensation obligations as calculated annually by an independent actuary based upon assumptions for work-related injury and illness rates, discount rates and future trends for medical care costs. The discount rate is based on interest rates on bonds with maturities similar to the estimated future cash flows. The discount rate used to calculate the present value of these future obligations was 4.5% at December 31, 2010. Significant changes to interest rates result in substantial volatility to our consolidated financial statements. If we were to decrease our estimate of the discount rate from 4.5% to 4.0%, all other things being equal, the present value of our workers’ compensation obligation would increase by approximately $2.2 million. A change in the law, through either legislation or judicial action, could cause these assumptions to change. If the estimates do not materialize as anticipated, our actual costs and cash expenditures could differ materially from that currently estimated. Our estimated workers’ compensation liability as of December 31, 2010 was $64.9 million.

Coal Miners’ Pneumoconiosis

We are required under the Federal Mine Safety and Health Act of 1977, as amended, as well as various state statutes, to provide pneumoconiosis (black lung) benefits to eligible current and former employees and their dependents. We provide for federal and state black lung claims through a self-insurance program for our Central Appalachia operations. For the period between June 2002 and June 2005, all black lung liabilities were insured through a third party insurance company using a large risk rating plan. Our operations in Indiana are insured through a third party insurance company using a large risk rating plan.

An independent actuary calculates the estimated pneumoconiosis liability annually based on assumptions regarding disability incidence, medical costs, mortality, death benefits, dependents and interest rates. The discount rate is based on interest rates on high quality corporate bonds with maturities similar to the estimated future cash flows. The discount rate used to calculate the present value of these future obligations was 5.4% at December 31, 2010. Significant changes to interest rates result in substantial volatility to our consolidated financial statements. If we were to decrease our estimate of the discount rate by 0.5% to 4.9%, all other things being equal, the present value of our black lung obligation would increase by approximately $3.3 million. A change in the law, through either legislation or judicial action, could cause these assumptions to change. If these estimates prove inaccurate, the actual costs and cash expenditures could vary materially from the amount currently estimated. Our estimated pneumoconiosis liability as of December 31, 2010 was $45.7 million.

In March 2010, The Patient Protection and Affordable Care Act of 2010 (Act) was enacted into law and included a black-lung provision that creates a rebuttable presumption that a miner with at least 15 years of service, with totally disabling pulmonary or respiratory lung impairment and negative radiographic chest x-ray evidence would be disabled due to pneumoconiosis and be eligible for black lung benefits. The new Act also makes it easier for widows of miners to become eligible for benefits. In 2010, we estimated the impact of these changes on a limited population of current and potential future claimants, resulting in an estimated $9.8 million increase to the black lung obligation. This estimated increase in the black lung obligation was recorded along with an increase in the actuarial loss included in “Accumulated other comprehensive loss” on our balance sheet. As of December 31, 2010, we are not able to estimate the impact of this legislation on the obligations related to future claims from older terminated miners and possible re-filed claims, due to significant uncertainty around the number of claims that will be filed and the effect the new award criteria will have on these claim populations. We will continue to assess the impact of this legislation on our initial estimate as additional information becomes available and future regulations are issued.

Defined Benefit Pension

We have in place a non-contributory defined benefit pension plan under which all benefits were frozen in 2007. The estimated cost and benefits of our non-contributory defined benefit pension plans are determined annually by independent actuaries, who, with our review and approval, use various actuarial assumptions, including discount rate and expected long term rate of return on pension plan assets. In estimating the discount rate, we look to rates of return on high-quality, fixed-income investments with comparable maturities. At December 31, 2010, the discount rate used to determine the obligation was 5.4%. Significant changes to interest rates result in substantial volatility to our consolidated financial statements. If we were to decrease our estimate of the discount rate from 5.4% to 4.9%, all other things being equal, the present value of our projected benefit obligation would increase by approximately $4.8 million. The expected long term rate of return on pension plan assets is based on long term historical return information and future estimates of long-term investment returns for the target asset allocation of investments that comprise plan assets. The expected long term rate of return on plan assets used to determine expense was 7.5% for the period ended December 31, 2010. Significant changes to these rates would introduce volatility to our pension expense. Our accrued pension obligation as of December 31, 2010 was $12.0 million.

Reclamation and Mine Closure Obligation

The Surface Mining Control Reclamation Act of 1977 establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of underground mining. Our asset retirement obligation liabilities consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws. Our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering estimates related to these requirements. US GAAP requires that asset retirement obligations be initially recorded as a liability based on fair value, which is calculated as the present value of the estimated future cash flows. Our management and engineers periodically review the estimate of ultimate reclamation liability and the expected period in which reclamation work will be performed. In estimating future cash flows, we considered the estimated current cost of reclamation and applied inflation rates and a third party profit. The third party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf. The discount rate is our estimate of our credit adjusted risk free rate. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly. The actual costs could be different due to several reasons, including the possibility that our estimates could be incorrect, in which case our liabilities would differ. If we perform the reclamation work using our personnel rather than hiring a third party, as assumed under US GAAP, then the costs should be lower. If governmental regulations change, then the costs of reclamation will be impacted. US GAAP recognizes that the recorded liability could be different than the final cost of the reclamation and addresses the settlement of the liability. When the obligation is settled, and there is a difference between the recorded liability and the amount paid to settle the obligation, a gain or loss upon settlement is included in earnings. Our asset retirement obligation as of December 31, 2010 was $48.4 million.

Contingencies

We are the subject of, or a party to, various suits and pending or threatened litigation involving governmental agencies or private interests. We have accrued the probable and reasonably estimable costs for the resolution of these claims based upon management’s best estimate of potential results, assuming a combination of litigation and settlement strategies. Management does not believe that the outcome or timing of current legal or environmental matters will have a material impact on our financial condition, results of operations, or cash flows. See the notes to the consolidated financial statements for further discussion on our contingencies.

Income Taxes

Deferred tax assets and liabilities are required to be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets are also required to be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we take into account various factors, including the expected level of future taxable income. We have also considered tax planning strategies in determining the deferred tax asset that will ultimately be realized. If actual results differ from the assumptions made in the evaluation of the amount of our valuation allowance, we record a change in valuation allowance through income tax expense in the period such determination is made.

We have no valuation allowance against our gross deferred tax assets as of December 31, 2010. In connection with the completion of our forecasts of future taxable income in the fourth quarter of 2010 and considering other relevant factors, including a history of recent positive operating results, we concluded that our deferred tax assets that were previously being reduced by a valuation allowance is more likely than not to ultimately be realizable. As a result, the 2010 income taxes include a $33.2 million income tax benefit related to the reversal of the income tax valuation allowance. This $33.2 million income tax benefit consists of the year end reversal of $22.1 million of the valuation allowance in connection with the conclusion that the deferred tax assets will be more likely than not to be realized and the reversal of $11.1 million of the valuation during the year in connection with the utilization of net operating losses.

Coal Reserves

There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves. Many of these uncertainties are beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data initially assembled by our staff and analyzed by Marshall Miller & Associates, Inc. (MM&A). The reserve information has subsequently been updated by our staff. The updates to the reserves have been calculated in the same manner, and based on similar assumptions and qualifications, as used in the MM&A studies described above, but these updates to the reserve estimates have not been reviewed by MM&A. A number of sources of information were used to determine accurate recoverable reserves estimates, including:

•	all currently available data;

•	our own operational experience and that of our consultants;

•	historical production from similar areas with similar conditions;

•	previously completed geological and reserve studies;

•	the assumed effects of regulations and taxes by governmental agencies; and

•	assumptions governing future prices and future operating costs.

Reserve estimates will change from time to time to reflect, among other factors:

•	mining activities;

•	new engineering and geological data;

•	acquisition or divestiture of reserve holdings; and

•	modification of mining plans or mining methods.

Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenue and expenditures with respect to reserves will likely vary from estimates, and these variances could be material. In particular, a variance in reserve estimates could have a material adverse impact on our annual expense for depreciation, depletion and amortization and on our annual calculation for potential impairment. For a further discussion of our coal reserves, see “Reserves.”

Evaluation of Goodwill and Long-Lived Assets for Impairment

Goodwill is not amortized, but is subject to periodic assessments of impairment. Impairment testing is performed at the reporting unit level. We test goodwill for impairment annually during the fourth quarter, or when changes in circumstances indicate that the carrying value may not be recoverable. Long-lived asset groups are tested for recoverability when changes in circumstances indicate the carrying value may not be recoverable. Events that trigger a test for recoverability include material adverse changes in projected revenues and expenses, significant underperformance relative to historical or projected future operating results and significant negative industry or economic trends.

The estimates used to determine whether impairment has occurred to goodwill and long-lived assets are subject to a number of management assumptions. We estimate the fair value of a reporting unit or asset group based on market prices (i.e., the amount for which the asset could be bought by or sold to a third party), when available. When market prices are not available, we estimate the fair value of the reporting unit or asset group using the income approach and/or the market approach, which are subject to a number of management assumptions. The income approach uses cash flow projections. Inherent in our development of cash flow projections are assumptions and estimates derived from a review of our operating results, approved operating budgets, expected growth rates and cost of capital. We also make certain assumptions about future economic conditions, interest rates, and other market data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates can change in future periods.

Changes in assumptions or estimates could materially affect the determination of fair value of an asset group, and therefore could affect the amount of potential impairment of the asset. The following assumptions are key to our income approach:

•	We make assumptions about coal production, sales price for unpriced coal, cost to mine the coal and estimated residual value of property, plant and equipment. These assumptions are key inputs for developing our cash flow projections. These projections are derived using our internal operating budget and are developed on a mine by mine basis. These projections are updated annually and reviewed by the Board of Directors. Historically, the Company’s primary variances between its projections and actual results have been with regard to assumptions for future coal production, sales prices of coal and costs to mine the coal. These factors are based on our best knowledge at the time we prepare our budgets but can vary significantly due to regulatory issues, unforeseen mining conditions, change in commodity prices, availability and costs of labor and changes in supply and demand. While we make our best estimates at the time we prepare our budgets it is reasonably likely that these estimates will change in future budgets, due to the changing nature of the coal environment;

•	Economic Projections — Assumptions regarding general economic conditions are included in and affect the assumptions used in our impairment tests. These assumptions include, but are not limited to, supply and demand for coal, inflation, interest rates, and prices of raw materials (commodities); and

•	Discount Rate — When measuring a possible impairment, future cash flows are discounted at a rate that we believe represents our cost of capital.

Recent Accounting Pronouncements

In 2010, there were no accounting pronouncements that became effective that had a significant impact on our financial statements.

Other Supplemental Information

Reconciliation of Non-GAAP Measures

EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income or loss plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

Adjusted EBITDA and the leverage ratio are the amounts used in our current debt covenants. Adjusted EBITDA is defined as EBITDA further adjusted for certain cash and non-cash charges and the leverage ratio limits are debt to a multiple of adjusted EBITDA. The leverage ratio is calculated as the Company’s Senior Funded Indebtedness divided by annualized Adjusted EBITDA. Adjusted EBITDA is calculated below. The Senior Funded Indebtedness includes the amounts outstanding under our existing revolving credit facility and the amount of letters of credits issued under our existing revolving credit facility. As of December 31, 2010, we had $58.8 million of Senior Funded Indebtedness outstanding. Adjusted EBITDA and the leverage ratio are used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

EBITDA, Adjusted EBITDA, and the leverage ratio are not recognized terms under US GAAP and are not an alternative to net income, operating income or any other performance measures derived in accordance with US GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA, Adjusted EBITDA and the leverage ratio may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA or Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations.

EBITDA and Adjusted EBITDA are calculated as follows:

	Year Ended
	December 31, 2010	December 31, 2009
Net income	$78,165	50,954
Income tax expense (benefit)	(23,566)	1,559
Interest expense	29,943	17,057
Interest income	(683)	(60)
Depreciation, depletion, and amortization	64,368	62,078
EBITDA (before adjustments)	148,227	131,588
Other adjustments specified in our debt agreement	8,401	14,511
Adjusted EBITDA	$156,628	146,099

MANAGEMENT’S DISCUSSION AND ANALYSIS OF IRP

Overview

IRP is a Central Appalachian producer and marketer of high quality metallurgical and steam coal. IRP was founded by Lightfoot Capital Partners in 2007 to purchase the coal mining and marketing subsidiaries of International Industries, Inc.

IRP produces and sells various grades of metallurgical and steam coal from its underground and surface mining operations in West Virginia and Kentucky. IRP markets and sells both internally produced and third-party coal to domestic and international customers. Unlike many independent producers, IRP is a fully integrated coal company, controlling all assets in the value chain including production, logistics and marketing assets.

IRP’s customer base consists of domestic steel and coke producers, international steel producers and domestic electric utilities. IRP sells and markets coal in ten countries worldwide. IRP’s sales in 2010 are diverse from a geographic perspective with approximately 55% of tons sold to export customers. In addition, no single customer accounts for more than 19% of total tons sold in 2010.

IRP is headquartered in Charleston, West Virginia, with principal mining operations located in West Virginia and Kentucky.

On January 12, 2010, IRP acquired select mining assets of Miller Bros. Coal, LLC (“Miller Bros.”), forming Laurel Mountain Resources, LLC (“LMR”). The assets LMR acquired are located in Pike, Knott, Floyd and Breathitt counties, Kentucky and include coal reserves and non-reserve coal deposits, underground and surface mining equipment and infrastructure, a loading facility and support facilities.

Results of Operations of 2010 Compared to 2009

IRP’s consolidated revenue for the year ended December 31, 2010 was $490.3 million, an increase of $201.9 million or 70.0% compared to $288.4 million for the year ended December 31, 2009. The revenue increase was driven by increased coal sales volume of 15.6% and an increase in average per ton realization of 18.6% from the year ended December 31, 2009, and by the revenues from the Miller Bros. business after its purchase in January 2010. IRP sold 3.7 million tons for the year ended December 31, 2010 compared to 3.2 million tons for the year ended December 31, 2009, an increase of 0.5 million tons or 15.6%. The 3.7 million tons sold for the year ended December 31, 2010 consisted of 2.6 million tons of metallurgical coal and 1.1 million tons of steam coal. The 3.2 million tons sold for the year ended December 31, 2009 consisted of 1.6 million tons of metallurgical coal, 1.1 million tons of steam coal and 0.5 million tons sold on a commission basis.

The consolidated average coal sales realization for the year ended December 31, 2010 was $116.71 per ton compared to $98.39 per ton for the year ended December 31, 2009. The average coal sales realization for metallurgical coal and steam coal was $126.80 per ton and $92.31 per ton, respectively, for the year ended December 31, 2010 compared to $118.81 per ton and $69.00 per ton, respectively, for the year ended December 31, 2009. For the year ended December 31, 2009, IRP sold 0.5 million tons on a commission basis earning $0.99 per ton. These prices exclude transportation, freight and quality adjustments which were $14.98 per ton for the year ended December 31, 2010 compared to $9.30 per ton for the year ended December 31, 2009. This increase is largely attributable to increased freight rate and volume of export shipments.

Cost of goods sold for the year ended December 31, 2010 was $388.2 million (or $89.29 per ton, excluding transportation, freight and quality adjustments), an increase of $154.6 million, or 66.2% compared to $233.6 million (or $78.07 per ton, excluding transportation, freight and quality adjustments) for the year ended December 31, 2009. Cost of goods sold increased due to higher costs of production at the mining operations, resulting from increased labor and supply costs and higher royalty expense as well as increases in the cost of purchased coal. Gross profit for the year ended December 31, 2010 was $71.2 million, an improvement of $39.1 million compared to $32.1 million for the year ended December 3, 2009. The improvement was primarily due to higher selling prices and increased volume. Gross profit margins for the year ended December 31, 2010 were 14.5% versus 11.1% for the year ended December 31, 2009. The increase in gross margin is largely attributable to the incremental increase in selling price, which offset the applicable increase in both the cost of production and purchased coal.

Selling, general and administrative expenses for the year ended December 31, 2010 was $20.4 million or 4.2% of sales, as compared to $12.7 million, or 4.4% of sales, for the year ended December 31, 2009. The increase of $7.7 million was primarily due to the acquisition and formation expenses related to LMR and increased compensation expenses.

Non-operating income, excluding interest expense, for the year ended December 31, 2010 was $8.2 million, an increase of $6.8 million, compared to $1.4 million for the year ended December 31, 2009. The increase was primarily attributable to a bargain purchase gain on the acquisition of select operating assets from Miller Bros.

Net income at the partnership level for the year ended December 31, 2010 was $51.3 million, compared to $14.1 million for the year ended December 31, 2009. The $37.2 million increase was the result of increased volumes, improvement in coal sales realization per ton and the bargain purchase gain.

Results of Operations of 2009 Compared to 2008

IRP’s consolidated revenue for the year ended December 31, 2009 was $288.4 million, a decrease of $188.6 million or 39.5%, compared to $477.0 million for the year ended December 31, 2008. The revenue decrease was primarily driven by lower coal sales volume of 31.9%. IRP sold 3.2 million tons for the year ended December 31, 2009 compared to 4.7 million tons for the year ended December 31, 2008, a decrease of 1.5 million tons or 31.9%. The 3.2 million tons sold for the year ended December 31, 2009 consisted of 1.6 million tons of metallurgical coal, 1.1 million tons of steam coal and 0.5 million tons sold on a commission basis. The 4.7 million tons sold for the year ended December 31, 2008 consisted of 3.3 million tons of metallurgical coal, 1.2 million tons of steam coal and 0.2 million sold on a commission basis.

The consolidated average coal sales realization for the year ended December 31, 2009 was $98.39 per ton compared to $96.86 per ton for the year ended December 31, 2008. The average coal sales realization for metallurgical coal and steam coal was $118.81 per ton and $69.00 per ton, respectively, for the year ended December 31, 2009 compared to $109.74 per ton and $59.81 per ton, respectively, for the year ended December 31, 2008. For the year ended December 31, 2009, IRP earned $0.99 per ton on the commission sales compared to $0.94 per ton for the year ended December 31, 2008. These prices exclude transportation, freight and quality adjustments which were $9.30 per ton for the year end December 31, 2009 compared to $10.23 per ton for the year ended December 31, 2008. The decrease in these costs is largely attributable to a reduction in export shipments.

Cost of goods sold for the year ended December 31, 2009 was $233.6 million (or $78.07 per ton, excluding transportation, freight and quality adjustments), a decrease of $180.1 million, or 43.5% compared to $413.7 million (or $82.69 per ton, excluding transportation, freight and quality adjustments) for the year ended December 31, 2008. Cost of goods sold decreased due to lower volumes sold throughout the year. Gross profit for the year ended December 31, 2009 was $32.1 million, a decrease of $12.5 million, compared to $44.6 million for the year ended December 31, 2008. The decrease was largely attributable to overall reduction in shipments and a slight increase in costs. Gross profit margins for the year ended December 31, 2009 were 11.1% versus 9.4% for the year ended December 31, 2008. The improvement in gross profit margin is largely attributable to a reduction in production costs as IRP reduced its labor and supply expenses and a decrease in the cost of purchased coal.

Selling, general and administrative expenses for the year ended December 31, 2009 were $12.6 million, or 4.4% of sales, as compared to $13.9 million, or 2.9% of sales, for the year ended December 31, 2008. The decrease of $1.3 million, or 9.4% from the prior year, was due to a reduction in compensation expense and consulting and legal fees related to potential acquisitions.

Non-operating income excluding interest expense for the year ended December 31, 2009 was $1.4 million, an increase of $2.2 million compared to ($0.8) million for the year ended December 31, 2008. The primary increase was the result of an unrealized gain on a derivative instrument.

Net income at the partnership level for the year ended December 31, 2009 was $14.1 million, compared to ($11.7) million for the year ended December 31, 2008. The increase was driven by the absence of a goodwill impairment charge taken in 2008.

MANAGEMENT OF JRCC

Directors

Biographical information relating to the Company’s directors is set forth below:

Peter T. Socha. Mr. Socha, age 51, serves as our Chairman, Chief Executive Officer and President. He joined the Company in March 2003. Mr. Socha has a B.S. degree in Mineral Engineering and a M.A. degree in Corporate Finance, both from the University of Alabama.

Alan F. Crown. Mr. Crown, age 63, has been a Director since May 2004. He has served since April 2007 as an Operating Partner at Comvest Investment Group. Mr. Crown previously served from January 2004 to April 2007 as President and Chief Operating Officer of Transload America, LLC, a waste haulage company. Prior to that, Mr. Crown was employed by CSX Transportation, a major eastern railroad, from 1966 until he retired in September 2003. From 1999-2003, Mr. Crown served as Vice President—Central Region (1999-2000), Senior Vice President—Transportation (2000-2002), and Executive Vice President (2002-2003). Mr. Crown attended the University of Baltimore.

Ronald J. FlorJancic. Mr. FlorJancic, age 60, has been a Director since August 2006. He is a Principal and Partner at Customer Care Specialists, Inc., a management consulting firm. Mr. FlorJancic has been a consultant to the coal, coalbed methane, energy and telecommunications industries since 2003. Prior to that, Mr. FlorJancic spent 30 years with CONSOL Energy Inc. in various positions of operations, safety, coal trading, transportation and distribution, and sales and marketing. He was chief of mergers and acquisitions and an active principal in CONSOL Energy’s initial public offering. Mr. FlorJancic retired from CONSOL Energy in 2003 as Executive Vice President. Mr. FlorJancic is a Certified Mine Foreman — Pennsylvania. Mr. FlorJancic earned a B.S. in Business (with distinction) and a M.B.A. from Indiana University. Mr. FlorJancic attended the Executive Management Program at Emory University.

Leonard J. Kujawa. Mr. Kujawa, age 78, has been a Director since May 2004. Mr. Kujawa previously served as a partner at Arthur Andersen & Co. from 1965 to 1995. When he retired in 1995, he had worldwide management responsibility for services to audit clients in the utility, energy and telecommunications fields. For over ten years, Mr. Kujawa has participated extensively in the restructuring and privatization of energy companies around the world. Mr. Kujawa was a Senior Advisor to Cambridge Energy Research Associates, leading their program for Chief Financial Officers and Chief Risk Officers. Mr. Kujawa currently serves as a utility industry financial consultant in Asia. He also serves on the Board of Directors of China Tobacco Mauduit (Jiangmen) Paper Industry Company. Mr. Kujawa previously served on the Boards of American Electric Power and Schweitzer-Mauduit International. Mr. Kujawa has a B.B.A. (with distinction) and a M.B.A. from the University of Michigan. Mr. Kujawa is a Certified Public Accountant.

Joseph H. Vipperman. Mr. Vipperman, age 70, has been a Director since June 2005. Mr. Vipperman retired in 2002 after more than 40 years with American Electric Power (AEP) and its subsidiary companies. When he retired, Mr. Vipperman was serving as Executive Vice President-Shared Services for American Electric Power Services Corporation. He has also served as Chairman of both the Virginia Center for Energy and Economic Development and the Roanoke Regional Chamber of Commerce, on the Advisory Board of Norfolk Southern Corporation, and as a Director of the Virginia Coal Council, Shenandoah Life Insurance Company and Roanoke Electric Steel. Mr. Vipperman earned a bachelor’s degree in Electrical Engineering from Virginia Polytechnic Institute and a master’s degree in Industrial Management from Massachusetts Institute of Technology.

Executive Officers

Biographical information relating to the Company’s executive officers is set forth below:

Peter T. Socha. See above.

Coy K. Lane, Jr. Mr. Lane, age 50, is our Senior Vice President and Chief Operating Officer. He joined the Company in January 2005. Before joining the Company, Mr. Lane served as Senior Vice President of

Operations for International Coal Group, Inc., following that company’s acquisition in September 2004 of the core assets of Horizon Natural Resources Company. Mr. Lane had served in various operations positions for Horizon and its predecessor companies since 1993. Mr. Lane holds a B.S. degree in Mining Engineering from Virginia Polytechnic Institute.

Michael E. Weber. Mr. Weber, age 57, is our Senior Vice President and Chief Commercial Officer. He joined the Company in September 2006. Before joining the Company, Mr. Weber was a sales and marketing consultant to the energy industry at MJB Enterprises, LLC, a consulting firm, which he owns, beginning in 2005. Prior to founding MJB Enterprises, LLC, Mr. Weber served in several positions with Progress Fuels Corporation and its predecessor companies from 1990 to 2005. His most recent position with Progress Fuels Corporation was as Director—Coal Sales. Mr. Weber earned a B.S. degree in Business Administration from The Ohio State University.

Samuel M. Hopkins II. Mr. Hopkins, age 54, is our Vice President and Chief Accounting Officer. He joined the Company in September 2003. Mr. Hopkins served as Vice President, Treasurer and Controller from 1997 to 2001 and as Vice President and Controller from 2001 to June 2002 for Progress Fuels Corporation, a coal-mining, natural gas producer, rail reconditioning/manufacturing subsidiary of Progress Energy. Mr. Hopkins holds a B.A. degree in Accounting from the University of Alabama and is a Certified Public Accountant.

Employment Contracts, Termination of Employment, Severance and Change in Control Arrangements

Employment Contracts

The Company and Mr. Socha entered into an employment agreement with Mr. Socha on May 7, 2004. Effective April 2010, in connection with an annual review as provided for in the employment agreement, Mr Socha’s base salary was increased to $750,000 per year. Mr. Socha’s employment agreement stipulates that he will participate in our annual bonus program, without specifying a percentage of salary target. In addition to the base salary, bonuses, equity incentives and other benefits terms provided in the employment agreement, the employment agreement provides that if Mr. Socha’s employment is terminated without good reason, as defined in the employment agreement, before expiration, he will receive the greater of (i) his remaining salary due under the employment agreement or (ii) 12 months of salary. Mr. Socha’s employment agreement also provides that upon termination without good reason or a change in control (as those terms are defined in the applicable agreements) all of Mr. Socha’s restricted shares and options will immediately vest and the options will become exercisable. The agreement provides that Mr. Socha will serve as President and Chief Executive Officer of the Company for an initial three-year term of employment. The term may be extended by mutual agreement of the parties in one-year increments, beginning on the first anniversary of the agreement. The term of the agreement was most recently extended so that the current term expires in May 2013.

Severance and Change-in-Control Arrangements

The Company has a plan for certain employees that would encourage them to devote their time and energies to the successful performance of their employment duties while providing them a measure of security during a potential change-in-control transaction. We believe that such a plan promotes alignment of management’s goals with stockholders’ goals by helping reduce management’s reluctance to pursue and act on change-in-control transactions. Additionally, change-in-control agreements with key employees allow us to have a mechanism in place to retain key employees and encourage their continued dedication during the period of transition. In 2006, the Board of Directors authorized the Chief Executive Officer and the Compensation Committee to work with Towers Perrin to develop a severance and retention plan. The plan was adopted by the Board and communicated to those employees determined to be at risk in the event of a change-in-control transaction. Pursuant to the severance and retention plan, the Company has entered into severance agreements with Messrs. Lane, Weber and Hopkins, each of which provide that the executive will be entitled to receive a lump sum cash payment in an amount equal to 12 months of his base salary, plus continued health, dental and term life insurance benefits for 12 months following his termination, if such termination occurs within 12 months after a change-in-control transaction. A change in control, as defined in the severance and retention plan, includes any of the following events: (1) the acquisition (other than from the Company) by any person of beneficial ownership of forty percent or more of the combined voting power of the Company’s then outstanding voting securities or (2) the individuals who, as of the effective date of the transaction are members of the Board, cease to constitute at least two-thirds of the Board. The severance and retention plan also provides that employees designated by the Compensation Committee will be eligible to receive a retention bonus, in an amount designated by the Compensation Committee, upon the occurrence of a change in control. Retention bonus amounts payable to any of the Named Executive Officers, if any, will be determined by the Compensation Committee at a later date.

NOTICE TO INVESTORS

NOTICE TO PROSPECTIVE INVESTORS IN EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

This prospectus supplement is not a formal disclosure document and has not been, nor will it be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

Our securities may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by or for a relevant person which is:

(a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

NOTICE TO PROSPECTIVE INVESTORS IN UNITED KINGDOM

This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

UNDERWRITING

UBS Securities LLC and Deutsche Bank Securities Inc. are severally acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement among us and the representatives of the underwriters, the underwriters have agreed, severally and not jointly, to purchase from us, and we have agreed to sell to the underwriters, the respective numbers of shares of our common stock set forth opposite their names in the table below.

Name	Number of shares
UBS Securities LLC	2,660,000
Deutsche Bank Securities Inc.	2,660,000
Raymond James & Associates, Inc.	399,000
Brean Murray, Carret & Co., LLC	232,750
Dahlman Rose & Company, LLC	232,750
Johnson Rice & Company L.L.C.	232,750
Macquarie Capital (USA) Inc.	232,750
Total	6,650,000

The underwriters may also purchase up to an additional 997,500 shares from us at the public offering price, less underwriting discounts and commissions payable by us within 30 days from the date of this prospectus supplement.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.6345 per share.

We have agreed that, for a period of 90 days from the date of this prospectus supplement, and our executive officers and directors have agreed that, for a period of 90 days from the later of the date of this prospectus supplement or the date of the offering memorandum relating to the Convertible Senior Notes Offering, without first obtaining the written consent of UBS Securities LLC and Deutsche Bank Securities Inc., we and they will not:

•	issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, with respect to, any common stock, any debt securities or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, any debt securities or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing;

•	file or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any common stock, any debt securities or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing; or

•	publicly announce an intention to effect any of the foregoing transactions;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the above paragraph do not apply to:

•	the sale of shares of common stock to the underwriters pursuant to this offering;

•	the issuance of the Convertible Senior Notes as contemplated by the purchase agreement among the Company and the initial purchasers with respect to the Convertible Senior Notes Offering and the issuance of shares of common stock upon conversion of the Convertible Senior Notes;

•	the issuance by us of shares of common stock pursuant to the exercise of an option or similar security;

•	the issuance by us of shares of common stock or securities convertible into, or exercisable, or exchangeable for, shares of common stock in exchange for equity or assets of another entity in connection with a merger, acquisition or strategic investment, provided that prior to any such issuance the recipient of such securities agrees to be bound by the restrictions described in the previous paragraph for the remainder of such 90-day period;

•	the issuance by us of restricted stock and options pursuant to the James River Coal Company 2004 Equity Incentive Plan, subject to certain limitations;

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after completion of this offering, subject to certain limitations;

•	transfers of shares of common stock or other securities by any person other than us as a bona fide gift or as a result of testate, intestate succession or bona fide estate planning; or transfers of shares of common stock or other securities by any person other than us to a trust, partnership, limited liability company or other entity, all of the beneficial ownership interests of which are held by the transferor or the immediate family of the transferor, subject to certain limitations;

•	the transfer of shares of common stock or other securities by any person other than us to us solely to satisfy tax withholding obligations incurred as a result of the vesting of restricted stock, subject to certain limitations;

•	after the date that is 45 days from the later of the date of this prospectus supplement or the date of the offering memoradum relating to the Convertible Senior Notes Offering, the transfer of shares of our common stock by any person other than us for cash solely to satisfy tax withholding obligations incurred as a result of the vesting of restricted stock, provided that such person is not permitted to satisfy such obligations by transferring shares to us; or

•	after the date that is 60 days from the later of the date of this prospectus supplement or the date of the offering memoradum relating to the Convertible Senior Notes Offering, the transfer of shares of our common stock by any person other than us subject to a maximum of 10,000 shares for each of our executive officers and directors.

The 90-day period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the “lock-up” restrictions described above will continue to apply until the expiration of the 18-day period beginning on the earnings release or the occurrence of the material news or material event.

UBS Securities LLC and Deutsche Bank Securities Inc. in their discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JRCC.”

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 997,500 shares of our common stock.

	No exercise	Full exercise
Per share	$1.175	$1.175
Total	$7,813,750.00	$8,985,812.50

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of our common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in syndicate covering transactions or stabilizing transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Select Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $0.5 million (not including underwriting discounts and commissions).

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and certain of our affiliates, for which they received or will receive customary fees and expense reimbursements.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, is the letter of credit issuer and UBS Loan Finance LLC, an affiliate of UBS Securities LLC, is the documentation agent and a lender under our existing revolving credit facility.

Deutsche Bank Securities Inc. is providing investment banking and advisory services to JRCC in connection with the IRP Acquisition. UBS Securities LLC is providing investment banking and advisory services to IRP in connection with the IRP Acquisition. In addition, affiliates of Deutsche Bank Securities Inc. and UBS Securities LLC have provided us with commitments for interim financing in the aggregate amount of $375.0 million for application in connection with the IRP Acquisition. These commitments for interim financing will be reduced by the aggregate gross proceeds of this offering and the Concurrent Offerings upon the closing of such offerings.

Deutsche Bank Securities Inc. and UBS Securities LLC are acting as joint book-running managers and initial purchasers for the Concurrent Offerings. The other underwriters are acting as initial purchasers for the Concurrent Offerings.

A prospectus in electronic format may be made available on the websites maintained by the underwriters. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock by an initial beneficial owner thereof purchasing at the issue price. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and are subject to change, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary assumes that a beneficial owner will hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of our common stock as part of a “straddle,” a “hedge,” a “conversion transaction” or other arrangement involving more than one position, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States.

If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

CIRCULAR 230 NOTICE

ANY FEDERAL TAX ADVICE CONTAINED IN THIS MEMORANDUM, ANY SUPPLEMENTS THERETO, OR IN ANY ATTACHMENTS TO SUCH MEMORANDUM OR SUPPLEMENTS IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTY THAT MAY BE IMPOSED UNDER THE CODE. PLEASE BE ADVISED THAT THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE WRITTEN ADVICE, AND THE TAXPAYER SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

As used in this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding shares of our common stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of shares of our common stock.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. Holder of shares of our common stock.

Dividends on our Common Stock

If we make a distribution in respect of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital, which will reduce the U.S. Holder’s tax basis in the U.S. Holder’s common stock to the extent of the U.S. Holder’s tax basis in that stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2012, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. Holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. Holder with respect to shares of our common stock that are held by such Holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend.

If a U.S. Holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long term capital gain or loss if the holder held the stock for more than one year. Long term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations as discussed above.

Information Reporting and Backup Withholding

Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our common stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%, but scheduled to increase to 31% for payments made after December 31, 2012) will apply to payments received by a U.S. Holder with respect to shares of our common stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and gain on sale in respect of securities like shares of our common stock, subject to certain exceptions, for taxable years beginning after December 31, 2012. Prospective purchasers of shares of our common stock should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of shares of our common stock.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock.

Dividends on the Common Stock and Constructive Distributions

Any dividends paid with respect to the shares of our common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification (such as IRS Form W-8 ECI or successor forms) and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation might, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification (such as properly filing an IRS Form W-8 BEN) and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Because a constructive dividend deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a Non-U.S. Holder, we might, at our option, withhold such amounts from payments of cash and common stock payable on shares of our common stock (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder of shares of our common stock generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of such shares unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who holds shares of our common stock as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such individual has a U.S. “tax home” (as defined for U.S. federal income tax purposes) or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual. A Non-U.S. Holder that is described under clause (i) will be subject to the U.S. federal income tax on the net gain except as otherwise required by an applicable tax treaty and, if such Non-U.S. Holder is a foreign corporation, it might also be subject to the branch profits tax at a 30% rate (or a lower rate if so specified by an applicable tax treaty). An individual Non-U.S. Holder that is described under clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which might be offset by U.S. source capital losses (notwithstanding the fact that the Non-U.S. Holder is not considered a U.S. resident).

We believe that we are currently a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes. So long as our common stock is “regularly traded on an established securities market,” a Non-U.S. Holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on shares of our common stock or our common stock solely because of our status as a USRPHC, if such Non-U.S. Holder did not hold directly or indirectly either (i) an amount of shares of our common stock that had a fair market value greater than the fair market value on the date acquired by the present holder of 5% of our common stock or (ii) more than 5% of our common stock (including by virtue of ownership of shares of our common stock) at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period.

If our common stock is not considered to be “regularly traded on an established securities market,” or if at any time during the shorter of the five-year period preceding the date of the disposition, the Non-U.S. Holder held directly or indirectly either (i) an amount of shares of our common stock that had a fair market value greater than the fair market value on the date acquired by the present holder of 5% of our common stock or (ii) more than 5% of our common stock (including by virtue of ownership of shares of our common stock) at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period, any gain recognized by a Non-U.S. Holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons. If our common stock was not considered to be “regularly traded on an established securities market,” a Non-U.S. Holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of shares of our common stock or our common stock. Non-U.S. Holders described in this paragraph are urged to consult their own tax advisors in determining the U.S. tax consequences of their investment in shares of our common stock or our common stock.

Information Reporting and Backup Withholding

We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of dividends on shares of our common stock by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of shares of our common stock by a Non-U.S. Holder might be subject to information reporting, and might be subject to backup withholding at the applicable rate, currently 28% (but scheduled to increase to 31% for payments made after December 31, 2012), unless the seller certifies its Non-U.S. Holder status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder might obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Foreign Financial Institutions

On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a “withholdable payment” includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective purchasers of shares of our common stock should consult their tax advisors regarding this legislation and the potential implications of this legislation on their particular circumstances.

LEGAL MATTERS

Certain legal matters relating to the common stock offered by this prospectus supplement will be passed upon for us by Kilpatrick Townsend & Stockton LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The financial statements of JRCC as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, included in this prospectus supplement, and the effectiveness of internal control over financial reporting as of December 31, 2010, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports appearing herein.

The consolidated financial statements of IRP and subsidiaries as of and for each of the years in the three-year period ended December 31, 2010, included in this prospectus supplement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports appearing herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial document retrieval services, at our website (www.jamesrivercoal.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.

This prospectus supplement “incorporates by reference” certain information we file with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. This means we are disclosing important information to you by referring you to these filings. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is modified or superseded by information contained in this prospectus supplement or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement. All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the common stock will be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement.

The following documents have been filed by us with the SEC (File No. 000-51129) and are incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, filed with the SEC on March 9, 2011;

•	our Current Reports on Form 8-K filed with the SEC on March 7, 2011, March 21, 2011 and March 22, 2011 (other than those items which are furnished and not incorporated herein by reference);

•	our Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010; and

•	the descriptions of our common stock and Series A Participating Cumulative Preferred Stock Purchase Rights contained in our registration statement on Form 8-A, filed January 24, 2005 (Registration No. 000-51129), and any amendment or report filed for the purpose of updating such description, including Amendment No. 1 to Form 8-A, filed November 3, 2009.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to: James River Coal Company, 901 E. Byrd Street, Suite 1600, Richmond, Virginia 23219; Attn: Beth Cook, Director of Investor Relations; (804) 780-3000.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
James River Coal Company:

We have audited the accompanying consolidated balance sheets of James River Coal Company and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of James River Coal Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), James River Coal Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 9, 2011expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Richmond, VA
March 9, 2011

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$180,376	107,931
Trade receivables	59,970	43,289
Inventories:
Coal	23,305	22,727
Materials and supplies	13,690	10,462
Total inventories	36,995	33,189
Prepaid royalties	6,039	6,045
Other current assets	5,991	3,552
Total current assets	289,371	194,006
Property, plant, and equipment, at cost:
Land	7,751	7,194
Mineral rights	231,681	231,919
Buildings, machinery and equipment	423,617	362,654
Mine development costs	48,301	41,069
Total property, plant, and equipment	711,350	642,836
Less accumulated depreciation, depletion, and amortization	325,698	288,748
Property, plant and equipment, net	385,652	354,088
Goodwill	26,492	26,492
Restricted cash and short term investments (note 1)	23,500	62,042
Other assets	59,554	32,684
Total assets	$784,569	669,312
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$57,300	46,472
Accrued salaries, wages, and employee benefits	7,744	6,982
Workers’ compensation benefits	9,000	8,950
Black lung benefits	2,282	1,782
Accrued taxes	4,924	4,383
Other current liabilities (note 3)	16,496	15,439
Total current liabilities	97,746	84,008
Long-term debt, less current maturities	284,022	278,268
Other liabilities:
Noncurrent portion of workers’ compensation benefits	55,944	50,385
Noncurrent portion of black lung benefits	43,443	31,017
Pension obligations	11,968	14,827
Asset retirement obligations	43,398	39,843
Other	665	622
Total other liabilities	155,418	136,694
Total liabilities	537,186	498,970

Commitments and contingencies (note 12)
Shareholders’ equity:
Preferred stock, $1.00 par value. Authorized 10,000,000 shares	—	—
Common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 27,779,351 and 27,544,878 shares as of December 31, 2010 and 2009, respectively	278	275
Paid-in-capital	324,705	320,079
Accumulated deficit	(58,593)	(136,758)
Accumulated other comprehensive loss	(19,007)	(13,254)
Total shareholders’ equity	247,383	170,342
Total liabilities and shareholders’ equity	$784,569	669,312

See accompanying notes to consolidated financial statements.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	December 31, 2010	December 31, 2009	December 31, 2008
Revenues	$701,116	681,558	568,507
Cost of sales:
Cost of coal sold	514,515	508,888	527,888
Depreciation, depletion, and amortization	64,368	62,078	70,277
Total cost of sales	578,883	570,966	598,165
Gross profit (loss)	122,233	110,592	(29,658)
Selling, general, and administrative expenses	38,347	39,720	34,992
Total operating income (loss)	83,886	70,872	(64,650)
Interest expense	29,943	17,057	17,746
Interest income	(683)	(60)	(469)
Charges associated with repayment and amendment of debt (note 4)	—	1,643	15,618
Miscellaneous expense (income), net	27	(281)	(1,279)
Total other expenses, net	29,287	18,359	31,616
Income (loss) before income taxes	54,599	52,513	(96,266)
Income tax expense (benefit)	(23,566)	1,559	(273)
Net income (loss)	$78,165	50,954	(95,993)
Income (loss) per common share (note 13)
Basic income (loss) per common share	$2.82	1.85	(3.91)
Diluted income (loss) per common share	$2.82	1.85	(3.91)

See accompanying notes to consolidated financial statements.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’
Equity and Comprehensive Income (Loss)
in thousands)

Predecessor Company	Common stock shares	Common stock par value	Paid-in- capital	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total
Balances, December 31, 2007	21,906	$219	159,403	(91,719)	1,871	69,774
Net loss	—	—	—	(95,993)	—	(95,993)
Amortization of black lung liability	—	—	—	—	(562)	(562)
Black lung obligation adjustment	—	—	—	—	(5,334)	(5,334)
Pension liability adjustment	—	—	—	—	(15,665)	(15,665)
Comprehensive loss						(117,554)
Issuance on common stock, net of offering costs of $421	4,913	49	93,771	—	—	93,820
Common stock issued for acquisition of mineral rights (note 2)	388	4	15,996	—	—	16,000
Issuance of restricted stock awards, net of forfeitures	238	2	(2)	—	—	—
Repurchase of shares for tax withholding	(72)	—	(2,474)	—	—	(2,474)
Exercise of stock options	20	—	542	—	—	542
Stock based compensation	—	—	5,130	—	—	5,130
Balances, December 31, 2008	27,393	274	272,366	(187,712)	(19,690)	65,238
Net Income	—	—	—	50,954	—	50,954
Amortization of pension actuarial amount	—	—	—	—	1,606	1,606
Black lung obligation adjustment	—	—	—	—	(574)	(574)
Pension liability adjustment	—	—	—	—	5,404	5,404
Comprehensive income						57,390
Equity component of convertible debt offering, net of offering costs of $1,433			43,385	—	—	43,385
Issuance of restricted stock awards, net of forfeitures	234	2	(2)	—	—	—
Repurchase of shares for tax withholding	(87)	(1)	(1,712)	—	—	(1,713)
Exercise of stock options	5	—	75	—	—	75
Stock based compensation	—	—	5,967	—	—	5,967
Balances, December 31, 2009	27,545	275	320,079	(136,758)	(13,254)	170,342
Net Income	—	—	—	78,165	—	78,165
Amortization of pension actuarial amount	—	—	—	—	783	783
Amortization of black lung actuarial amount	412	412
Black lung obligation adjustment	—	—	—	—	(10,320)	(10,320)
Pension liability adjustment	(168)	(168)
Tax impact of adjustments to accumulated other comprehensive loss	—	—	—	—	3,540	3,540
Comprehensive income						72,412
Issuance of restricted stock awards, net of forfeitures	284	3	(3)	—	—	—
Repurchase of shares for tax withholding	(55)	—	(844)	—	—	(844)
Exercise of stock options	5	—	73	—	—	73
Stock based compensation	—	—	5,400	—	—	5,400
Balances, December 31, 2010	27,779	$278	324,705	(58,593)	(19,007)	247,383

See accompanying notes to consolidated financial statements.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net income (loss)	$78,165	50,954	(95,993)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, and amortization of property, plant, and equipment	64,368	62,078	70,277
Accretion of asset retirement obligations	3,334	3,212	2,768
Amortization of debt discount and issue costs	8,066	1,813	1,411
Stock-based compensation	5,400	5,967	5,130
Deferred income tax benefit	(22,236)	180	4
Loss (gain) on sale or disposal of property, plant, and equipment	307	(61)	(163)
Write-off of deferred financing costs	—	—	2,383
Changes in operating assets and liabilities:
Receivables	(16,681)	(9,988)	7,745
Inventories	(3,680)	(15,025)	(2,236)
Prepaid royalties and other current assets	(2,433)	(1,440)	100
Restricted cash and short term investments	38,542	(56,820)	(5,222)
Other assets	(2,060)	(4,233)	(4,403)
Accounts payable	10,828	(10,596)	9,762
Accrued salaries, wages, and employee benefits	762	340	632
Accrued taxes	(303)	(1,787)	(2,251)
Other current liabilities	1,066	(3,626)	8,702
Workers’ compensation benefits	5,609	3,558	2,185
Black lung benefits	3,018	1,657	538
Pension obligations	(2,244)	2,144	(1,395)
Asset retirement obligations	(809)	(861)	(1,082)
Other liabilities	43	93	(468)
Net cash provided by (used in) operating activities	169,062	27,559	(1,576)
Cash flows from investing activities:
Additions to property, plant, and equipment	(95,426)	(72,159)	(74,697)
Proceeds from sale of property, plant and equipment	82	149	1,108
Net cash used in investing activities	(95,344)	(72,010)	(73,589)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	172,500	—
Repayment of long-term debt	—	—	(38,800)
Proceeds from Revolver	—	12,500	26,500
Repayments of Revolver	—	(30,500)	(8,500)
Net proceeds from issuance of common stock	—	—	93,820
Debt issuance costs	(1,346)	(5,517)	(486)
Proceeds from exercise of stock options	73	75	542
Net cash provided by (used in) financing activities	(1,273)	149,058	73,076
Increase (decrease) in cash and cash equivalents	72,445	104,607	(2,089)
Cash and cash equivalents at beginning of period	107,931	3,324	5,413
Cash and cash equivalents at end of period	$180,376	107,931	3,324

See accompanying notes to consolidated financial statements.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies and Other Information

Description of Business and Principles of Consolidation

James River Coal Company and its wholly owned subsidiaries (collectively the Company) mine, process and sell bituminous, steam- and industrial-grade coal through five operating complexes located throughout eastern Kentucky and one in southern Indiana. Substantially all coal sales and account receivables relate to the electric utility and industrial markets.

The consolidated financial statements include the accounts of James River Coal Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents and Restricted Cash and Short Term Investments

Cash and cash equivalents are stated at cost. Cash equivalents consist of highly-liquid investments with an original maturity of three months or less when purchased.

Restricted cash is stated at cost. Restricted cash and short term investments consists of cash, cash equivalents and investments in bonds and certificate of deposits. The Company intends to hold all investments held as restricted cash until maturity.

As of December 31, 2010, the Company had restricted cash and short term investments of $23.5 million that it maintained in collateral accounts. The restricted cash and short term investments consisted of $15.0 million of cash to ensure that the Company has adequate capacity under the Revolver to support its outstanding letters of credit (Note 4) and $8.5 million of cash equivalents and short term investments to support the issuance of surety bonds.

As of December 31, 2009, the Company had restricted cash of approximately $62.0 million. The restricted cash secured 105% of the letters of credit that were outstanding as of that date.

Trade Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. The Company evaluates the need for an allowance for doubtful accounts based on review of historical write off experience. The Company has determined that no allowance is necessary for trade receivables as of December 31, 2010 and 2009. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

Inventories of coal and materials and supplies are stated at the lower of cost or market. Cost is determined using the average cost for coal inventories and the first-in, first-out method for materials and supplies. Coal inventory costs include labor, supplies, equipment cost, depletion, royalties, black lung tax, reclamation tax and preparation plant cost.

Asset Retirement Obligations

The Company’s asset retirement obligation liabilities primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws. Asset retirement obligations are initially recorded as a liability based on fair value, which is calculated as the present value of the estimated future cash flows, in the period in which it is incurred. The estimate of ultimate reclamation liability and the expected period in which reclamation work will be performed is reviewed periodically by the Company’s management and engineers. In estimating future cash flows, the Company considers the estimated current cost of reclamation and applies inflation rates and a third party profit. The third party profit is an estimate of the approximate markup that would be charged by

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

contractors for work performed on behalf of the Company. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in cost of produced coal. To the extent there is a difference between the liability recorded and the cost incurred, a gain or loss upon settlement is recognized. The following table sets forth the changes in the Company’s asset retirement obligations at December 31, 2010 and 2009 (in thousands):

	2010	2009
Asset retirement obligations at beginning of year	$44,843	$41,509
Liabilities incurred	1,166	1,246
Liabilities disposed	(154)	(621)
Revisions in estimated cash flows	50	190
Accretion expense	3,334	3,212
Liabilities settled	(850)	(693)
Asset retirement obligations at end of year	48,389	44,843
Less amount included in other current liabilities	(4,991)	(5,000)
Total non-current liability	$43,398	$39,843

Property, Plant, and Equipment

Expenditures for maintenance and repairs are charged to expense, and the costs of mining equipment rebuilds and betterments that extend the useful life are capitalized. Depreciation is provided principally using the straight-line method based upon estimated useful lives, generally ten to 20 years for buildings and one to seven years for machinery and equipment. Mine development costs are capitalized and amortized by the units of production method over estimated total recoverable proven and probable reserves. Amortization of mineral rights is provided by the units of production method over estimated total recoverable proven and probable reserves.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Events that trigger a test for recoverability include material adverse changes in projected revenues and expenses, significant underperformance relative to historical or projected future operating results, and significant negative industry or economic trends. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment charges during the periods presented.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized but is tested for impairment annually, or if certain circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds the fair value of the reporting unit, with the fair value of the reporting unit determined using a discounted cash flow analysis.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Prepaid Royalties

Mineral rights are often acquired in exchange for advance royalty payments. Royalty payments representing prepayments recoupable against future production are capitalized, and amounts expected to be recouped within one year are classified as a current asset. As mining occurs on these leases, the prepayment is offset against earned royalties and is included in the cost of coal sold. Amounts determined to be nonrecoupable are charged to expense.

Other Assets

Other assets at December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Deferred tax asset, net	$30,847	$5,071
Prepaid royalties, net of current portion	17,064	13,910
Deferred financing costs	5,842	6,808
Other	5,801	6,895
	$59,554	$32,684

Deferred financing costs are the costs to obtain new debt financing or amend existing financing agreements and are deferred and amortized to interest expense over the life of the related indebtedness or credit facility using either the effective interest method or the straight-line method if it approximates the effective interest method.

Revenue Recognition

Revenues include sales to customers of Company-produced coal and coal purchased from third parties. The Company recognizes revenue from the sale of Company-produced coal and coal purchased from third parties at the time delivery occurs and risk of loss passes to the customer, which is either upon shipment or upon customer receipt of coal based on contractual terms. Also, the sales price must be determinable and collection reasonably assured.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company evaluates its deferred tax assets to determine the necessity of a valuation allowance. A valuation allowance is required if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income. The Company also considers tax planning strategies in determining the deferred tax asset that will ultimately be realized.

Our effective income tax rate is impacted by the amount of the valuation allowance recorded and percentage depletion. Percentage depletion is an income tax deduction that is limited to a percentage of taxable income from each of our mining properties. Because percentage depletion can be deducted in excess of the cost bases of the properties, it creates a permanent difference and directly impacts the effective tax rate. Fluctuations in the effective tax rate may occur between fiscal periods due to the varying levels of profitability (and thus, taxable income and percentage depletion) at each of our mine locations.

The Company records interest and penalties, if any, associated with income taxes as a component of income tax expense.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Accumulated Other Comprehensive Income (Loss)

The accumulated other comprehensive income (loss) at December 31, 2010, includes a $12.2 million actuarial loss on the Company’s pension plan, a $10.3 million actuarial loss on its black lung obligation and a $3.5 million tax benefit associated with the items included in accumulated comprehensive income (loss). The accumulated other comprehensive income (loss) at December 31, 2009, includes a $12.8 million actuarial loss on the Company’s pension plan and a $0.4 million actuarial loss on its black lung obligation.

Workers’ Compensation

The Company is liable for workers’ compensation benefits for traumatic injuries under state workers’ compensation laws in which it has operations. Except as indicated, the Company is self insured for workers’ compensation for its Kentucky operations, with specific excess insurance purchased from independent insurance carriers to cover individual traumatic claims in excess of the self-insured limits. For the period June 2002 to June 2005, workers’ compensation coverage was insured through a third party insurance company using a large risk rating plan. The Company’s operations in Indiana are insured through a third party insurance company using a large risk rating plan.

The Company accrues for workers’ compensation benefits by recognizing a liability when it is probable that the liability has been incurred and the cost can be reasonably estimated. The Company provides information to independent actuaries, who after review and consultation with the Company with regards to actuarial assumptions, including the discount rate, prepare an estimate of the liabilities for workers’ compensation benefits.

Black Lung Benefits

The Company is responsible under the Federal Coal Mine Health and Safety Act of 1969, as amended, and various states’ statutes for the payment of medical and disability benefits to employees and their dependents resulting from occurrences of coal worker’s pneumoconiosis disease (black lung). The Company provides coverage for federal and state black lung claims through its self-insurance programs for its Central Appalachia operations. For the period between June 2002 and June 2005, all black lung liabilities were insured through a third party insurance company using a large risk rating plan. The Company’s operations in Indiana are insured through a third party insurance company using a large risk rating plan. The Company uses the service cost method to account for its self-insured black lung obligation. The liability measured under the service cost method represents the discounted future estimated cost for former employees either receiving or projected to receive benefits, and the portion of the projected liability relative to prior service for active employees projected to receive benefits.

The periodic expense for black lung claims under the service cost method represents the service cost, which is the portion of the present value of benefits allocated to the current year, interest on the accumulated benefit obligation, and amortization of unrecognized actuarial gains and losses. Actuarial gains and losses are included as a component of accumulated other comprehensive income (loss) and are amortized over the average remaining work life of the workforce.

Annual actuarial studies are prepared by independent actuaries using certain assumptions to determine the liability. The calculation is based on assumptions regarding disability incidence, medical costs, mortality, death benefits, dependents, and interest rates. These assumptions are derived from actual Company experience and industry sources.

Health Claims

The Company is self-insured for certain health care coverage. The cost of this self-insurance program is accrued based upon estimates of the costs for known and anticipated claims. The Company recorded an estimated amount to cover known claims and claims incurred but not reported of $1.7 million and $2.2

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

million as of December 31, 2010 and 2009, respectively, which is included in accrued salaries, wages, and employee benefits.

Equity-Based Compensation Plan

The Company’s stock compensation expense is based on estimated grant-date fair values. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line basis over the requisite service period of the award. The Company’s estimated future forfeiture rates are based on its historical experience.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in order to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP). Significant estimates made by management include the valuation allowance for deferred tax assets, asset retirement obligations and amounts accrued related to the Company’s workers’ compensation, black lung, pension and health claim obligations. Actual results could differ from these estimates.

Note 2. Acquisition of Mineral Rights

In 2008, the Company closed a transaction under an Asset Purchase Agreement to acquire certain coal reserves and permits. The acquired assets included approximately 10.2 million tons of proven and probable surface reserves and 3.6 million tons of proven and probable underground reserves, plus additional surface resources. The purchase price for the acquisition was $36 million, comprised of $16 million in cash at closing, a short term promissory note for $4 million that was paid in full in 2008 and 387,973 shares of newly issued common stock of the Company, valued at $16 million (shares valued based on the most recent closing price prior to closing).

Note 3. Other Current Liabilities

Other current liabilities at December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Accrued interest	$2,098	2,069
Current portion of asset retirement obligation	4,991	5,000
Accrued royalties	7,284	7,746
Other	2,123	624
	$16,496	15,439

Note 4. Long Term Debt and Interest Expense

Long-term debt is as follows at December 31, 2010 and 2009 (in thousands):

	2010	2009
Senior Notes	$150,000	$150,000
Convertible Senior Notes, net of discount	134,022	128,268
Revolver	—	—
Total long-term debt	284,022	278,268
Less amounts classified as current	—	—
Total long-term debt, less current maturities	$284,022	$278,268

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Scheduled maturities of long-term debt are as follows (in thousands):

Year ended December 31:
2011	$—
2012	150,000
2013	—
2014	—
2015	172,500
$322,500

Senior Notes

The $150 million of Senior Notes are due on June 1, 2012 (the Senior Notes). The Senior Notes are unsecured and accrue interest at 9.375% per annum. Interest payments on the Senior Notes are required semi-annually. The Company may redeem the Senior Notes, in whole or in part, at any time at redemption prices of 102.34% through June 1, 2011 and 100% thereafter.

The Senior Notes limit the Company’s ability, among other things, to pay cash dividends. In addition, if a change of control occurs (as defined in the Indenture), each holder of the Senior Notes will have the right to require the Company to repurchase all or a part of the Senior Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Convertible Senior Notes

In 2009, the Company issued $172.5 million of 4.5% Convertible Senior Notes due on December 1, 2015 (the “Convertible Senior Notes”). The Convertible Senior Notes are shown net of a $38.5 million and a $44.2 million discount as of December 31, 2010 and 2009, respectively. The discount on the Convertible Senior Notes relates to the $44.8 million of the proceeds that were allocated to the equity component of the Convertible Senior Notes at issuance, resulting in an effective interest rate of 10.2%. The Convertible Senior Notes are unsecured and are convertible under certain circumstances and during certain periods at an initial conversion rate of 38.7913 shares of the Company’s common stock per $1,000 principal amount of Convertible Senior Notes, representing an initial conversion price of approximately $25.78 per share of the Company’s stock. Interest on the Convertible Senior Notes is paid semi-annually.

None of the Convertible Senior Notes are currently eligible for conversion. The Convertible Senior Notes are convertible at the option of the holders (with the length of time the Convertible Senior Notes are convertible being dependent upon the conversion trigger) upon the occurrence of any of the following events:

•	At any time from September 1, 2015 until December 1, 2015;

•	If the closing sale price of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of the Convertible Senior Notes in effect on the last trading day of the immediately preceding calendar quarter;

•	If the trading price of the Convertible Senior Notes for each trading day during any five consecutive business day period, as determined following a request of a holder of Convertible Senior Notes, was equal to or less than 97% of the “Conversion Value” of the Convertible Senior Notes on such trading day; or

•	If the Company elects to make certain distributions to the holders of its common stock or engage in certain corporate transactions.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Revolver

In January 2010, the Company amended and restated its existing Revolving Credit Agreement (as amended and restated the Revolving Credit Agreement is referred to as the Revolver). The following is a summary of significant terms of the Revolver.

Maturity	February 2012
Interest/Usage Rate	Company’s option of Base Rate(a) plus 3.0% or LIBOR plus 4.0% per annum
Maximum Availability	Lesser of $65.0 million or the borrowing base(b)
Periodic Principal Payments	None

(a)	Base rate is the higher of (1) the Federal Fund Rate plus 3.0%, (2) the prime rate and (3) a LIBOR rate plus 1.0%.

(b)	The Revolver’s borrowing base is based on the sum 85% of the Company’s eligible accounts receivable plus 65% of the eligible inventory minus reserves from time to time set by the administrative agent. The eligible accounts receivable and inventories are further adjusted as specified in the agreement. The Company’s borrowing base can also be increased by 95% of any cash collateral that the Company maintains in a cash collateral account.

The Revolver provides that the Company can use the Revolver availability to issue letters of credit. The Revolver provides for a 4.25% fee on any outstanding letters of credit issued under the Revolver and a 0.5% fee on the unused portion of the Revolver. The Revolver requires certain mandatory prepayments from certain asset sales, incurrence of indebtedness and excess cash flow. The Revolver includes financial covenants that require the Company to maintain a minimum Adjusted EBITDA and a maximum Leverage Ratio and limit capital expenditures, each as defined by the agreement. However, the minimum Adjusted EBITDA and maximum Leverage Ratio covenants are only applicable if the Company’s unrestricted cash balance falls below $75.0 million and would remain in effect until the Company’s unrestricted cash exceeds $75.0 million for 90 consecutive days.

As of December 31, 2010, the Company had used $58.8 million of the $65.0 million available under the Revolver to secure outstanding letters of credits. As of December 31, 2010, the Company had $15.0 million of cash in a restricted cash collateral account to ensure that the Company has adequate capacity under the Revolver to support its outstanding letters of credit.

Prior Debt Agreements

As discussed above, the terms of the Prior Revolver were amended and restated in January 2010. There were no amounts outstanding on the Prior Revolver as of December 31, 2009 or at the time it was amended.

The Company expensed $1.6 million in 2009 in connection with a fee to terminate a Prior Letter of Credit Facility and included the fee in charges associated with the repayment and amendment of debt in the consolidated financials statements for the year ended December 31, 2009.

In 2008, in connection with the repayment of a Prior Term Facility, the Company expensed approximately $2.4 million of unamortized financing charges on the Prior Term Facility in the year ended December 31, 2008. In 2008, the Company expensed approximately $13.3 million of costs associated with the two credit amendments to its Prior Revolver and Prior Term Credit Agreement. The write-off of the unamortized financing charges and the expenses associated with the amendments to the Credit Amendments are included in charges associated with the repayment and amendment of debt in the consolidated financials statements for the year ended December 31, 2008.

Interest Expense

During the years ended December 31, 2010, 2009 and 2008, the Company paid $22.1 million, $14.4 million, and $16.8 million in interest, respectively.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Other

The Convertible Senior Notes rank equally with all of the Company’s existing and future senior unsecured indebtedness, including the Company’s unsecured Senior Notes. The Convertible Senior Notes are not guaranteed by any of James River Coal Company’s subsidiaries, while the Company’s unsecured Senior Notes are guaranteed by certain of James River Coal Company’s subsidiaries. The Convertible Senior Notes are effectively subordinated to all of the Company’s existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and structurally subordinated to all existing and future liabilities of James River Coal Company’s subsidiaries, including their trade payables. The Revolver is secured by substantially all of the Company’s assets.

The Company was in compliance with all of the financial covenants under its outstanding debt instruments as of December 31, 2010.

Note 5. Workers’ Compensation Benefits

As of December 31, 2010 and 2009, the workers’ compensation benefit obligation consisted of the following (in thousands):

	2010	2009
Workers’ compensation benefits	$64,944	59,335
Less current portion	9,000	8,950
Noncurrent portion of workers’ compensation benefits	$55,944	50,385

Actuarial assumptions used in the determination of the liability for the self-insured portion of workers’ compensation benefits included a discount rate of 4.5% and 5.3% at December 31, 2010 and 2009, respectively.

Note 6. Pneumoconiosis (Black Lung) Benefits

As of December 31, 2010 and 2009, the black lung benefit obligation consisted of the following (in thousands):

	2010	2009
Black lung benefits	$45,725	32,799
Less current portion	2,282	1,782
Noncurrent portion of black lung benefits	$43,443	31,017

A reconciliation of the changes in the black lung benefit obligation is as follows (in thousands):

	2010	2009
Beginning of the year black lung obligation	$32,799	30,568
Black lung actuarial liability adjustment	10,320	575
Service cost	1,757	1,225
Interest cost	2,235	1,712
Benefit payments	(1,386)	(1,281)
End of year accumulated black lung obligation	$45,725	32,799

The actuarial assumptions used in the determination of accumulated black lung obligations as of December 31, 2010 and 2009 included a discount rate of 5.4% and 5.8%, respectively. A 1.0% decrease in the discount rate used at December 31, 2010, would increase the black lung obligation by approximately $6.9 million. For purposes of determining net periodic expense related to such obligations, the Company used a discount rate of 5.8%, 5.8%, and 6.5% for the years ended December 31, 2010, 2009 and 2008.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

The components of net periodic benefit cost are as follows (in thousands):

	2010	2009	2008
Service cost	$1,757	1,225	480
Interest cost	2,235	1,712	1,962
Amortization of actuarial losses (gains)	412	—	(562)
Net periodic benefit cost	$4,404	2,937	1,880

In March 2010, The Patient Protection and Affordable Care Act of 2010 (Act) was enacted into law and included a black-lung provision that creates a rebuttable presumption that a miner with at least 15 years of service, with totally disabling pulmonary or respiratory lung impairment and negative radiographic chest x-ray evidence would be disabled due to pneumoconiosis and be eligible for black lung benefits. The new Act also makes it easier for widows of miners to become eligible for benefits. In 2010, we estimated the impact of these changes on a limited population of current and potential future claimants, resulting in an estimated $9.8 million increase to the black lung obligation. This estimated increase in the black lung obligation was recorded along with an increase in the actuarial loss included in “Accumulated other comprehensive loss” on our balance sheet. As of December 31, 2010, we are not able to estimate the impact of this legislation on the obligations related to future claims from older terminated miners and possible re-filed claims, due to significant uncertainty around the number of claims that will be filed and the effect the new award criteria will have on these claim populations. We will continue to assess the impact of this legislation on our initial estimate as additional information becomes available and future regulations are issued.

As of December 31, 2010, the Company has a $10.3 million gross actuarial loss recorded in accumulated other comprehensive income (loss) on its black lung obligation. The Company expects that it will amortize $0.6 million of this actuarial loss during the year ended December 31, 2011.

Note 7. Equity

Preferred Stock and Shareholder Rights Agreement

The Company has authorized 10,000,000 shares of preferred stock, $1.00 par value per share, the rights and preferences of which are established by the Board of the Directors. The Company has reserved 500,000 of these shares as Series A Participating Cumulative Preferred Stock for issuance under a shareholder rights agreement (the Rights Agreement).

On May 25, 2004, the Company’s shareholders approved the Rights Agreement and declared a dividend of one preferred share purchase right (Right) for each two shares of common stock outstanding. Each Right entitles the registered holder to purchase from the Company one one-hundredth (1/100) of a share of our Series A Participating Cumulative Preferred Stock, par value $1.00 per share, at a price of $200 per one one-hundredth of a Series A preferred share. The Rights are not exercisable until a person or group of affiliated or associated persons (an Acquiring Person) has acquired or announced the intention to acquire 20% or more of the Company’s outstanding common stock.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of the Company’s consolidated assets or earning power is sold after a person or group has become an Acquiring Person, each holder of a Right, other than the Rights beneficially owned by the Acquiring Person (which will thereafter be void), will receive, upon the exercise of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, each Right holder, other than the Acquiring Person (whose Rights will become void), will have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right.

The rights will expire May 25, 2014, unless that expiration date is extended. The Board of Directors may redeem the Rights at a price of $0.001 per Right at any time prior to the time that a person or group becomes an Acquiring Person.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Equity Based Compensation

Under the 2004 Equity Incentive Plan (the Plan), participants may be granted stock options (qualified and nonqualified), stock appreciation rights (SARs), restricted stock, restricted stock units, and performance shares. The total number of shares that may be awarded under the Plan is 2,400,000, and no more than 1,000,000 of the shares reserved under the Plan may be granted in the form of incentive stock options. The Company currently has the following types of equity awards outstanding under the Plan.

Restricted Stock Awards

Pursuant to the Plan certain directors and employees have been awarded restricted common stock with such shares vesting over two to five years. The related expense is amortized over the vesting period.

Stock Option Awards

Pursuant to the Plan certain directors and employees have been awarded options to purchase common stock with such options vesting ratably over three to five years. The Company’s stock options have been issued at exercise prices equal to or greater than the fair value of the Company’s stock at the date of grant.

Shares awarded or subject to purchase under the Plan that are not delivered or purchased, or revert to the Company as a result of forfeiture or termination, expiration or cancellation of an award or that are used to exercise an award or for tax withholding, will be again available for issuance under the Plan. At December 31, 2010, there were 594,343 shares available under the Plan for future awards.

The following table highlights the expense related to share-based payment for the periods ended December 31 (in thousands):

	2010	2009	2008
Restricted stock	$5,095	5,655	4,813
Stock options	305	312	317
Stock based compensation	$5,400	5,967	5,130

The fair value of the restricted stock issued and outstanding is equal to the value of shares at the grant date. At this time, the Company does not expect any of its restricted shares or options to be forfeited before vesting. The fair value of stock options was estimated using the Black-Scholes option pricing model. The Company used the following assumptions to value the stock options issued during the periods indicated below:

	2010	2009	2008
Dividend yield	0.0%	0.0%	0.0%
Expected volatility factor (1)	90.0%	90.0%	70.0%
Weighted average expected volatility	90.0%	90.0%	70.0%
Risk-free interest rate (2)	3.9%	2.6%	3.4%
Expected term (in years)	6.5	6.5	6.5

(1)	The Company used historical experience to estimate its volatility.

(2)	The risk-free interest rate for periods is based on U.S. Treasury yields in effect at the time of grant.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

The following is a summary of restricted stock and stock option awards:

	Restricted Stock		Stock Options
	Number of Shares Outstanding	Weighted Average Fair Value at Issue	Number of Shares Outstanding	Weighted Average Exercise Price
January 1, 2008	676,307	$15.84	264,334	$15.79
Granted	244,140	35.68	20,000	36.30
Exercised/Vested	(212,598)	15.62	(20,000)	27.12
Canceled	(5,800)	19.16	(3,334)	14.84
December 31, 2008	702,049	22.78	261,000	16.51
Granted	234,311	13.87	20,000	13.87
Exercised/Vested	(218,708)	16.27	(5,000)	15.00
Canceled	—	—	—	—
December 31, 2009	717,652	21.86	276,000	16.34
Granted	287,622	17.01	20,000	17.01
Exercised/Vested	(158,788)	26.69	(5,000)	14.60
Canceled	(3,600)	19.36	—	—
December 31, 2010	842,886	$19.30	291,000	$16.42

The following table summarizes additional information about the stock options outstanding at December 31, 2010.

	Range of Exercise Price	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (1) (in 000’s)
Outstanding at December 31, 2010	$10.80–$36.30	291,000	$16.42	4.8	$3,052

Exercisable at December 31, 2010	$10.80–$36.30	251,004	$15.98	4.1	$2,732

Vested and expected to vest at December 31, 2010		291,000	$16.42	4.8	$3,052

(1)	The difference between a stock award’s exercise price and the underlying stock’s market price at December 31, 2010. No value is assigned to stock awards whose option price exceeds the stock’s market price at December 31, 2010.

The following table summarizes the Company’s total unrecognized compensation cost related to stock based compensation as of December 31, 2010.

	Unearned Compensation (in 000’s)	Remaining Period Of Expense Recognition (in years)
Stock Options	$380	1.8
Restricted Stock	9,578	2.8
Total	$9,958

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Note 8. Income Taxes

Income tax expense (benefit) consists of the following (in thousands):

	2010	2009	2008
Current:
Federal	$(1,354)	1,354	—
State	24	25	(277)
	(1,330)	1,379	(277)
Deferred:
Federal	(20,720)	165	53
State	(1,516)	15	(49)
	(22,236)	180	4
	$(23,566)	1,559	(273)

A reconciliation of income taxes computed at the statutory federal income tax rate to the expense (benefit) for income taxes included in the consolidated statements of operations is presented below:

	2010		2009	2008
Federal income taxes at statutory rates	35.0%		34.0%	(34.0	) %
Percentage depletion	(20.4)		(25.8)	(3.8)
Effect of state and federal tax rate change, net	1.7		(0.2)	(0.1)
Change in valuation allowance	(60.9)		(6.2)	39.2
State income taxes, net of federal	(1.8)		0.4	(2.4)
Other, net	3.2		0.8	0.8
	(43.2	) %	3.0%	(0.3	) %

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below (in thousands):

	2010	2009
Deferred tax assets:
Accruals for financial reporting purposes, principally workers’ compensation and black lung obligations	$60,520	55,001
Net operating loss carryforwards	75,182	73,504
Accumulated comprehensive income, principally pension	8,258	4,718
Other	104	1,405
Total gross deferred tax assets	144,064	134,628
Less valuation allowance	—	33,247
Gross deferred tax assets net of valuation	144,064	101,381
Deferred tax liabilities:
Discount on Senior Convertible Notes	14,120	15,824
Other—principally property, plant and equipment due to differences in depreciation, depletion and amortization	99,097	80,486
Total gross deferred tax liability	113,217	96,310
Net deferred tax asset	$30,847	5,071

The net deferred tax asset is included in other assets. In connection with the completion of our forecasts for future taxable income in the fourth quarter of 2010 and considering other relevant factors, including a history of positive operating results, the Company concluded that the deferred tax assets that were previously being

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

reduced by a valuation allowance are more likely than not to be realizable. As a result, the 2010 income taxes include a $33.2 million income tax benefit related to the reversal of the income tax valuation allowance. This $33.2 million income tax benefit consists of the year end reversal of $22.1 million of the valuation allowance in connection with the conclusion that the deferred tax assets will be more likely than not to be realized and the reversal of $11.1 million of the valuation during the year in connection with the utilization of net operating losses.

At December 31, 2010, the Company has consolidated NOLs for federal income tax purposes of approximately $206 million that expire beginning in 2023 and consolidated Kentucky net operating loss carryforwards of approximately $80 million which expire beginning in 2023. These net operating loss carryforwards generate a combined federal and state tax benefit of approximately $75.2 million.

The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company has identified its federal tax return and its state tax returns in Virginia, Kentucky and Indiana as “major” tax jurisdictions. The only periods subject to examination for the Company’s federal return are the 2007 through 2010 tax years. The periods subject to examination for the Company’s state returns in Virginia are years 2007 through 2010; Kentucky are years 2006 through 2010 and Indiana are years 2007 through 2010. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its consolidated financial position. Therefore, no reserves for uncertain income tax positions have been recorded.

During the year ended December 31, 2010, the Company paid no income taxes. During the year ended December 31, 2009, the Company paid income taxes of $1.6 million. The Company received $0.1 million of income tax refunds during 2008. The income tax benefit (expense) includes no interest and penalties for the years ended December 31, 2010, 2009 and 2008.

Note 9. Employee Benefit Plans

Defined Benefit Pension Plan

In 2007, the Company froze pension plan benefit accruals for all employees covered under its qualified non-contributory defined benefit pension plan. The Company’s funding policy is to contribute annually an amount at least equal to the minimum funding requirements actuarially determined in accordance with the Employee Retirement Income Security Act of 1974.

The plan assets for the qualified defined benefit pension plan are held by an independent trustee. The plan’s assets include investments in cash and cash equivalents and mutual funds holding corporate and government bonds and preferred and common stocks. The Company has an internal investment committee that sets investment policy, selects and monitors investment managers and monitors asset allocation.

The investment policy for the pension plan assets includes the objectives of providing growth of capital and income while achieving a target annual rate of return of 7.5% over a full market cycle, approximately 5 to 7 years. Diversification of assets is employed to reduce risk. The current target asset allocation is 70% for equity securities (including 45% Large Cap, 15% Small Cap, 10% International) and 30% for cash and interest bearing securities. The investment policy is based on the assumption that the overall portfolio volatility will be similar to that of the target allocation. Given the volatility of the capital markets, strategic adjustments in various asset classes may be required to rebalance asset allocation back to its target policy. Investment fund managers are not permitted to invest in certain securities and transactions as outlined by the investment policy statements specific to each investment category without prior investment committee approval.

To develop the expected long-term rate of return on assets assumption, the Company performs a periodic analysis which considers the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This evaluation resulted in the selection of the 7.5% long-term rate of return on assets assumption for the year ended December 31, 2010.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

The Company utilizes a fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The plan assets are valued using unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The fair value of the major categories of qualified defined benefit pension plan assets includes the following (in thousands):

	2010		2009
	Amount	Percentage	Amount	Percentage
Mutual funds — equity	$35,547	61.9%	$28,987	57.6%
Mutual funds — international equity	5,113	8.9%	4,980	9.9%
Mutual funds — fixed income/taxable	16,507	28.7%	16,097	32.0%
Money market funds and cash	309	0.5%	270	0.5%
	$57,476	100.0%	$50,334	100.0%

The following table sets forth changes in the plan’s benefit obligations, changes in the fair value of plan assets, and funded status at December 31, 2010 and 2009 (in thousands):

	2010	2009
Change in benefit obligation:
Projected benefit obligation at beginning of year	$65,161	62,242
Interest cost	3,760	3,660
Actuarial loss	3,103	1,582
Benefits paid	(2,580)	(2,323)
Projected benefit obligation at end of year	$69,444	65,161
Change in plan assets:
Fair value of plan assets at beginning of year	$50,334	42,549
Actual return on plan assets	6,624	10,085
Employer contributions	3,098	23
Benefits paid	(2,580)	(2,323)
Fair value of plan assets at end of year	$57,476	50,334
Reconciliation of funded status:
Funded status	$(11,968)	(14,827)
Net amount recognized	$(11,968)	(14,827)
Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(11,968)	(14,827)

The accumulated benefit obligation of the plan was $69.4 million and $65.2 million as of December 31, 2010 and 2009, respectively. Company contributions in 2011 are expected to be approximately $1.8 million.

The components of net periodic benefit cost and benefits paid by period are as follows (in thousands):

	2010	2009	2008
Interest cost	$3,760	3,660	3,645
Expected return on plan assets	(3,689)	(3,099)	(4,358)
Recognized net actuarial loss	783	1,606	—
Net periodic benefit cost	$854	2,167	(713)

Benefits paid	$2,580	2,323	2,847

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

As of December 31, 2010 and 2009 the Company had a $12.2 million and a $12.8 million gross actuarial loss recorded in accumulated other comprehensive loss on its defined benefit plan. The Company expects to recognize $0.8 million of the net actuarial loss in the year ended December 31, 2011.

The weighted-average assumptions used to determine the pension benefit obligations are as follows:

	2010	2009
Discount rate	5.4%	5.9%
Expected return on plan assets	7.5%	7.5%

The weighted-average assumptions used to determine the net periodic benefit cost are as follows:

	2010	2009	2008
Discount rate	5.9%	6.0%	5.8%
Expected return on plan assets	7.5%	7.5%	7.5%

The following benefit payments are expected to be paid (based on the assumptions described above (in thousands)).

Year ended December 31:
2011	$3,028
2012	3,182
2013	3,315
2014	3,544
2015	3,669
2016–2020	20,711

Savings and Profit Sharing Plan

The Company sponsors defined contribution pension plans and profit sharing plans. All U.S. employees are eligible for at least one of the Company’s plans. The Company’s contributions vary depending on the plan and cannot exceed the maximum allowable for tax purposes. The Company recognized approximately $2.8 million, $3.3 million and $3.7 million of expense relating to these plans for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 10. Major Customers

During 2010, approximately 71% of total revenues were from two customers in the CAPP segment, the largest of which represented 39% of total revenues, and an additional 11% of our total revenues were from one customer in the Midwest segment. During 2009, approximately 76% of total revenues were from two customers in the CAPP segment, the largest of which represented 39% of revenues. During 2008, approximately 48% of total revenues were from two customers in the CAPP segment, the largest of which represented 36% of revenues. The segment revenues are included in Note 15.

Note 11. Leases

The Company leases equipment and various other properties under non-cancelable long-term leases, expiring at various dates. Certain leases contain options that would allow the Company to extend the lease or purchase the leased asset at the end of the base lease term. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 were as follows (in thousands):

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Operating leases
Year ended December 31:
2011	$7,393
2012	3,280
2013	1,329
2014	728
2015	—
$12,730

The Company incurred rent expense on equipment and office space of approximately $11.2 million, $10.8 million and $10.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 12. Commitments and Contingencies

Future minimum royalty commitments under coal lease agreements at December 31, 2010 were as follows (in thousands):

Royalty commitments
Year ended December 31:
2011	$25,042
2012	23,897
2013	23,123
2014	21,405
2015	20,831
2016 and thereafter	100,651
$214,949

(a)	Certain coal leases do not have set expiration dates but extend until completion of mining of all merchantable and mineable coal reserves. For purposes of this table, we have generally assumed that minimum royalties on such leases will be paid for a period of ten years.

(b)	Certain coal leases require payment based on minimum tonnage, for these contracts an average sales price of $90.00 per ton was used to project the future commitment.

The Company has established irrevocable letters of credit totaling $58.8 million as of December 31, 2010 to guarantee performance under certain contractual arrangements. The letters of credit have been issued under the Company’s Revolver (see Note 4).

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Note 13. Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding during the period and, when dilutive, potential common shares from the exercise of stock options and restricted common stock subject to continuing vesting requirements, pursuant to the treasury stock method.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

The following table provides a reconciliation of the number of shares used to calculate basic and diluted earnings (loss) per share (in thousands):

	2010	2009	2008
Basic earnings per common share:
Net income (loss)	$78,165	50,954	(95,993)
Income allocated to participating securities	(2,336)	(1,395)	—
Net income (loss) available to common shareholders	$75,829	49,559	(95,993)

Weighted average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	26,883	26,765	24,520
Dilutive effect of unvested restricted stock (participating securities)	830	754	—
Dilutive effect of stock options	54	49	—
Diluted number of common shares and common equivalent shares outstanding	27,767	27,568	24,520
Basic earnings (loss) per common share	$2.82	1.85	(3.91)

Diluted net income per common share:
Net income (loss)	$78,165	50,954	(95,993)
Income allocated to participating securities	—	—	—
Net income (loss) available to potential common shareholders	$78,165	50,954	(95,993)
Diluted net earnings (loss) per share	$2.82	1.85	(3.91)

For periods in which there was a loss, the Company excludes from its diluted loss per share calculation options to purchase shares and the unvested portion of time vested restricted shares, as inclusion of these securities would have reduced the net loss per share. The excluded instruments would have increased the diluted weighted average number of common and common equivalent shares outstanding by approximately 0.8 million for the year ended December 31, 2008. In addition, in periods of net losses, the Company has not allocated any portion of such losses to participating securities holders for its basic loss per share calculation as such participating securities holders are not contractually obligated to fund such losses.

The Company’s Convertible Senior Notes are convertible at the option of the holders upon the occurrence of certain events (Note 4). As of December 31, 2010, the 4.5% Convertible Senior Notes had not reached the specified threshold for conversion.

Note 14. Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information. As of December 31, 2010 and 2009, except for long-term debt obligations, the carrying amounts of all financial instruments approximate their fair values due to their short maturities.

The carrying value and fair value of our Senior Notes and Convertible Senior Notes are as follows (in thousands)

	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior Notes	$150,000	$153,000	$150,000	$153,750
Convertible Senior Notes (excludes discount)	172,500	210,880	172,500	171,650

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

The fair values of our Senior Notes and Convertible Senior Notes are based on available market data at the date presented. The carrying value of the Convertible Senior Notes reflected in long-term debt in the table above reflects the full face amount of $172.5 million, which has been adjusted in the Consolidated Balance Sheets for a discount related to its convertible feature (Note 4).

Note 15. Segment Information

The Company has two segments based on the coal basins in which the Company operates. These basins are located in Central Appalachia (CAPP) and in the Midwest (Midwest). The Company’s CAPP operations are located in eastern Kentucky and the Company’s Midwest operations are located in southern Indiana. Coal quality, coal seam height, transportation methods and regulatory issues are generally consistent within a basin. Accordingly, market and contract pricing have been developed by coal basin. The Company manages its coal sales by coal basin, not by individual mine complex. Mine operations are evaluated based on their per-ton operating costs. Operating segment results are shown below (in thousands).

	Years Ended December 31,
	2010	2009	2008
Revenues
CAPP	$585,064	579,108	467,609
Midwest	116,052	102,450	100,898
Corporate	—	—	—
Total	$701,116	681,558	568,507
Depreciation, depletion and amortization
CAPP	$53,467	49,380	55,979
Midwest	10,840	12,646	14,218
Corporate	61	52	80
Total	$64,368	62,078	70,277
Total operating income (loss)
CAPP	$96,237	98,485	(35,861)
Midwest	7,537	(4,909)	(10,296)
Corporate	(19,888)	(22,704)	(18,493)
Total	$83,886	70,872	(64,650)
Interest Income (1)
Corporate	$(683)	(60)	(469)
Total	$(683)	(60)	(469)
Interest Expense (1)
Corporate	$29,943	17,057	17,746
Total	$29,943	17,057	17,746
Income tax expense (benefit) (1)
Corporate	$(23,566)	1,559	(273)
Total	$(23,566)	1,559	(273)
Net earnings (loss) (1)
CAPP	$96,237	98,485	(35,861)
Midwest	7,537	(4,909)	(10,296)
Corporate	(25,609)	(42,622)	(49,836)
Total	$78,165	50,954	(95,993)

(1)	The Company does not allocate interest income, interest expense or income taxes to its segments.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	December 31,
	2010	2009
Total Assets
CAPP	$551,762	421,825
Midwest	114,939	88,815
Corporate	117,868	158,672
Total	$784,569	669,312

Goodwill
CAPP	$—	—
Midwest	26,492	26,492
Corporate	—	—
Total	$26,492	26,492

	Years Ended December 31,
	2010	2009	2008
Capital Expenditures
CAPP	$75,795	58,147	66,467
Midwest	19,631	13,840	8,167
Corporate	—	172	63
Total	$95,426	72,159	74,697

Note 16. Subsequent Event

On March 6, 2011, the Company signed a definitive agreement to purchase International Resource Partners LP (“IRP”) and its subsidiary companies for $475 million in an all-cash transaction. IRP mines, processes and sells metallurgical and steam coal through its mining complexes in Southern West Virginia and Eastern Kentucky. IRP, through its wholly owned subsidiary Logan & Kanawha, also conducts coal brokering and trading operations.

The Company has secured $375 million in committed bridge financing from Deutsche Bank AG Cayman Islands Branch and UBS Loan Finance LLC which in addition to existing cash balances, is expected to be sufficient to finance the purchase price for IRP. The bridge financing, if drawn upon, would have interest at variable rates reset monthly based on certain liquidity measures of the combined company. Any funding under the bridge financing would be required to be prepaid, if the Company were to raise certain alternate financing, as defined in the agreement. Additionally the bridge financing provides for conversion to term financing if the Company does not raise alternate financing, as specified by the agreement, within one year of any funding under the bridge financing.

The purchase agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations. The closing of the acquisition is subject to the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain third party consents and other customary closing conditions. The acquisition is expected to close in the first half of 2011.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Note 17. Quarterly Information (Unaudited)

Set forth below is the Company’s quarterly financial information for the previous two fiscal years (in thousands, except per share amounts):

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Total revenue	$184,601	183,045	171,420	162,050
Gross profit	38,926	38,098	25,500	19,709
Income from operations	29,607	28,275	15,695	10,309
Income before taxes	22,272	20,594	8,755	2,978
Net income	23,245	19,850	9,200	25,870
Basic Earnings per share	$0.84	0.72	0.33	0.93
Diluted Earning per share	0.84	0.71	0.33	0.93

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Total revenue	$192,121	$171,649	$168,320	$149,468
Gross profit	44,941	28,006	24,387	13,258
Income from operations	35,654	17,447	14,121	3,650
Income (loss) before taxes	31,680	13,748	10,246	(3,161)
Net income (loss)	28,171	16,178	9,808	(3,203)
Earning (loss) per share (Basic and Diluted):	$1.03	0.59	0.36	(0.12)

Report of Independent Auditors

To the Partners of
International Resource Partners LP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, partners’ capital and cash flows present fairly, in all material respects, the financial position of International Resource Partners LP (the “Partnership”) and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3, the Partnership has restated its 2009 consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
March 1, 2011

International Resource Partners LP
Consolidated Balance Sheets
December 31, 2010 and 2009

	2010	2009 (as restated)
Assets
Current assets
Cash and cash equivalents	$44,101,686	$25,224,074
Trade accounts receivable	36,155,038	19,679,426
Inventories (Note 4)	19,687,647	14,498,402
Prepaid expenses and other current assets	3,111,324	2,350,367
Total current assets	103,055,695	61,752,269
Property, plant and equipment, net (Note 5)	129,401,243	101,932,186
Intangible assets (Note 6)	5,455,625	7,533,125
Goodwill (Note 7)	12,084,807	12,084,807
Debt issuance costs, net	429,199	911,458
Deferred minimum royalties	4,771,319	176,600
Other assets	1,065,760	150,111
Total assets	$256,263,648	$184,540,556

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$25,234,102	$12,883,819
Demurrage accrual	4,438,544	1,535,843
Due to affiliates (Note 15)	428,197	484,352
Current maturities of long-term debt (Note 10)	40,106,034	6,699,013
Accrued interest	92,973	114,177
Current portion of reclamation and mine closing liability (Note 11)	11,451,225	971,225
Derivative instrument (Note 9)	704,529	—
Other current liabilities	6,711,716	5,122,963
Total current liabilities	89,167,320	27,811,392
Long-term debt, net of current maturities (Note 10)	783,773	57,829,719
Reclamation and mine closing liability (Note 11)	17,843,412	8,479,190
Derivative instrument	—	1,954,099
Total liabilities	107,794,505	96,074,400
Commitments and contingencies
Partners’ capital
General partner	2,942,301	1,746,022
Limited partners	145,526,842	86,720,134
Total partners’ capital	148,469,143	88,466,156
Total liabilities and partners’ capital	$256,263,648	$184,540,556

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Consolidated Statements of Income
Years Ended December 31, 2010 and 2009

	2010	2009 (as restated)
Revenues	$490,336,345	$288,374,703
Cost of sales (exclusive of depreciation and depletion)	388,240,562	233,562,381
Depreciation and depletion (Note 5)	30,929,808	22,719,510
Gross profit	71,165,975	32,092,812

Other operating (expense) income
Selling, general, and administrative expenses	(20,388,001)	(12,651,069)
Amortization of intangible assets (Note 6)	(2,077,500)	(2,077,500)
Gain (loss) on sales of property, plant and equipment	243,110	(2,495)
Total other operating expense, net	(22,222,391)	(14,731,064)
Operating income	48,943,584	17,361,748

Non-operating income (expense)
Unrealized gain on derivative instrument (Notes 8 and 9)	1,249,570	800,413
Interest income	242,091	173,145
Other income	633,803	405,241
Gain on bargain purchase of business (Note 18)	6,081,414	—
Interest expense	(5,826,970)	(4,620,751)
Total non-operating income (expense), net	2,379,908	(3,241,952)
Net Income	$51,323,492	$14,119,796

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Consolidated Statements of Partners’ Capital
Years Ended December 31, 2010 and 2009

	General Partner	Limited Partners	Total
Balance at December 31, 2008	$1,634,826	$81,271,534	$82,906,360
Net income (as restated)	282,396	13,837,400	14,119,796
Distributions	(171,200)	(8,388,800)	(8,560,000)
Balance at December 31, 2009 (as restated)	1,746,022	86,720,134	88,466,156
Net income	1,026,470	50,297,022	51,323,492
Partner contributions	403,280	19,600,000	20,003,280
Issuance related to RUP Plan (Note 17)	—	349,737	349,737
Distributions	(233,471)	(11,440,051)	(11,673,522)
Balance at December 31, 2010	$2,942,301	$145,526,842	$148,469,143

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009 (as restated)
Cash flows from operating activities
Net income	$51,323,492	$14,119,796
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and depletion	30,929,808	22,719,510
Amortization of intangible assets	2,077,500	2,077,500
Unrealized gain on derivative instrument	(1,249,570)	(800,413)
Amortization of debt issuance costs	482,259	724,089
Accretion expense for reclamation and mine closing	1,962,999	545,478
Net stock-based compensation	349,737	—
Gain on bargain purchase of business	(6,081,414)	—
(Gain) loss on sales of property, plant and equipment	(243,110)	2,495
Changes in operating assets and liabilities
Trade accounts receivable	(16,475,612)	(4,736,289)
Inventories	(2,424,830)	(9,426,665)
Prepaid expenses and other current assets	(760,957)	(1,605,023)
Deferred minimum royalties	(920,925)	269,622
Other assets	(915,649)	(373,181)
Accounts payable	10,760,715	3,210,684
Demurrage accrual	2,902,701	(7,593,905)
Due to affiliates	(56,155)	430,593
Accrued interest	(21,204)	(8,529)
Other current liabilities	1,423,471	766,389
Other liabilities	641,813	644,667
Net cash provided by operating activities	73,705,069	$20,966,818
Cash flows from investing activities
Purchases of property, plant and equipment	(16,579,766)	(17,518,831)
Purchase of business, net of cash transferred	(22,651,071)	—
Proceeds from sales of property, plant and equipment	620,865	1,256
Net cash used in investing activities	(38,609,972)	(17,517,575)
Cash flows from financing activities
Debt issuance costs	—	(562,500)
Principal payments on long-term borrowings and capital leases	(24,547,243)	(2,528,998)
Partner contributions	20,003,280	—
Distribution to partners	(11,673,522)	(8,560,000)
Net cash used in financing activities	(16,217,485)	(11,651,498)
Increase (decrease) in cash and cash equivalents	18,877,612	(8,202,256)
Cash and cash equivalents
Beginning of period	25,224,074	33,426,330
End of period	$44,101,686	$25,224,074

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

Note 1. Organization

International Resource Partners LP (the “Partnership”) is a Delaware limited partnership. The Partnership was formed on March 22, 2007 and commenced operations effective June 1, 2007. The Partnership is engaged in the coal industry, primarily in extraction, processing and sale of coal mined in West Virginia. During 2010, the Partnership expanded operations to Kentucky (see Note 18). The Partnership produces high volatile metallurgical coal and high quality steam coal from a combination of underground and surface mining operations. The Partnership sells both internally produced and third-party purchased and blended coal to a variety of commercial customers and utilities, both foreign and domestic.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation: The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

Recently Adopted and Issued Accounting Pronouncements: Effective January 1, 2010, the Partnership adopted changes issued by the Financial Accounting Standards Board (the “FASB”) to disclosure requirements for fair value measurements. These changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. These changes also require a reporting entity to present separately, information about purchases, sales, issuances, and settlements in the reconciliation of activity in Level 3 fair value measurements. The adoption of these changes did not have a material impact on the consolidated financial statements.

On January 1, 2010, the Partnership adopted changes issued by the FASB to accounting for transfers of financial assets. These changes require disclosure of more information about transfers of financial assets and potential continuing involvement related to the transferred assets by the transferor. In addition, the concept of qualifying special-purpose entities will no longer be relevant and any such entities must be evaluated for consolidation by the reporting entity. The adoption of these changes did not have a material impact on the consolidated financial statements.

In May 2009 and as updated in February 2010, the FASB issued new guidance regarding subsequent events. The guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The guidance is effective for interim or annual periods ending after June 15, 2009. Accordingly, the Partnership adopted these changes as of June 30, 2009. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates relate to the valuation of inventories, coal reserves, goodwill and intangible assets, estimation of the useful lives of property, plant and equipment and intangible assets, fair valuation of derivative instruments, liabilities for asset retirement obligations, liabilities incurred but not reported for employee medical claims, and the fair valuation of an acquired business and the related purchase price allocation.

Cash and Cash Equivalents: The Partnership includes demand deposits with banks and all highly liquid investments with original maturities of three months or less in cash and cash equivalents. These balances are valued at cost, which approximates fair value.

Substantially all of the Partnership’s cash and cash equivalents are maintained at one financial institution. Amounts deposited are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to $250,000. As of December 31, 2010, the Partnership had balances that were in excess of this limit.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Trade Accounts Receivable: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Partnership reserves for specific trade accounts receivable when it is probable that all or a part of an outstanding balance will not be collected. The Partnership regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts at December 31, 2010 and 2009.

Inventories: Inventories are stated at the lower of cost or estimated net realizable value. Coal inventory cost is determined using the first-in, first-out method. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs of production. Supplies inventory cost is determined using the average cost method.

Prepaid Expenses and Other Current Assets: Prepaid expenses and other current assets consist primarily of advanced payments for insurance and royalties. Advanced payments for insurance and royalties are amortized over their respective contractual terms.

Debt Issuance Costs: Debt issuance costs are capitalized and amortized over the term of the related debt using the effective interest method.

Property, Plant and Equipment: Property, plant and equipment is stated at cost, less accumulated depreciation and depletion. Expenditures for routine maintenance and repairs are charged to expense as incurred. Major improvements or expenditures that extend the life or productive capacity of assets are capitalized. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining term of the lease, including assumed renewals. Depreciation for buildings, machinery and equipment are recorded over the estimated useful lives of the applicable assets, using the straight-line method. The estimated useful lives are as follows:

Buildings, improvements and processing plants	5–20 years
Loadouts	7–20 years
Machinery and equipment	3–10 years

Coal leaseholds and right-of-ways are depleted and amortized, respectively, using the units-of-production method over all estimated proven reserve tons assigned to the associated mine. Depletion and amortization rates are updated when revisions to coal reserve estimates are made. Internally prepared coal reserve estimates are reviewed when events and circumstances indicate a reserve change is needed, or at a minimum once a year. Depletion of coal leaseholds and amortization of right-of-ways begins when the coal reserve is placed into production. Any material income effect from changes in estimates is disclosed in the period the change occurs. During 2010 and 2009, no coal leasehold revisions were recorded.

Amortization of capitalized mine development costs associated with a coal reserve is computed on a units-of-production basis as the coal is produced so that each ton of coal is assigned a portion of the unamortized costs. Amortization of mine development costs begins when the development phase is complete and the production phase begins. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. This method is employed to match costs with the related revenues realized in a particular period. Amortization rates are updated when revisions are made to coal reserve estimates. Coal reserve estimates are reviewed when information becomes available that indicates a reserve change is needed, or at a minimum, once a year. Any material income effect from changes in estimates is disclosed in the period the change occurs.

Intangible Assets: Intangible assets, consisting of a trade name and customer relationships, are amortized on a straight-line basis over their estimated useful lives. The estimated useful lives are as follows:

Trade name	8 years
Customer relationships	5 years

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Impairment of Long-Lived Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. In 2010 and 2009, no events occurred which indicated a possible impairment of the Partnership’s long-lived assets.

Goodwill: Goodwill is not amortized, but instead is assessed for impairment annually (at December 31) or more frequently when indicators of impairment exist. A significant amount of judgment is involved in determining if an impairment indicator exists. It is important to note that fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill. The Partnership consisted of one reporting unit at December 31, 2010 and 2009. The reporting unit has been defined as its mining operations, with corporate administration considered an integral part of those mining operations and, therefore, is included in that reporting unit.

Evaluation of impairment involves comparing the fair value of a reporting unit with its carrying value, including goodwill. The Partnership uses an analysis of industry valuation metrics, including a review of values of comparable businesses to estimate fair value. If the carrying value of a reporting unit exceeds its fair value, the additional analysis would compare the implied fair value of the reporting unit’s goodwill with the carrying value of that goodwill. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. Since the fair value of the reporting unit exceeded the carrying value, no impairment was recorded for the years ended December 31, 2010 and 2009.

Asset Retirement Obligations: The Partnership accrues for mine closing costs, perpetual care costs and dismantling related facilities using the accounting treatment prescribed by Accounting Standards Codification (“ASC”) 410 Asset Retirement and Environmental Obligations (“ASC 410”). This statement requires the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. Depreciation of the capitalized asset retirement cost is recorded on a straight-line basis. Accretion of the asset retirement obligation is recognized over time as a component of operating expense and generally will escalate over the life of the producing asset, typically as production declines. Asset retirement obligations primarily relate to the closure of mines and the reclamation of land upon exhaustion of coal reserves.

Pneumoconiosis and Workers’ Compensation: The Partnership is required, by federal and state statutes, to provide benefits to employees for coal workers’ pneumoconiosis (black lung) and other work-related injuries. In accordance with state mandated guidelines, the Partnership is fully insured.

Revenue Recognition: Revenue from the sale of internally produced coal is recognized when title and risk of loss have passed, which typically occurs upon shipment. Shipping and handling revenues are recorded as a component of revenues. Shipping and handling costs are recorded as a component of cost of sales. Revenue from internally produced coal was $196,026,670 and $151,063,752 during the years ended December 31, 2010 and 2009, respectively.

Revenue from the sale of purchased coal is recognized on a gross basis when title and risk of loss passes from the Partnership to the customer, which typically occurs upon shipment from the third-party producer. Revenue from purchased coal was $294,309,675 and $136,831,130 during the years ended December 31, 2010 and 2009, respectively.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Commission revenue from brokered sales is recognized upon the delivery of third-party produced coal to the customer. Revenue from brokered sales was $0 and $479,821 during the years ended December 31, 2010 and 2009, respectively.

Income Taxes: Taxable income or loss of the Partnership generally is required to be reported on the income tax returns of the partners in accordance with the terms of the partnership agreement and accordingly no provision has been made in the accompanying financial statements for the partners’ federal income taxes. There are certain entity level state income taxes that were incurred at the Partnership level and have been recorded in selling, general and administrative expenses on the statements of income at December 31, 2010 and 2009.

In June 2006, the FASB amended ASC 740, Income Taxes (“ASC 740“), to include a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification of interest and penalties and other matters. The Partnership adopted ASC 740 effective January 1, 2009 for uncertain tax positions. At December 31, 2010 and 2009, there was no impact to the Partnership’s financial statements as a result of this adoption.

Fair Value Measurements: ASC 820 Fair Value Measurements and Disclosures (”ASC 820“) establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, giving the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability. The three levels of inputs that may be used to measure fair value are defined as:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability and (iv) inputs that are derived from observable market data by correlation or other means.

Level 3 — Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

The Partnership includes its interest rate swap in Level 3.

Stock-based Compensation: Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the employee requisite service period.

Derivative Financial Instruments: The Partnership accounts for derivative financial instruments in accordance with ASC 815 Derivatives and Hedging (”ASC 815“). During the years ended December 31, 2010 and 2009, no derivative instruments were designated as hedges under the terms of ASC 815. Accordingly, all derivative instruments are recognized as either assets or liabilities on the Partnership’s consolidated balance sheets at fair value, and changes in the derivatives’ fair values are recorded in the consolidated statements of operations. The Partnership measures fair value based upon quoted market prices, where available. The valuation determination includes: (1) identification of the inputs to the fair value methodology through the review of counterparty statements and other supporting documentation, (2) determination of the validity of the source of the inputs, (3) corroboration of the original source of inputs through access to multiple quotes, if available, or

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

other information and (4) monitoring changes in valuation methods and assumptions. The methods described above may produce a fair value calculation that may not be indicative of future fair values. The Partnership’s valuation determination also gives consideration to the nonperformance risk on its own liabilities as well as the credit standing of its counterparties. The Partnership uses one investment grade financial institution as counterparty to its interest rate swap. The Partnership has determined that the impact of the nonperformance of its counterparty on the fair value of the derivative instrument is insignificant. As of December 31, 2010 and 2009, no valuation allowances were recorded. Furthermore, while the Partnership believes these valuation methods are appropriate and consistent with that used by other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value.

Dependence on Working Capital and Credit Facilities: The Partnership intends to fund its working capital needs, capital expenditures and debt service requirements through cash flows generated from operations and supplements, if necessary, through borrowings under its revolving credit facility. The Partnership was in compliance with its covenants under the credit agreement as of December 31, 2010 and 2009.

Reclassifications: Certain amounts in the prior period have been reclassified to conform to the classifications of the year ended December 31, 2010, with no effect on previously reported net income, net cash flows from operating activities or Partners’ capital. The reclassifications included the following:

•	separate reporting of deferred minimum royalties on the balance sheet, which were previously reported as part of other assets,

•	reclassification of reclamation changes from other current liabilities to other liabilities on the statement of cash flows,

•	reclassification of asset retirement costs to coal leaseholds in Note 5, and

•	additional disclosure of payments and settlements in Note 11.

Note 3. Restatement

The Partnership’s 2009 consolidated financial statements have been restated to eliminate certain equipment that was improperly capitalized as owned assets that concurrently were properly accounted for as operating leases in 2007 with respect to the acquisition of International Resources, LLC. Relevant amounts in Note 5 and Note 7 were also restated to reflect this correction.

The following tables reflect the effects of the restatement on the consolidated balance sheet, the consolidated statement of income, the consolidated statement of partners’ capital and the consolidated statement of cash flows as of and for the year ended December 31, 2009:

Consolidated balance sheet as of December 31, 2009:

	As Previously Reported	As Restated
Property, plant and equipment, net	$104,609,243	$101,932,186
Goodwill	$8,300,000	$12,084,807
Total assets	$183,432,806	$184,540,556
Partners’ capital—General partner	$1,723,867	$1,746,022
Partners’ capital—Limited partner	$85,634,539	$86,720,134
Total partners’ capital	$87,358,406	$88,466,156

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Consolidated statement of income as of December 31, 2009:

	As Previously Reported	As Restated
Depreciation and depletion	$23,827,260	$22,719,510
Gross profit	$30,985,062	$32,092,812
Operating income	$16,253,998	$17,361,748
Net income	$13,012,046	$14,119,796

Consolidated statement of partners’ capital as of December 31, 2009:

	As Previously Reported	As Restated
Net income—General partner	$260,241	$282,396
Net income—Limited partners	$12,751,805	$13,837,400
Net income—Total	$13,012,046	$14,119,796
Balance at December 31, 2009—General partner	$1,723,867	$1,746,022
Balance at December 31, 2009—Limited partners	$85,634,539	$86,720,134
Balance at December 31, 2009—Total	$87,358,406	$88,466,156

Consolidated statement of cash flows as of December 31, 2009:

	As Previously Reported	As Restated
Net income	$13,012,046	$14,119,796
Depreciation and depletion	$23,827,260	$22,719,510

Note 4. Inventories

Inventories consisted principally of the following:

	2010	2009
Coal	$15,787,653	$12,656,445
Supplies	3,899,994	1,841,957
	$19,687,647	$14,498,402

Note 5. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	2010	2009 (as restated)
Machinery and equipment	$115,721,735	$87,224,124
Coal leaseholds	47,206,382	29,801,489
Mine development costs	21,885,968	17,748,805
Processing plants	7,937,960	7,946,542
Loadouts	10,237,143	7,303,189
Building and improvements	1,984,034	1,350,007
Land	2,026,805	—
Right-of-ways	1,120,000	1,120,000
	208,120,027	152,494,156
Less: Accumulated depreciation and depletion	(78,718,784)	(50,561,970)
Property, plant and equipment, net	$129,401,243	$101,932,186

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Depreciation and depletion expense was $30,929,808 and $22,719,510 for the years ended December 31, 2010 and 2009, respectively.

Note 6. Intangible Assets

Intangible assets consisted of the following:

	2010	2009
Trade name	$6,700,000	$6,700,000
Customer relationships	6,200,000	6,200,000
	12,900,000	12,900,000
Less: Accumulated amortization	(7,444,375)	(5,366,875)
Intangible assets, net	$5,455,625	$7,533,125

Amortization of intangible assets was $2,077,500 for both the years ended December 31, 2010 and 2009.

The estimated future amortization expense for intangible assets is:

2011	$2,077,500
2012	1,354,167
2013	837,500
2014	837,500
2015	348,958
Thereafter	—

Note 7. Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 are as follows:

	Goodwill	Accumulated Losses	Goodwill, Net
Balance at December 31, 2008 (as restated)	$45,060,557	$(32,975,750)	$12,084,807
Impairment	—	—	—
Balance at December 31, 2009 (as restated)	45,060,557	(32,975,750)	12,084,807
Impairment	—	—	—
Balance at December 31, 2010	$45,060,557	$(32,975,750)	$12,084,807

Note 8. Fair Value of Financial Instruments

Cash and Cash Equivalents and Long-Term Debt Due Within One Year: The carrying amounts approximate fair value due to the short maturity of the instruments.

Derivative Financial Instrument: The following table summarizes the valuation of the Partnership’s derivative instrument as of December 31, 2010 by using the ASC 820 fair value hierarchy levels described in Note 2:

Level 3
Interest rate swap	$704,529
Total derivative instrument	$704,529

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

The following table includes a rollforward of the amount for the year ended December 31, 2010 for the interest rate swap classified within Level 3.

Balance at December 31, 2008	$2,754,512
Change in fair value of derivative instrument	(800,413)
Balance at December 31, 2009	$1,954,099
Change in fair value of derivative instrument	$(1,249,570)
Balance at December 31, 2010	$704,529

The fair value of long-term debt is estimated using a discounted cash flow analyses based on the Partnership’s current incremental borrowing rates for similar borrowing arrangements. As of December 31, 2010 and 2009, the carrying amount of the Partnership’s term loan was $39,450,000 and $63,375,000, respectively. The carrying amounts of the Partnership’s other long-term debt and capital leases were $1,439,807 and $1,153,732 as of December 31, 2010 and 2009, respectively. The carrying amounts approximated their fair values as of those respective dates.

Note 9. Derivative Financial Instruments

The Partnership is exposed to the effect of market fluctuations in the prices of coal as well as the effect of interest rate fluctuations. Price risk represents the potential risk of loss from adverse changes in the market price of steam and metallurgical coal. The Partnership employs established policies and procedures to manage the risks associated with these market fluctuations using fixed-price, term contracts, some of which qualify as derivatives under ASC 815.

The Partnership’s portfolio of derivative instruments included an interest rate swap at December 31, 2010 and 2009. The Partnership managed interest rate risk by entering into an interest rate swap designed to fix the interest rate for $32.5 million of the total long-term debt outstanding as required by its lenders. As of December 31, 2010 and 2009, the Partnership had no derivatives classified as hedges under ASC 815.

The fair value of the interest rate swap is classified as a current liability in the amount of $704,529 and as a noncurrent liability in the amount of $1,954,099 on the Partnership’s consolidated balance sheets as of December 31, 2010 and 2009, respectively.

Unrealized gain or loss due to the changes in the fair value of the interest rate swap have been classified in other income (expense) in the consolidated statements of income as unrealized gain on derivative instrument in the amounts of $1,249,570 and $800,413 for the years ended December 31, 2010 and 2009, respectively.

Realized losses from the floating-to-fixed interest rate swap were $1,578,212 and $1,351,849 during the years ended December 31, 2010 and 2009, respectively, and was recorded as additional interest expense.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Note 10. Long-Term Debt and Capital Leases

At December 31, 2010 and 2009, long-term debt and capital leases consisted of the following:

	2010	2009
Term loan	$39,450,000	$63,375,000
Atlas Copco—capital lease	347,920	530,222
Caterpillar Financial notes payable in monthly installments through 2010, with interest rates ranging from 0% to 8% respectively, secured by equipment	—	234,654
Caterpillar Financial notes payable in monthly installments through 2013, with interest rate at 0%, secured by equipment	883,087	—
Atlas Copco notes payable in monthly installments through 2012, with interest at 6.55%, secured by equipment	208,800	388,856
	40,889,807	64,528,732
Current maturities of long-term debt	40,106,034	6,699,013
Long-term debt and capital leases, net of current maturities	$783,773	$57,829,719

Term Loan and Revolving Loan: In connection with the acquisition of International Resources, LLC (“IRLLC”), on June 12, 2007, one of the Partnership’s subsidiaries, International Resources Holdings II, LLC (“IRH II”), entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks providing IRH II with a term loan in an original principal amount of $65,000,000 (the “Term Loan”) and a revolving loan of up to $35,000,000 (the “Revolving Loan”). The Term Loan and Revolving Loan bear interest based on the London Interbank Offered Rate (“LIBOR”) plus an applicable margin. The applicable margin is determined based on the Total Debt to Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) Ratio, as defined by the Credit Agreement, calculated at the beginning of each interest period. The interest rates in effect on the Term Loan were 5.50% at December 31, 2010 and 5.75% at December 31, 2009. The Credit Agreement has an initial term of three years. The Term Loan and the Revolving Loan are secured by substantially all of the assets of IRH II. The amount available for borrowing under the Revolving Loan, after consideration of outstanding letters of credit, was $17,450,000 and $30,200,000 at December 31, 2010 and 2009, respectively.

The Credit Agreement contains covenants and provisions, subject to certain exceptions:

•	Restricts IRH II and its subsidiaries’ ability to incur additional indebtedness;

•	Prohibits IRH II and its subsidiaries from creating or incurring certain liens on their property;

•	Limits consolidations and mergers by IRH II and its subsidiaries; and

•	Limits IRH II and its subsidiaries’ ability to acquire certain assets other than in the ordinary course of business.

Additionally, the Credit Agreement requires that IRH II and its subsidiaries not exceed a specified Total Debt to EBITDA Ratio and to maintain a minimum Interest Coverage Ratio, calculated pursuant to the terms and formulas as described in the Credit Agreement. IRH II and its subsidiaries were in compliance with such covenants during 2010 and 2009.

The Credit Agreement also contains provisions that require IRH II to enter into and maintain swap contracts providing protection against fluctuations in interest rates with respect to, but not less than 50% of the original principal amount of the Term Loan. On August 10, 2007, IRH II entered into a $32,500,000 notional amount floating-to-fixed interest rate swap. Under this swap, IRH II pays a fixed rate of 5.10% and receives a floating rate of LIBOR that resets each March 11, June 11, September 11 and December 11 based upon the three-month LIBOR rate.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

On November 17, 2009, IRP amended its existing Credit Agreement to extend its previous current maturity date of June 12, 2010. The amendment extended the maturity of the loan to December 31, 2011. In connection with the amendment, the interest rate on the Term Loan was increased by 1% for the remainder of the term and a one-time fee of $562,500 was paid to the lenders. Additionally, the amendment added an amortization feature, which amortizes the loan at 2.5% per quarter and added a LIBOR floor of 2%.

In June 2010, IRP amended its existing Credit Agreement to allow for the prepayment of the required amortization payments on the outstanding principal, to remove the requirement of maintaining an interest rate swap after its expiration in June 2011 and increased the amount allowed to be pledged under liens and contingent obligations in connection with leases and surety bonds.

Maturities of long-term debt and capital leases at December 31, 2010 are as follows:

2011	$40,106,034
2012	506,231
2013	277,542
$40,889,807

Note 11. Asset Retirement Obligation

The Partnership’s asset retirement obligations (“AROs”) primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws, as defined by each mine permit. Each obligation and corresponding asset is recognized in the period in which the liability is incurred.

The Partnership estimates its AROs for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation, and then discounted at the credit-adjusted risk-free rate, which is a rate that corresponds to the periods over which the reclamation will occur. The provisions of ASC 410 require the projected estimated reclamation obligation to include a market risk premium which represents the amount an external party would charge for bearing the uncertainty of guaranteeing a fixed price today for performance in the future. The Partnership has recorded asset retirement costs (ARCs) associated with the obligation which are included in the cost of the associated assets. The ARCs are being amortized on a straight-line basis over the expected life of the mining operations (2 to 18 years) and the AROs are being accreted to the projected spending dates. Changes in estimates could occur due to mine plan revisions, changes in estimated costs and changes in timing of the performance of reclamation activities.

A reconciliation of the Partnership’s AROs is as follows:

	2010	2009
Asset retirement obligations at beginning of period	$9,450,415	$8,403,093
Revisions in estimated cash flows	2,650,686	549,146
Obligations settled or disposed	(525,383)	—
Payments for reclamation	(1,483,490)	(47,302)
New obligations incurred	17,239,410	—
Accretion expense	1,962,999	545,478
Asset retirement obligations at December 31	$29,294,637	$9,450,415
Less: current portion	11,451,225	971,225
Asset retirement obligations, long-term portion	$17,843,412	$8,479,190

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Note 12. Partners’ Capital

The following is a reconciliation of the Partnership’s outstanding limited partner units:

	Class A Units	Class B-1 Units	Class B-2 Units	Total Limited Partner Units
Outstanding at December 31, 2008	2,000,000	1,893,000	1,350,000	5,243,000
Issued during the year ended December 31, 2009	—	—	—	—
Outstanding at December 31, 2009	2,000,000	1,893,000	1,350,000	5,243,000
Issued during the year ended December 31, 2010	980,000	—	8,030	988,030
Outstanding at December 31, 2010	2,980,000	1,893,000	1,358,030	6,231,030

The total Class A and Class B units represent the limited partners’ 98% interest in the Partnership. The general partner has a 2% interest in the Partnership which consisted of 127,164 and 107,000 general partner units at December 31, 2010 and 2009, respectively.

The Limited Partnership Agreement (the “LPA”) contains provisions for the allocation of net income and loss to the unitholders and the general partner. The LPA also sets forth the calculation to be used to determine the amount and priority of cash distributions that the unitholders and general partner will receive.

In March 2010, the Partnership established a Restricted Unit Plan (the “RUP Plan”) under which any employee, executive officer, independent contractor, consultant or other service provider of the Partnership can be awarded deferred or restricted Class B-2 Units at any time by the RUP Plan Committee (see Note 17 for further details related to the RUP Plan). In March 2010, the RUP Plan Committee granted 63,000 deferred units to senior executives of the Partnership. Each deferred unit granted included a distribution equivalent right. On the grant date, 11,000 units vested, which resulted in the issuance of 8,030 units issued net of taxes, with the remainder to vest evenly over the requisite service period.

The Partnership paid cash distributions totaling $11,673,522 and $8,560,000 during 2010 and 2009, respectively. The Partnership received cash contributions totaling $20,003,280 and $0 during 2010 and 2009, respectively.

Note 13. Supplemental Disclosure of Cash Flow Information

	2010	2009
Cash paid during the period for
Interest	$5,848,174	$3,905,192
Noncash investing and financing activity
Purchases of property, plant and equipment in accounts payable	1,589,568	740,533
Capital lease for equipment	908,318	—

Note 14. Lease Commitments

Under various lease agreements, the Partnership has acquired mining rights to certain coal reserves estimated to exceed 92,000,000 (unaudited) remaining recoverable tons. These leases range in duration through 2042 and include minimum annual royalty payments. Lease expense relating to these agreements approximated $11,056,492 and $8,753,400 for the years ended December 31, 2010 and 2009, respectively.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

Estimated future minimum royalty payments relating to those arrangements are:

2011	$4,248,869
2012	2,045,369
2013	1,349,369
2014	992,369
2015	792,000
Thereafter	1,960,000

The Partnership leases equipment monthly over terms that range in duration through 2011. Operating lease commitments for this equipment approximate $2,004,000 in 2011 and $93,000 in 2012. Lease expense for the years ended December 31, 2010 and 2009 was approximately $3,020,000 and $4,230,000, respectively.

Note 15. Related-Party Transactions

Pursuant to the LPA, International Resource Partners GP LLC (“IRPGP”), the general partner of the Partnership, and wholly owned subsidiary of one of the Partnership’s limited partners, conducts, directs and manages all activities of the Partnership. IRPGP is reimbursed on a monthly basis, or such other basis as may be determined, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including personnel related and general administrative expenses paid to affiliates of IRPGP to perform services for the Partnership or for IRPGP in the discharge of its duties to the Partnership), and (ii) all other expenses allocable to the Partnership or otherwise incurred by IRPGP in connection with operating the Partnership’s business (including expenses allocated to IRPGP by its affiliates).

For the years ended December 31, 2010 and 2009, amounts reimbursable by the Partnership to IRPGP under the LPA totaled $2,348,266 and $1,332,971, respectively, of which $202,780 and $122,647 were outstanding and were included in due to affiliates on the accompanying consolidated balance sheets as of December 31, 2010 and 2009, respectively.

For the years ended December 31, 2010 and 2009, amounts reimbursable by the Partnership to IRP Administrative Services under an administrative services agreement totaled $4,467,114 and $2,541,893, respectively, of which $225,417 and $361,705 were outstanding and were included in due to affiliates on the accompanying consolidated balance sheets as of December 31, 2010 and 2009, respectively.

On June 12, 2007, the Partnership entered into a Shared Services Agreement (“Shared Services Agreement”) with International Industries, Inc., the seller of IRLLC, whereby the parties agreed to provide certain services as supplier and recipient, and to be reimbursed for each shared service provided pursuant to the terms in the Shared Services Agreement. During the years ended December 31, 2010 and 2009, the Partnership received reimbursements totaling $48,300 and incurred expenses totaling $151,844 under this agreement of which no amounts were outstanding as of December 31, 2010 and 2009.

Note 16. Employee Benefit Plans

The Partnership sponsors a safe harbor retirement plan which covers substantially all employees of certain of the Partnership’s West Virginia subsidiaries who have over 60 days service. Plan participants may elect to contribute annual amounts to the plan ranging from 1% to the maximum amount allowed by law of qualified compensation. The Partnership may also contribute a safe harbor contribution equal to 3% of the participant’s salary, a discretionary matching contribution equal to a maximum of 3% of the participant’s salary deferrals and a discretionary profit-sharing amount determined each year by the Partnership. Such contributions were approximately $1,395,000 and $1,186,000 for the years ended December 31, 2010 and 2009, respectively.

The Partnership also sponsors a defined contribution plan which covers substantially all employees of certain of the Partnership’s Kentucky subsidiaries who have over 60 days of service. Plan participants may elect to contribute annual amounts to the plan ranging from 1% to the maximum amount allowed by law of qualified

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

compensation. The Partnership may also contribute a discretionary matching contribution equal to a maximum of 2.5% of the participant’s salary deferrals and a discretionary profit-sharing amount determined each year by the Partnership. Such contributions were approximately $58,000 and $0 for the years ended December 31, 2010 and 2009, respectively.

The Partnership has elected to be self-insured for employee health care claims. The Partnership, through a third-party administrator, pays all health care claims directly to health care providers and has obtained excess insurance coverage from a private insurance carrier for individual and aggregate annual claims in excess of specified levels. The amount of expenses incurred during the years ended December 31, 2010 and 2009 approximated $5,589,000 and $5,738,000, respectively. The liabilities of approximately $393,000 and $475,500 for such health claims as of December 31, 2010 and 2009, respectively, are determined based on claims data provided by the third-party administrator and were included in other current liabilities in the accompanying consolidated balance sheets.

Note 17. Stock-based Compensation

In March 2010, the Partnership established a Long Term Incentive Plan (the “LTIP Plan”) under which any employee, executive officer, independent contractor, consultant or other service provider of the Partnership can be awarded the right to a predetermined distributive share of an aggregate pool of compensation available at the time of a triggering event. The aggregate pool is variable based upon the internal rate of return achieved by the initial Partnership investors at the time of a triggering event. A triggering event is defined as an initial public offering, a transaction resulting in the Partnership ceasing to be an affiliate of certain limited partners, as further described in the LTIP Plan document, any sale, exchange or other transfer of substantially all of the assets of the Partnership to an entity other than a subsidiary of the Partnership or those certain limited partners, or a change in control of the equity of the Partnership or those certain limited partners. As of December 31, 2010, a triggering event has not occurred.

In March 2010, the Partnership established a Restricted Unit Plan (the “RUP Plan”) under which any employee, executive officer, independent contractor, consultant or other service provider of the Partnership can be awarded deferred or restricted Class B-2 Units at any time by the RUP Plan Committee. Each deferred or restricted unit can be issued in tandem with a distribution right which allows the awardee the right to participate in the Partnership distributions or to receive an amount equivalent to the Partnership distributions. In March 2010, the RUP Plan Committee granted 63,000 deferred units to senior executives of the Partnership. Each deferred unit granted included a distribution equivalent right. On the grant date, 11,000 units vested, which resulted in the issuance of 8,030 units issued net of taxes, with the remainder to vest over the requisite service period. The Partnership recorded stock-based compensation expense of $409,138 during the year ended December 31, 2010 in accordance with ASC 710, Compensation—General based on a valuation performed by management.

Note 18. Business Acquisition

On January 12, 2010, as part of a plan to expand the Partnership’s surface mining operations, the Partnership acquired certain assets and assumed certain liabilities of Miller Bros. Coal, LLC (“Miller Bros.”), an unrelated third-party and debtor and debtor-in-possession in a Chapter 11 bankruptcy proceeding, as specified and outlined in the Asset Purchase Agreement. The transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations. Primarily as a result of Miller Bros. bankruptcy proceeding, the Partnership was able to purchase the identifiable assets acquired and liabilities assumed with a relative fair value of approximately $28,790,000 for a purchase price of approximately $22,709,000. As a result, the Partnership reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. Accordingly, the acquisition has been accounted for as a bargain purchase and, as a result, the Partnership recognized a gain of approximately $6,081,000 associated with the acquisition. The gain is included in the line item “Gain

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

on bargain purchase of business” in the 2010 consolidated statement of income. Transaction costs incurred in connection with the acquisition were included in selling, general and administrative expenses in the statements of income, consisting primarily of legal and other professional fees, totaled approximately $126,000 and $586,000 during the years ended December 31, 2010 and 2009, respectively.

The following table summarizes the consideration paid and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration:
Cash paid to seller	$22,215,000
Liabilities paid at closing	494,000
$22,709,000

Recognized amounts of identifiable assets acquired and liabilities assumed:

Financial assets	$58,000
Inventories	2,764,000
Prepaid royalties	3,674,000
Property and equipment, including mining rights and mineral reserves	39,698,000
Accrued expenses	(165,000)
Asset retirement obligations	(17,239,000)
Gain on bargain purchase	(6,081,000)
$22,709,000

Note 19. Commitments and Contingencies

The Partnership has contingent liabilities that arise from time to time in the ordinary course of business. In management’s opinion, the ultimate outcome of these contingencies will not have a material adverse effect on the results of operations, cash flows or financial condition of the Partnership.

The Partnership has exceeded water contaminant discharge levels established by the West Virginia Department of Environmental Protection (the “WVDEP”). The Partnership anticipated that it would be liable for fines of approximately $637,000 for periods prior to December 31, 2008. This amount was accrued for in accounts payable as of December 31, 2008. The Partnership settled this obligation during 2009 with payments in the amount of $531,830 to the WVDEP, and by funding mitigation projects for the Town of Gilbert in the amount of $63,000. In addition, the Partnership is required to complete another project which is due to be completed by May 16, 2011. The estimates for labor and materials total $150,000, the amounts for which have been accrued at December 31, 2010 and are included in other current liabilities in the consolidated balance sheet.

In July 2009, South Carolina Electric and Gas (“SCE&G”) filed a formal demand for arbitration against the Partnership related to an alleged shortfall in deliverables of coal to SCE&G during the 2008 contract year under the parties Contract for Sale of Coal, dated June 1, 2006. Settlement offers have been made and rejected by the counterparties and the Partnership has accrued $1,000,000 in relation to this claim, which was included in accounts payable on the Partnership’s balance sheet as of December 31, 2009. Settlement was reached during 2010 for $900,000.

The Partnership settled a claim made by one of its suppliers, A&G Coal Corporation (“A&G”), for refusal to accept delivery of coal under various purchase orders issued in 2008. The settlement required a payment of $2,475,000 to A&G, of which $825,000 was paid in 2009, and the remaining $1,650,000 was paid during 2010.

In July 2010, the Partnership received a notice of violation from the WVDEP related to water overflow from a sediment structure. The Partnership is required to perform stream restoration as remediation of the violation, for which the Partnership has accrued $826,000 and is included in other current liabilities on the Partnership’s balance sheet as of December 31, 2010. The remediation is expected to occur in 2011.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

The Partnership is one of numerous defendants in an alleged asbestos exposure case. The case is in the preliminary stage and the Partnership’s liability, if any, cannot be reasonably estimated. The Partnership’s liability coverage does contain asbestos exclusions. However, management does not believe that this claim is likely to have a material adverse effect on the financial condition, results of operations, or cash flows of the Partnership.

The Partnership is also involved in various other litigation and other matters arising in the ordinary course of business. Although the final outcome of these matters cannot be determined, it is management’s opinion that the ultimate resolution of these matters will not have a material effect on the Partnership’s financial statements taken as a whole.

The Partnership has employment agreements with certain executives that provide for specified amounts of severance should the executive be terminated under certain circumstances. No amounts have been accrued related to these agreements at December 31, 2010 and 2009.

The Partnership has coal purchase and sale obligations that arise in the normal course of business. In management’s opinion, these commitments represent normal purchases and normal sales under the provisions of ASC 815 and have not been recorded in the Partnership’s financial statements.

Note 20. Risk and Uncertainties

The Partnership relies on its current credit facility to fund short-term liquidity needs if internal funds are not available from the Partnership’s operations. Disruptions in the capital and credit markets could adversely affect the Partnership’s ability to draw on its Revolving Loan. The Partnership’s access to funds under its credit facility is dependent on the ability of the banks that are party to the facility to meet their funding commitments. The Partnership’s banks may not be able to meet their funding commitments to the Partnership if such banks experience shortages of capital and liquidity issues or if they experience excessive volumes of borrowing requests from the Partnership and other borrowers within a short period of time.

Longer-term disruptions in the capital and credit markets are a result of uncertainty, changing or increased regulation, reduced alternatives or failure of significant financial institutions could adversely affect the Partnership’s access to liquidity needed in its businesses. Any disruption could require the Partnership to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for business needs can be arranged. Such measure could include deferring capital expenditures, as well as reducing or eliminating future distributions or other discretionary uses of cash.

The Partnership’s customers and suppliers also have exposure to risks that their businesses are adversely affected by the worldwide financial crisis and the resulting potential disruptions in the capital and credit markets. In the event that any of the Partnership’ significant customers or suppliers are adversely affected by these risks, the Partnership may face disruptions in supply, significant reductions in demand for its products and services, inability of customers to pay invoices when due, and other adverse effects that could negatively affect the Partnership’s financial condition, results of operations and/or cash flows.

The Partnership would be exposed to increased interest rate risk should the counterparty to its interest rate swap fail to perform. There were no counterparty default losses in 2010 or 2009.

Note 21. Concentration of Credit Risk and Major Customers

The Partnership markets metallurgical coal to steel and coke producers worldwide and steam coal, principally to electric utilities in the United States. Credit is extended based on an evaluation of the customer’s financial condition, and collateral is not generally required. Credit losses consistently have been minimal.

The Partnership had three customers which comprised 41% and 48% of revenues for the years ended December 31, 2010 and 2009, respectively.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2010 and 2009

The Partnership had three customers which comprised 77% and 90% of trade accounts receivable as of December 31, 2010 and 2009, respectively.

Note 22. Subsequent Events

The Partnership has evaluated subsequent events through March 1, 2011.

On February 15, 2011, the Partnership paid a cash distribution of $3,814,916 to its subordinated unitholders and general partner.

Report of Independent Auditors
on Accompanying Consolidating Information

To the Partners of
International Resource Partners LP

The report on our audits of the consolidated financial statements of International Resource Partners LP and its subsidiaries as of and for the years ended December 31, 2010 and 2009 appears on page 1 of this document. Those audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of individual companies. Accordingly, we do not express an opinion on the financial position and results of operations of the individual companies. However, the consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, are fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
March 1, 2011

International Resource Partners LP
Consolidating Balance Sheets
December 31, 2010

	International Resource Partners LP	IRP WV Corp	International Resources Holdings I LLC	International Resources Holdings II LLC	Eliminations and Consolidations	Total
Assets
Current assets
Cash and cash equivalents	$—	$—	$—	$44,101,686	$—	$44,101,686
Trade accounts receivable	13,502,677	—	—	36,155,038	(13,502,677)	36,155,038
Inventories	—	—	—	19,687,647	—	19,687,647
Prepaid expenses and other current assets	—	—	—	3,111,324	—	3,111,324
Total current assets	13,502,677	—	—	103,055,695	(13,502,677)	103,055,695
Property, plant and equipment, net	—	—	—	129,401,243	—	129,401,243
Intangible assets, net	—	—	—	5,455,625	—	5,455,625
Goodwill	—	—	—	12,084,807	—	12,084,807
Debt issuance costs, net	—	—	—	429,199	—	429,199
Other assets	160,600	—	—	905,160	—	1,065,760
Deferred minimum royalties	—	—	—	4,771,319	—	4,771,319
Investments in subsidiaries	52,589,086	1,733	146,089,762	—	(198,680,581)	—
Advances to subsidiaries	3,280	—	—	—	(3,280)	—
Loan receivable—affiliate	79,998,000	—	—	—	(79,998,000)	—
Total assets	$146,253,643	$1,733	$146,089,762	$256,103,048	$(292,184,538)	$256,263,648
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	—	—	—	$25,234,102	—	$25,234,102
Demurrage accrual	—	—	—	4,438,544	—	4,438,544
Due to affiliates	—	—	—	428,197	—	428,197
Current maturities of long-term debt	—	—	—	40,106,034	—	40,106,034
Accrued interest	—	—	—	92,973	—	92,973
Current portion of reclamation and mining closing liability	—	—	—	11,451,225	—	11,451,225
Derivative instruments	—	—	—	704,529	—	704,529
Other current liabilities	—	—	13,502,676	6,711,716	(13,502,676)	6,711,716
Total current liabilities	—	—	13,502,676	89,167,320	(13,502,676)	89,167,320
Long-term debt, net of current maturities	—	—	—	783,773	—	783,773
Reclamation and mine closing liabilities	—	—	—	17,843,412	—	17,843,412
Advances from subsidiaries	—	—	79,998,000	3,280	(80,001,280)	—
Total liabilities	—	—	93,500,676	107,797,785	(93,503,956)	107,794,505
Partners’ capital	94,930,151	1,156	4,876,362	96,792,634	(99,454,652)	97,145,651
Net income (loss) for the period	51,323,492	577	47,712,724	51,512,629	(99,225,930)	51,323,492
Total partners’ capital	146,253,643	1,733	52,589,086	148,305,263	(198,680,582)	148,469,143
Total liabilities and partners’ capital	$146,253,643	$1,733	$146,089,762	$256,103,048	$(292,184,538)	$256,263,648

International Resource Partners LP
Consolidating Statements of Income
December 31, 2010

	International Resource Partners LP	IRP WV Corp	International Resources Holdings I LLC	International Resources Holdings II LLC	Eliminations and Consolidations	Total
Revenues	$—	$—	$—	$490,336,345	$—	$490,336,345
Cost of sales (exclusive of depreciation and depletion)	—	—	—	(388,240,562)	—	(388,240,562)
Depreciation and depletion	—	—	—	(30,929,808)	—	(30,929,808)
Gross profit	—	—	—	71,165,975	—	71,165,975
Other operating (expense) income	—
Selling, general, and administrative expenses	(189,137)	—	—	(20,198,864)	—	(20,388,001)
Goodwill	—	—
Amortization of intangible assets	—	—	—	(2,077,500)	—	(2,077,500)
Unrealized loss on derivative instrument	—
Gain (loss) on sales of assets	—	—	—	243,110	—	243,110
Realized gain on derivative instrument	—
Total other operating (expense) income	(189,137)	—	—	(22,033,254)	—	(22,222,391)
Operating loss	(189,137)	—	—	49,132,721	—	48,943,584
Nonoperating (expense) income	—
Unrealized gain on derivative instrument	—	—	—	$1,249,570	—	1,249,570
Interest Income	3,799,905	—	—	242,091	(3,799,905)	242,091
Other income	—	—	—	633,803	—	633,803
Gain bargain purchase of business	—	—	—	6,081,414	—	6,081,414
Interest expense	—	—	(3,799,905)	$(5,826,970)	3,799,905	(5,826,970)
Income (loss) before net earnings of subsidiaries	3,610,768	—	(3,799,905)	51,512,629	—	51,323,492
Net earnings of subsidiaries	47,712,724	577	51,512,629	—	(99,225,930)	—
Net loss	$51,323,492	$577	$47,712,724	$51,512,629	$(99,225,930)	$51,323,492

Report of Independent Auditors

To the Partners of
International Resource Partners LP

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners’ capital and cash flows present fairly, in all material respects, the financial position of International Resource Partners LP (the “Partnership”) and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3, the Partnership has restated its 2009 and 2008 consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

March 29, 2010, except for Notes 3, 5 and 7,
as to which the date is March 1, 2011.

International Resource Partners LP
Consolidated Balance Sheets
December 31, 2009 and 2008

	2009 (as restated)	2008 (as restated)
Assets
Current assets
Cash and cash equivalents	$25,224,074	$33,426,330
Trade accounts receivable	19,679,426	14,943,137
Inventories	14,498,402	5,071,737
Prepaid expenses and other current assets	2,350,367	931,433
Total current assets	61,752,269	54,372,637
Property, plant and equipment, net	101,932,186	109,015,880
Intangible assets, net	7,533,125	9,610,625
Goodwill	12,084,807	12,084,807
Debt issuance costs, net	911,458	1,073,047
Other assets	326,711	46,552
Total assets	$184,540,556	$186,203,548

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$12,883,819	$11,561,889
Demurrage accrual	1,535,843	9,129,748
Due to affiliates	484,352	53,758
Current maturities of long-term debt	6,699,013	902,388
Accrued interest	114,177	122,706
Current portion of reclamation and mine closing liability	971,225	513,562
Other current liabilities	5,122,963	4,213,752
Total current liabilities	27,811,392	26,497,803
Long-term debt, net of current maturities	57,829,719	66,155,342
Reclamation and mine closing liability	8,479,190	7,889,531
Derivative instrument	1,954,099	2,754,512
Total liabilities	96,074,400	103,297,188
Commitments and contingencies

Partners’ capital
General partner	1,746,022	1,634,826
Limited partners	86,720,134	81,271,534
Total partners’ capital	88,466,156	82,906,360
Total liabilities and partners’ capital	$184,540,556	$186,203,548

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Consolidated Statements of Operations
Years Ended December 31, 2009 and 2008

	2009 (as restated)	2008 (as restated)
Revenues	$288,374,703	$477,033,402
Cost of sales (exclusive of depreciation and depletion)	233,562,381	413,730,400
Depreciation and depletion	22,719,510	18,675,119
Gross profit	32,092,812	44,627,883

Other operating (expense) income
Selling, general, and administrative expenses	(12,651,069)	(13,882,754)
Goodwill impairment	—	(32,975,750)
Amortization of intangible assets	(2,077,500)	(2,077,500)
Unrealized loss on derivative instrument	—	(400,000)
(Loss) gain on sales of property, plant and equipment	(2,495)	170,000
Realized gain on derivative instrument	—	35,000
Total other operating expense, net	(14,731,064)	(49,131,004)
Operating income (loss)	17,361,748	(4,503,121)

Nonoperating (expense) income
Unrealized gain (loss) on derivative instrument	800,413	(1,395,508)
Interest income	173,145	193,765
Other income	405,241	327,633
Interest expense	(4,620,751)	(6,333,300)
Total nonoperating expense, net	(3,241,952)	(7,207,410)
Net income (loss)	$14,119,796	$(11,710,531)

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Consolidated Statements of Partners’ Capital
Years Ended December 31, 2009 and 2008

	General Partner	Limited Partners	Total
Balance at December 31, 2007 (as restated)	$1,987,290	$98,542,254	$100,529,544
Net gain/(loss) for year (as restated)	(234,211)	(11,476,320)	(11,710,531)
Distributions for year	(118,253)	(5,794,400)	(5,912,653)
Balance at December 31, 2008	1,634,826	81,271,534	82,906,360
Net gain/(loss) for year (as restated)	282,396	13,837,400	14,119,796
Distributions for year	(171,200)	(8,388,800)	(8,560,000)
Balance at December 31, 2009 (as restated)	$1,746,022	$86,720,134	$88,466,156

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 and 2008

	2009 (as restated)	2008 (as restated)
Cash flows from operating activities
Net income (loss)	$14,119,796	$(11,710,531)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and depletion	22,719,510	18,675,119
Amortization of intangible assets	2,077,500	2,077,500
Unrealized (gain) loss on derivative instrument	(800,413)	1,795,508
Amortization of debt issuance costs	724,089	692,433
Goodwill impairment	—	32,975,750
Accretion expense for reclamation and mine closing	545,478	402,655
Losses (gains) on sales of property, plant and equipment	2,495	(170,000)
Changes in operating assets and liabilities
Trade accounts receivable	(4,736,289)	4,391,238
Inventories	(9,426,665)	6,693,924
Prepaid expenses and other current assets	(1,605,023)	824,798
Other assets	(103,559)	100,346
Accounts payable	3,210,684	(5,637,276)
Demurrage accrual	(7,593,905)	8,100,415
Due to affiliates	430,593	(4,827,173)
Accrued interest	(8,529)	(1,577,539)
Other liabilities	1,411,056	978,676
Net cash provided by operating activities	20,966,818	53,785,843

Cash flows from investing activities
Purchases of property, plant and equipment	(17,518,831)	(20,974,874)
Proceeds from sales of property, plant and equipment	1,256	705,000
Net cash used in investing activities	(17,517,575)	(20,269,874)

Cash flows from financing activities
Debt issuance costs	(562,500)	(250,000)
Principal payments on long-term borrowings and capital leases	(2,528,998)	(5,419,279)
Distributions to partners	(8,560,000)	(5,912,653)
Net cash used in financing activities	(11,651,498)	(11,581,932)
(Decrease) increase in cash and cash equivalents	(8,202,254)	21,934,037

Cash and cash equivalents
Beginning of period	33,426,330	11,492,293
End of period	$25,224,076	$33,426,330

The accompanying notes are an integral part of these consolidated financial statements.

International Resource Partners LP
Notes to the Consolidated Financial Statements
December 31, 2009 and 2008

Note 1. Organization

International Resource Partners LP (the “Partnership”) is a Delaware limited partnership. The Partnership was formed in March 2007 and commenced operations effective June 1, 2007. The Partnership is engaged in the coal industry, primarily in the extraction, processing and sale of coal mined in southern West Virginia. The Partnership sells both internally produced and purchased coal to a variety of commercial customers and utilities, both foreign and domestic. Additionally, the Partnership acts as a broker for the sale of third party produced coal directly to customers.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation: The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

Recently Adopted and Issued Accounting Pronouncements: In June 2009, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Codification (“ASC”) 105 (the “Codification”). The Codification became the source of authoritative accounting principles generally accepted in the United States of America (“GAAP”) recognized by the FASB to be applied by non-governmental entities. On the effective date of this statement, the Codification superseded all then-existing accounting and reporting standards. All other non-grandfathered accounting literature not included in the Codification became non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and was adopted concurrently. Other than the manner in which accounting guidance is referenced, the adoption of the Codification had no impact on the Partnership’s financial statements.

In September 2006, the FASB issued ASC 820, Fair Value Measurement and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements. Instead, its application will be made pursuant to other accounting pronouncements that require or permit fair value measurements. ASC 820 is effective for fiscal years beginning after November 15, 2007 for financial assets and liabilities and for fiscal years beginning after June 15, 2009 for non-financial assets and liabilities. The Partnership adopted ASC 820 effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. The Partnership adopted ASC 820 effective January 1, 2009 for non-financial assets and liabilities measured on a nonrecurring basis. The application of ASC 820 did not have a material effect on the Partnership’s financial position or results of operations.

In October 2008, the FASB issued ASC 820-10-35, Fair Value Measurements and Disclosures: Subsequent Measurement (“ASC 820-10-35”). ASC 820-10-35 clarifies the application of this statement in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. ASC 820-10-35 was effective and adopted upon issuance. The application of FSP ASC 820-10-35 did not have a material effect on the Partnership’s financial position or results of operations.

In May 2009, the FASB issued ASC 855, Subsequent Events (“ASC 855”). ASC 855 establishes principles and requirements for accounting for subsequent events. In particular, this statement sets forth the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. In accordance with this guidance, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. ASC 855 was adopted concurrently and did not have a material impact on the Partnership’s financial position or results of operations. Refer to Note 20 for the additional disclosure required by the new standard.

In June 2009, the FASB amended ASC 810, Consolidation (“ASC 810”), to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

interest in a variable interest entity. This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Partnership does not expect the adoption of ASC 810 to have a material impact on the Partnership’s financial position or results of operations.

In March 2008, the FASB issued ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires entities with derivative instruments to disclose information to enable financial statements users to understand how and why the entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect the entity’s financial position, financial performance and cash flows. ASC 815 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of ASC 815 did not have a material impact on the Partnership’s financial position or results of operations.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates relate to the valuation of inventories, coal reserves, goodwill, intangible assets, derivative instruments, liabilities for asset retirement obligations and liabilities incurred but not reported for employee medical claims and the useful lives of intangible assets and property, plant and equipment.

Cash and Cash Equivalents: The Partnership includes demand deposits with banks and all highly liquid investments with original maturities of three months or less in cash and cash equivalents. These balances are valued at cost, which approximates fair value.

Substantially all of the Partnership’s cash and cash equivalents are maintained at one financial institution. Amounts deposited are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to $250,000 through December 31, 2013. As of December 31, 2009, the Partnership had balances that were in excess of this limit.

Trade Accounts Receivable: Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Partnership reserves for specific trade accounts receivable when it is probable that all or a part of an outstanding balance will not be collected. The Partnership regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts at December 31, 2009 and 2008.

Inventories: Inventories are stated at the lower of cost or estimated net realizable value. Coal inventory cost is determined using the first-in, first-out method. Coal inventory costs include labor, supplies, equipment costs, operating overhead and other related costs of production. Supplies inventory cost is determined using the average cost method.

Prepaid Expenses and Other Current Assets: Prepaid expenses and other current assets consist primarily of advanced payments for insurance and royalties. Advanced payments for insurance and royalties are amortized over their respective contractual terms.

Debt Issuance Costs: Debt issuance costs are capitalized and amortized over the term of the related debt using the effective interest method.

Property, Plant and Equipment: Property, plant and equipment are recorded at cost, less accumulated depreciation and depletion. Expenditures for routine maintenance and repairs are charged to expense as incurred. Major improvements or expenditures that extend the useful life or productive capacity of assets are capitalized. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining term of the lease, including assumed renewals.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Depreciation for buildings, machinery and equipment are recorded over the estimated useful lives of the applicable assets, using the straight-line method. The estimated useful lives are as follows:

Buildings and improvements	7–20 years
Machinery and equipment	3–10 years

Coal leaseholds and right-of-way are depleted and amortized, respectively, using the units-of-production method over all estimated proven reserve tons assigned to the associated mine. Depletion and amortization rates are updated when revisions to coal reserve estimates are made. Internally prepared coal reserve estimates are reviewed when events and circumstances indicate a reserve change is needed, or at a minimum once a year. Depletion of coal leaseholds and amortization of the right-of-way begins when the coal reserve is placed into production. Any material income effect from changes in estimates is disclosed in the period the change occurs. During 2008, a downward revision to coal reserves of approximately 2.3 million tons was recorded due to geological anomalies at the Partnership’s surface mine operations. During 2009, no coal leasehold revisions were recorded.

Amortization of capitalized mine development costs associated with a coal reserve is computed on a units-of-production basis as the coal is produced. Amortization of mine development costs begins when the development phase is complete and the production phase begins. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. This method is employed to match costs with the related revenues realized in a particular period. Amortization rates are updated when revisions are made to coal reserve estimates. Coal reserve estimates are reviewed when events and circumstances indicate a reserve change is needed, or at a minimum, once a year. Any material income effect from changes in estimates is disclosed in the period the change occurs. During 2008, a downward revision to coal reserves of approximately 2.3 million tons was recorded due to geological anomalies at the Partnership’s surface mine operations. During 2009, no coal leasehold revisions were recorded.

Intangible Assets: Intangible assets, consisting of a trade name and customer relationships, are amortized on a straight-line basis over their estimated useful lives. The estimated useful lives are as follows:

Trade name	8 years
Customer relationships	5 years

Impairment of Long-Lived Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. In 2008, a downward revision to coal reserves of approximately 2.3 million tons was recorded due to geological anomalies at the Partnership’s surface mine operations. As a result, the Partnership compared the carrying amount of the related reserves to the estimated undiscounted future net cash flows of the reserves. Since the estimated undiscounted future net cash flows of the reserves exceeded their book value, no impairment charge was recorded for the year ended December 31, 2008. During 2009, no events occurred which indicated a possible impairment of the Partnership’s long-lived assets.

Goodwill: Goodwill represents the excess of consideration paid over the fair value of net assets acquired in a business combination. Goodwill is not amortized, but instead is assessed for impairment at least annually or when facts and circumstances warrant. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed. The second step of the goodwill

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

Asset Retirement Obligations: The Partnership accrues for mine closing costs, perpetual care costs and dismantling related facilities using the accounting treatment prescribed by ASC 410 Asset Retirement and Environmental Obligations (“ASC 410”). This statement requires the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. Depreciation of the capitalized asset retirement cost is generally determined on a units-of-production basis. Accretion of the asset retirement obligation is recognized over time as a component of operating expense and generally will escalate over the life of the producing asset, typically as production declines. Asset retirement obligations primarily relate to the closure of mines and the reclamation of land upon exhaustion of coal reserves.

Pneumoconiosis and Workers’ Compensation: The Partnership is required, by federal and state statutes, to provide benefits to employees for coal workers’ pneumoconiosis (black lung) and other work-related injuries. In accordance with state mandated guidelines, the Partnership is fully insured.

Revenue Recognition: Revenue from the sale of internally produced coal is recognized when title and risk of loss have passed, which typically occurs upon shipment. Shipping and handling revenues are recorded as a component of revenues. Shipping and handling costs are recorded as a component of cost of sales. Revenue from internally produced coal was $151,063,752 and $166,919,463 during the years ended December 31, 2009 and 2008, respectively.

Revenue from the sale of purchased coal is recognized on a gross basis when title and risk of loss passes from the Partnership to the customer, which typically occurs upon shipment from the third party producer. Revenue from purchased coal was $136,831,130 and $309,907,946 during the years ended December 31, 2009 and 2008, respectively.

Commission revenue from brokered sales is recognized upon the delivery of third party produced coal to the customer. Revenue from brokered sales was $479,821 and $205,993 during the years ended December 31, 2009 and 2008, respectively.

Income Taxes: Taxable income or loss of the Partnership generally is required to be reported on the income tax returns of the partners in accordance with the terms of the partnership agreement and accordingly no provision has been made in the accompanying financial statements for the partners’ federal income taxes. There are certain entity level state income taxes that were incurred at the Partnership level and have been recorded at December 31, 2009 and 2008.

In June 2006, the FASB amended ASC 740, Income Taxes (“ASC 740”), to include a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification of interest and penalties and other matters. The Partnership adopted ASC 740 effective January 1, 2009 for uncertain tax positions. There was no impact to the Partnership’s financial statements as a result of this adoption.

Fair Value Measurements: ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, giving the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability. The three levels of inputs that may be used to measure fair value are defined as:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability and (iv) inputs that are derived from observable market data by correlation or other means.

Level 3 — Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

The Partnership includes its interest rate swap in Level 3.

Derivative Financial Instruments: The Partnership accounts for derivative financial instruments in accordance with ASC 815. During the years ended December 31, 2009 and 2008, none of the derivative instruments were designated as hedges under the terms of ASC 815. Accordingly, all derivative instruments are recognized as either assets or liabilities on the Partnership’s consolidated balance sheets at fair value, and changes in the derivatives’ fair values are recorded in the consolidated statements of operations. The Partnership measures fair value based upon quoted market prices, where available. The valuation determination includes: (1) identification of the inputs to the fair value methodology through the review of counterparty statements and other supporting documentation, (2) determination of the validity of the source of the inputs, (3) corroboration of the original source of inputs through access to multiple quotes, if available, or other information and (4) monitoring changes in valuation methods and assumptions. The methods described above may produce a fair value calculation that may not be indicative of future fair values. The Partnership’s valuation determination also gives consideration to the nonperformance risk on its own liabilities as well as the credit standing of its counterparties. The Partnership uses one investment grade financial institution as counterparty to its interest rate swap. The Partnership has determined that the impact of the nonperformance of its counterparty on the fair value of the derivative instrument is insignificant. As of December 31, 2009 and 2008, no valuation allowances were recorded. Furthermore, while the Partnership believes these valuation methods are appropriate and consistent with that used by other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value.

Dependence on Working Capital and Credit Facilities: The Partnership intends to fund its working capital needs, capital expenditures and debt service requirements through cash flows generated from operations and supplements, if necessary, through borrowings under its revolving credit facility. As discussed in Note 10, International Resources Holdings II LLC (“IRH II”) and its subsidiaries were out of compliance with one of the covenants under its credit agreement as of March 31, 2008. In May 2008, the lenders issued a waiver of this covenant violation and amended the credit agreement to revise certain covenants. If IRH II and its subsidiaries were not in compliance with these new covenants and were unable to remedy the violation through an amendment, waivers or other means, the Partnership’s business, financial condition and results of operations could be materially adversely affected. The Partnership was in compliance with its covenants under the credit agreement as of December 31, 2009 and 2008.

Reclassifications: Certain amounts in the prior period have been reclassified to conform to the classifications of the year ended December 31, 2009, with no effect on previously reported net income, net cash flows from operating activities or Partners’ capital.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Note 3. Restatement

The Partnership’s 2009 and 2008 consolidated financial statements have been restated to eliminate certain equipment that was improperly capitalized as owned assets that concurrently were properly accounted for as operating leases in 2007 with respect to the acquisition of International Resources, LLC. Relevant amounts in Note 5 and Note 7 were also restated to reflect this correction.

The following tables reflect the effects of the restatement on the consolidated balance sheets, the consolidated statements of income, the consolidated statements of partners’ capital and the consolidated statements of cash flows as of and for the years ended December 31, 2009 and 2008:

Consolidated balance sheets as of December 31:

	2009		2008
	As Previously Reported	As Restated	As Previously Reported		As Restated
Property, plant and equipment, net	$104,609,243	$101,932,186	$112,800,687		$109,015,880
Goodwill	$8,300,000	$12,084,807	$8,300,000		$12,084,807
Total assets	$183,432,806	$184,540,556	—	*	—	*
Partners’ capital — General partner	$1,723,867	$1,746,022	—	*	—	*
Partners’ capital — Limited partners	$85,634,539	$86,720,134	—	*	—	*
Total partners’ capital	$87,358,406	$88,466,156	—	*	—	*

*	There was no impact to these financial statement line items as of December 31, 2008.

Consolidated statements of income for the years ended of December 31:

	2009				2008
	As Previously Reported		As Restated		As Previously Reported	As Restated
Depreciation and depletion	$23,827,260		$22,719,510		$19,782,869	$18,675,119
Gross profit	$30,985,062		$32,092,812		$43,520,133	$44,627,883
Goodwill impairment	—	*	—	*	$(31,221,807)	$(32,975,750)
Total other operating expense, net	—	*	—	*	$(47,377,061)	$(49,131,004)
Operating income (loss)	$16,253,998		$17,361,748		$(3,856,928)	$(4,503,121)
Net income (loss)	$13,012,046		$14,119,796		$(11,064,338)	$(11,710,531)

Consolidated statements of partners’ capital as of December 31, 2009 and 2008:

	As Previously Reported	As Restated
Balance at December 31, 2007 — General partner	$1,974,366	$1,987,290
Balance at December 31, 2007 — Limited partners	$97,908,985	$98,542,254
Balance at December 31, 2007 — Total	$99,883,351	$100,529,544
Net income—General partner — 2008	$(221,287)	$(234,211)
Net income — Limited partners — 2008	$(10,843,051)	$(11,476,320)
Net income — Total — 2008	$(11,064,338)	$(11,710,531)
Net income — General partner — 2009	$260,241	$282,396
Net income — Limited partners — 2009	$12,751,805	$13,837,400
Net income — Total — 2009	$13,012,046	$14,119,796
Balance at December 31, 2009 — General partner	$1,723,867	$1,746,022
Balance at December 31, 2009 — Limited partners	$85,634,539	$86,720,134
Balance at December 31, 2009—Total	$87,358,406	$88,466,156

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Consolidated statements of cash flows for the years ended of December 31:

	2009				2008
	As Previously Reported		As Restated		As Previously Reported	As Restated
Net income	$13,012,046		$14,119,796		$(11,064,338)	$(11,710,531)
Depreciation and depletion	$23,827,260		$22,719,510		$19,782,869	$18,675,119
Goodwill impairment	—	*	—	*	$31,221,807	$32,975,750

*	There was no impact to this financial statement line item as of December 31, 2009.

Note 4. Inventories

Inventories consisted principally of the following:

	2009	2008
Coal	$12,656,445	$3,080,567
Supplies	1,841,957	1,991,170
	$14,498,402	$5,071,737

Note 5. Property, Plant and Equipment (as restated)

Property, plant and equipment consisted of the following:

	2009	2008
Machinery and equipment	$87,224,124	$78,057,620
Coal leaseholds	21,100,000	21,100,000
Mine development costs	17,748,805	13,384,668
Asset retirement obligation	8,701,489	8,120,004
Processing plants	7,946,542	6,753,483
Loadouts	7,303,189	7,062,960
Buildings and improvements	1,350,007	1,275,343
Right-of-way	1,120,000	1,120,000
	152,494,156	136,874,077

Less: Accumulated depreciation and depletion	(50,561,970)	(27,858,198)
Property, plant and equipment, net	$101,932,186	$109,015,879

Depreciation and depletion expense was $22,719,510 and $18,675,119 for the years ended December 31, 2009 and 2008, respectively.

Note 6. Intangible Assets

Intangible assets consisted of the following:

	2009	2008
Trade name	$6,700,000	$6,700,000
Customer relationships	6,200,000	6,200,000
	12,900,000	12,900,000

Less: Accumulated amortization	(5,366,875)	(3,289,375)
Intangible assets, net	$7,533,125	$9,610,625

Amortization of intangible assets was $2,077,500 for both the years ended December 31, 2009 and 2008, respectively.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

The estimated future amortization expense for intangible assets is:

2010	$2,077,500
2011	2,077,500
2012	1,354,167
2013	837,500
2014	837,500
Thereafter	348,958

Note 7. Goodwill (as restated)

The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows:

Balance at December 31, 2007	$45,060,557
Impairment	(32,975,750)
Balance at December 31, 2008	12,084,807
Impairment	—
Balance at December 31, 2009	$12,084,807

The Partnership assesses goodwill for impairment when events and circumstances warrant or at a minimum, at December 31 of each year. The fair value of the Partnership was determined by management based on an analysis of industry valuation metrics including a review of prices of comparable businesses and a discounted cash flow analysis as of the year end date. Due to a financial crisis that resulted in disruptions in the capital and credit markets, prices of comparable businesses declined significantly during the year ended December 31, 2008. In addition, the Partnership has revised its cash flow forecast to reflect operating profits and cash flows that were lower than previously estimated given the deteriorating global economical conditions. As a result, for the year ended December 31, 2008, a goodwill impairment loss of $32,975,750 was recognized. There was no impairment recorded for the year ended December 31, 2009.

Note 8. Fair Value of Financial Instruments

Cash and Cash Equivalents and Long-Term Debt Due Within One Year: The carrying amounts approximate fair value due to the short maturity of the instruments.

Derivative Financial Instrument: The following table summarizes the valuation of the Partnership’s derivative instrument, which is in a net liability position as of December 31, 2009, by using the ASC 820 fair value hierarchy levels described in Note 2:

Level 3
Interest rate swap	$1,954,099
Total derivative instrument	$1,954,099

The following table includes a rollforward of the amount for the year ended December 31, 2009 for the interest rate swap classified within Level 3.

Balance at December 31, 2007	$1,359,004
Change in fair value of derivative instrument	1,395,508
Balance at December 31, 2008	2,754,512
Change in fair value of derivative instrument	(800,413)
Balance at December 31, 2009	$1,954,099

Long-Term Debt: The fair value of long-term debt estimated using discounted cash flow analyses based on the Partnership’s current incremental borrowing rates for similar borrowing arrangements. As of December 31,

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

2009 and 2008, the carrying amount of the Partnership’s term loan was $63,375,000 and $65,000,000, respectively. The carrying amounts of the Partnership’s other long-term debt and capital leases of $1,153,732 and $2,057,730 as of December 31, 2009 and 2008, respectively, approximated their fair values as of those respective dates.

Note 9. Derivative Financial Instruments

The Partnership is exposed to the effect of market fluctuations in the prices of coal as well as the effect of interest rate fluctuations. Price risk represents the potential risk of loss from adverse changes in the market price of steam and metallurgical coal. The Partnership employs established policies and procedures to manage the risks associated with these market fluctuations using fixed-price, term contracts, some of which qualify as derivatives under ASC 815.

The Partnership’s portfolio of derivative instruments included an interest rate swap at December 31, 2009 and 2008. The Partnership’s portfolio of derivative instruments also included a commodity derivative contract during the year ended December 31, 2008. The notional amount used for the commodity contract fair value is based on committed deliveries of 120,000 tons of coal throughout the course of 2008. The Partnership managed interest rate risk by entering into an interest rate swap designed to fix the interest rate for $32.5 million of the total long-term debt outstanding as required by its lenders. As of December 31, 2009 and 2008, the Partnership had no derivatives classified as hedges under ASC 815.

The fair value of the interest rate swap is classified as a noncurrent liability in the amount of $1,954,099 and $2,754,512 on the Partnership’s consolidated balance sheets as of December 31, 2009 and 2008, respectively. During 2008, the commodity derivative contract expired.

Unrealized gain or loss due to the changes in the fair value of the interest rate swap have been classified in the consolidated statements of operations as unrealized gain or (loss) on derivative instrument in the amounts of $800,413 and $(1,395,508) for the years ended December 31, 2009 and 2008, respectively. Unrealized gain or (loss) due to the changes in the fair value of the commodity derivative contract has been classified in the consolidated statements of operations as unrealized losses on derivative instrument in the amount of $400,000 for the year ended December 31, 2008.

Realized losses from the floating-to-fixed interest rate swap were $1,351,849 and $617,437 during the years ended December 31, 2009 and 2008, respectively, and was recorded as additional interest expense. Realized gain from the commodity derivative contract was $35,000 during the year ended December 31, 2008 and was classified in the consolidated statements of operations as realized gain on derivative instrument.

Note 10. Long-Term Debt and Capital Leases

At December 31, 2009 and 2008, long-term debt and capital leases consisted of the following:

	2009	2008
Term loan	$63,375,000	$65,000,000
Atlas Copco—capital lease	530,222	701,426
Caterpillar Financial notes payable in monthly installments through 2010, with interest rates ranging from 0% to 8%, respectively, secured by equipment	234,654	798,775
Atlas Copco notes payable in monthly installments through 2012, with interest at 6.55%, secured by equipment	388,856	557,529
	64,528,732	67,057,730
Current maturities of long-term debt	6,699,013	902,388
Long-term debt and capital leases, net of current maturities	$57,829,719	$66,155,342

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Term Loan and Revolving Loan: In June 2007, one of the Partnership’s subsidiaries, IRH II, entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks providing IRH II with a term loan in an original principal amount of $65,000,000 (the “Term Loan”) and a revolving loan of up to $35,000,000 (the ”Revolving Loan”). The Term Loan and Revolving Loan bear interest based on the London Interbank Offered Rate (“LIBOR”) plus an applicable margin. The applicable margin is determined based on the Total Debt to Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) Ratio, as defined by the Credit Agreement, calculated at the beginning of each interest period. The interest rates in effect on the Term Loan were 5.75% at December 31, 2009 and 3.26% at December 31, 2008. The Credit Agreement has an initial term of three years. The Term Loan and the Revolving Loan are secured by substantially all of the assets of IRH II. The amount available for borrowing under the Revolving Loan at December 31, 2009 and 2008 was $30,200,000 and $30,500,000, respectively.

The Credit Agreement contains covenants and provisions, subject to certain exceptions:

•	Restrict IRH II and its subsidiaries’ ability to incur additional indebtedness;

•	Prohibit IRH II and its subsidiaries from creating or incurring certain liens on their property;

•	Limit consolidations and mergers by IRH II and its subsidiaries; and

•	Limit IRH II and its subsidiaries’ ability to acquire certain assets other than in the ordinary course of business.

Additionally, the Credit Agreement requires that IRH II and its subsidiaries not exceed a specified Total Debt to EBITDA Ratio and to maintain a minimum Interest Coverage Ratio, calculated pursuant to the terms and formulas as described in the Credit Agreement.

As of March 31, 2008, IRH II and its subsidiaries were not in compliance with the Total Debt to EBITDA Ratio, as defined by the Credit Agreement. In May 2008, the lenders issued a waiver of this covenant. Additionally, the lenders amended the Credit Agreement to revise the Total Debt to EBITDA Ratio threshold as compared to the financial covenant included in the original Credit Agreement. Further, the amendment eliminated certain reductions to the calculation of Total Debt that were previously allowed under the original Credit Agreement. In connection with the amendment, the interest rate on the Term Loan was increased by 0.5% for the remainder of the term and a one time fee of $250,000 was paid to the lenders. Subsequent to the amendment, IRH II and its subsidiaries were in compliance with such financial covenants.

The Credit Agreement also contains provisions that require IRH II to enter into and maintain swap contracts providing protection against fluctuations in interest rates with respect to, but not less than 50% of the principal amount of the Term Loan. In August 2007, IRH II entered into a $32,500,000 notional amount floating-to-fixed interest rate swap. Under this swap, IRH II pays a fixed rate of 5.10% and receives a floating rate of LIBOR that resets quarterly based upon the three-month LIBOR rate.

In November 2009, IRH II amended its existing Credit Agreement to extend its previous current maturity date of June 2010. The amendment extended the maturity of the loan to December 31, 2011. In connection with the amendment, the interest rate on the Term Loan was increased by 1% for the remainder of the term and a one-time fee of $562,500 was paid to the lenders. Additionally, the amendment added an amortization feature, which amortizes the loan at 2.5% per quarter and added a LIBOR floor of 2%.

Maturities of long-term debt at December 31, 2009 are as follows:

2010	$6,699,013
2011	57,653,703
2012	176,016
$64,528,732

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Note 11. Asset Retirement Obligation

The Partnership’s asset retirement obligation (“ARO”) liabilities primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws, as defined by each mine permit. Each obligation and corresponding asset is recognized in the period in which the liability is incurred.

The Partnership estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation, and then discounted at the credit-adjusted risk-free rate (7.97% and 5.85% at December 31, 2009 and 2008, respectively). The provisions of ASC 410 require the projected estimated reclamation obligation to include a market risk premium which represents the amount an external party would charge for bearing the uncertainty of guaranteeing a fixed price today for performance in the future. The Partnership has recorded an ARO asset associated with the liability. The ARO asset is being amortized on a straight-line basis over the expected life of the mining operation (2 to 18 years) and the ARO liability is being accreted to the projected spending dates. Changes in estimates could occur due to mine plan revisions, changes in estimated costs and changes in timing of the performance of reclamation activities.

A reconciliation of the Partnership’s liability for ARO is as follows:

	2009	2008
Asset retirement obligation liability at beginning of period	$8,403,093	$6,095,460
Revisions in estimated cash flows	549,146	227,427
Liabilities settled or disposed	(47,302)	—
New liabilities incurred	—	1,677,551
Accretion expense	545,478	402,655
Asset retirement obligation liability at December 31	$9,450,415	$8,403,093

Note 12. Partners’ Capital

The following is a reconciliation of the Partnership’s outstanding units:

	Class A Units	Class B Units	Total
Outstanding at January 1, 2007	2,000,000	3,243,000	5,243,000
Issued during the year ended December 31, 2008	—	—	—
Outstanding at December 31, 2008	2,000,000	3,243,000	5,243,000
Issued during the year ended December 31, 2009	—	—	—
Outstanding at December 31, 2009	2,000,000	3,243,000	5,243,000

The total Class A and Class B units represent the limited partners’ 98% interest in the Partnership. The general partner has a 2% interest in the Partnership.

The limited partnership agreement (“LPA”) contains provisions for the allocation of net income and loss to the unitholders and the general partner. The LPA also sets forth the calculation to be used to determine the amount and priority of cash distributions that the unitholders and general partner will receive.

The Partnership paid cash distributions totaling $8,560,000 and $5,912,653 during 2009 and 2008, respectively.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Note 13. Supplemental Disclosure of Cash Flow Information

	2009	2008
Cash paid during the period for interest	$3,905,192	$7,218,406
Noncash investing and financing activity
Purchases of property, plant and equipment in accounts payable	740,533	2,629,286
Capital lease for equipment	—	825,656
Purchase of equipment through notes payable	—	700,732

Note 14. Lease Commitments

Under various lease agreements, the Partnership has acquired mining rights to certain coal reserves estimated to exceed 41,000,000 (unaudited) remaining recoverable tons. These leases range in duration through 2042 and include minimum annual royalty payments. Lease expense relating to these agreements approximated $8,753,400 and $8,445,400 for the years ended December 31, 2009 and 2008, respectively.

Estimated future minimum royalty payments relating to those arrangements is:

2010	$1,545,369
2011	1,524,369
2012	1,524,369
2013	807,369
2014	720,369
Thereafter	2,454,000

The Partnership leases equipment monthly over terms that range in duration through 2011. Operating lease commitments for this equipment approximate $3,658,000 in 2010 and $1,802,000 in 2011. Lease expense for the years ended December 31, 2009 and 2008 were approximately $4,230,000 and $3,934,000, respectively.

Note 15. Related-Party Transactions

Pursuant to the LPA, International Resource Partners GP LLC (“IRPGP”), the general partner of the Partnership, and wholly owned subsidiary of one of the Partnership’s limited partners, conducts, directs and manages all activities of the Partnership. IRPGP is reimbursed on a monthly basis, or such other basis as may be determined, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership, and (ii) all other expenses allocable to the Partnership or otherwise incurred by IRPGP in connection with operating the Partnership’s business.

For the years ended December 31, 2009 and 2008, amounts reimbursable by the Partnership to IRPGP under the LPA totaled $1,332,971 and $1,334,543, respectively, of which $122,647 and $24,758 were outstanding and were included in due to affiliates on the accompanying consolidated balance sheets as of December 31, 2009 and 2008, respectively.

In June 2007, the Partnership entered into a Shared Services Agreement (“Shared Services Agreement”) with International Industries, Inc. whereby the parties agreed to provide certain services as supplier and recipient, and to be reimbursed for each shared service provided pursuant to the terms in the Shared Services Agreement. During the years ended December 31, 2009 and 2008, the Partnership incurred expenses totaling $151,844 and $184,361 under this agreement of which $0 and $29,000 were outstanding as of December 31, 2009 and 2008, respectively, and were included in due to affiliates in the accompanying consolidated balance sheets.

Note 16. Employee Benefit Plans

The Partnership sponsors a defined contribution plan which covers substantially all employees of certain of the Partnership’s subsidiaries who qualify. Plan participants may elect to contribute annual amounts to the plan ranging from 2% to 12% of qualified compensation. The Partnership may also contribute a discretionary

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

matching contribution equal to a percentage of the participant’s salary deferrals and a discretionary profit-sharing amount determined each year by the Partnership. Such contributions were approximately $1,186,000 and $1,727,000 for the years ended December 31, 2009 and 2008, respectively.

The Partnership has elected to be self-insured for employee health care claims. The Partnership, through a third-party administrator, pays all health care claims directly to health care providers and has obtained excess insurance coverage from a private insurance carrier for individual and aggregate annual claims in excess of specified levels. The amount of expenses incurred during the years ended December 31, 2009 and 2008 approximated $5,738,000 and $4,464,000, respectively. The liabilities of approximately $475,500 and $371,500 for such health claims as of December 31, 2009 and 2008, respectively, are determined based on claims data provided by the third-party administrator and were included in other current liabilities in the accompanying consolidated balance sheets.

Note 17. Commitments and Contingencies

The Partnership has contingent liabilities that arise from time to time in the ordinary course of business. In management’s opinion, the ultimate outcome of these contingencies will not have a material adverse effect on the Partnership’s financial position or results of operations.

The Partnership has exceeded water contaminant discharge levels established by the West Virginia Department of Environmental Protection (the “WVDEP”). The Partnership anticipates that it will be liable for fines of approximately $637,000 for periods prior to December 31, 2008. This amount has been accrued in accounts payable in the accompanying consolidated balance sheet as of December 31, 2008. The related expense is recorded as a component of cost of sales in the accompanying consolidated statements of operations for the year ended December 31, 2008. The company settled this obligation during 2009 with payments in the amount of $531,830 to the WVDEP, and by funding local area mitigation projects in the amount of $63,000.

In July 2009, South Carolina Electric and Gas (“SCE&G”) filed a formal demand for arbitration against the Partnership related to an alleged shortfall in coal deliveries to SCE&G during the 2008 contract year under the parties Contract for Sale of Coal, dated June 1, 2006. Settlement offers have been made and rejected by the counterparties and the Partnership has accrued $1,000,000 in relation to this claim, which is included in accounts payable on the Partnership’s consolidated balance sheet.

The Partnership settled a claim made by one of its suppliers, A&G Coal Corporation (“A&G”), for refusal to accept delivery of coal under various purchase orders issued in 2008. The settlement required a payment of $2,475,000 to A&G, of which $825,000 was paid in 2009, and the remaining $1,650,000 has been accrued and included in other current liabilities on the Partnership’s consolidated balance sheet.

The Partnership is one of numerous defendants in an alleged asbestos exposure case. The case is in the preliminary stage and the Partnership’s liability, if any, cannot be reasonably estimated. The Partnership’s liability coverage does contain asbestos exclusions. However, management does not believe that this claim is likely to have a material adverse effect on the Partnership’s financial position or results of operations.

The Partnership is also involved in various other litigation and other matters arising in the ordinary course of business. Although the final outcome of these matters cannot be determined, it is management’s opinion that the ultimate resolution of these matters will not have a material effect on the Partnership’s financial statements taken as a whole.

The Partnership has employment agreements with certain executives that provide for specified amount of severance should the executive be terminated under certain circumstances. No amounts have been accrued related to these agreements at December 31, 2009 and 2008.

The Partnership has coal purchase and sale obligations that arise in the normal course of business. In management’s opinion, these commitments represent normal purchases and normal sales under the provisions of ASC 815 and have not been recorded in the Partnership’s consolidated financial statements.

International Resource Partners LP
Notes to the Consolidated Financial Statements—(Continued)
December 31, 2009 and 2008

Note 18. Risk and Uncertainties

The Partnership relies on its current credit facility to fund short-term liquidity needs if internal funds are not available from the Partnership’s operations. Disruptions in the capital and credit markets could adversely affect the Partnership’s ability to draw on its Revolving Loan. The Partnership’s access to funds under its credit facility is dependent on the ability of the banks that are party to the facility to meet their funding commitments. The Partnership’s banks may not be able to meet their funding commitments to the Partnership if such banks experience shortages of capital and liquidity issues or if they experience excessive volumes of borrowing requests from the Partnership and other borrowers within a short period of time.

Longer-term disruptions in the capital and credit markets are a result of uncertainty, changing or increased regulation, reduced alternatives or failure of significant financial institutions could adversely affect the Partnership’s access to liquidity needed in its businesses. Any disruption could require the Partnership to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for business needs can be arranged. Such measure could include deferring capital expenditures, as well as reducing or eliminating future distributions or other discretionary uses of cash.

The Partnership’s customers and suppliers also have exposure to risks that their businesses are adversely affected by the worldwide financial crisis and the resulting potential disruptions in the capital and credit markets. In the event that any of the Partnership’ significant customers or suppliers are adversely affected by these risks, the Partnership may face disruptions in supply, significant reductions in demand for its products and services, inability of customers to pay invoices when due, and other adverse effects that could negatively affect the Partnership’s financial position or results of operations.

The Partnership would be exposed to increased interest rate risk should the counterparty to its interest rate swap fail to perform. There were no counterparty default losses in 2009 or 2008.

Note 19. Concentration of Credit Risk and Major Customers

The Partnership markets metallurgical coal to steel and coke producers worldwide and steam coal, principally to electric utilities in the United States. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Credit losses consistently have been minimal.

For the year ended December 31, 2009, the Partnership had three customers which comprised 17%, 16% and 15% of total revenues, respectively.

For the year ended December 31, 2008, the Partnership had three customers which comprised 22%, 18% and 17% of total revenues, respectively.

As of December 31, 2009, the Partnership had three customers which comprised 48%, 28% and 14% of trade accounts receivable, respectively.

As of December 31, 2008, the Partnership had three customers which comprised 37%, 27% and 18% of trade accounts receivable, respectively.

Note 20. Subsequent Events

The Partnership has evaluated subsequent events that occurred between December 31, 2009 and March 26, 2010, the date the financial statements were available to be issued.

In January 2010, one of Partnership’s limited partners contributed an additional $20,000,000 into the Partnership.

In January 2010, the Partnership acquired substantially all of the coal reserves and certain operating assets of Miller Bros. Coal, LLC, the operating subsidiary of Clearwater Natural Resources, LP, for approximately $23,000,000.

On February 16, 2010, the Partnership paid a cash distribution of $2,140,000 to its subordinated unitholders and general partner.

Report of Independent Auditors
on Accompanying Consolidating Information

To the Partners of
International Resource Partners LP

The report on our audits of the consolidated financial statements of International Resource Partners LP and its subsidiaries as of December 31, 2009 and 2008, dated March 29, 2010, except for Notes 3, 5 and 7, as to which the date is March 1, 2011, appears on page 1 of this document. Those audits were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of individual companies. Accordingly, we do not express an opinion on the financial position and results of operations of the individual companies. However, the consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, are fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

March 29, 2010, except for Notes 3, 5 and 7 in the
accompanying financial statements, as to which the date is March 1, 2011

International Resource Partners LP
Consolidating Balance Sheets
December 31, 2009

	International Resource Partners LP	IRP WV Corp	International Resources Holdings I LLC	International Resources Holdings II LLC	Eliminations and Consolidations	Total
Assets
Current assets
Cash and cash equivalents	$—	$—	$—	$25,224,074	$—	$25,224,074
Trade accounts receivable	9,702,771	—	—	19,679,426	(9,702,771)	19,679,426
Inventories	—	—	—	14,498,402	—	14,498,402
Prepaid expenses and other current assets	—	—	—	2,350,367	—	2,350,367
Total current assets	9,702,771	—	—	61,752,269	(9,702,771)	61,752,269
Property, plant and equipment, net	—	—	—	101,932,186	—	101,932,186
Intangible assets, net	—	—	—	7,533,125	—	7,533,125
Goodwill	—	—	—	12,084,807	—	12,084,807
Debt issuance costs, net	—	—	—	911,458	—	911,458
Other assets	—	—	—	326,711	—	326,711
Investments in subsidiaries	(2,342,365)	1,156	87,358,406	—	(85,017,197)	—
Advances to subsidiaries	—	—	—	—	—	—
Loan receivable - affiliate	79,998,000	—	—	—	(79,998,000)	—
Total assets	$87,358,406	$1,156	$87,358,406	$184,540,556	$(174,717,968)	$184,540,556
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$—	$—	$—	$12,883,819	$—	$12,883,819
Demurrage accrual	—	—	—	1,535,843	—	1,535,843
Due to affiliates	—	—	—	484,352	—	484,352
Current maturities of long-term debt	—	—	—	6,699,013	—	6,699,013
Accrued interest	—	—	—	114,177	—	114,177
Current portion of reclamation and mining closing liability	—	—	—	971,225	—	971,225
Other current liabilities	—	—	9,702,771	5,122,963	(9,702,771)	5,122,963
Total current liabilities	—	—	9,702,771	27,811,392	(9,702,771)	27,811,392
Long-term debt, net of current maturities	—	—	—	57,829,719	—	57,829,719
Reclamation and mine closing liabilities	—	—	—	8,479,190	—	8,479,190
Derivative instruments	—	—	—	1,954,099	—	1,954,099
Advances from subsidiaries	—	—	79,998,000	—	(79,998,000)	—
Total liabilities	—	—	89,700,771	96,074,400	(89,700,771)	96,074,400
Partners’ capital	81,798,610	1,041	(4,102,256)	82,906,360	(77,697,395)	82,906,360
Distributions	(8,560,000)	—	(8,560,000)	(8,560,000)	17,120,000	(8,560,000)
Net income (loss) for the period	14,119,796	115	10,319,891	14,119,796	(24,439,802)	14,119,796
Total partners’ capital	87,358,406	1,156	(2,342,365)	88,466,156	(85,017,197)	88,466,156
Total liabilities and partners’ capital	$87,358,406	$1,156	$87,358,406	$184,540,556	$(174,717,968)	$184,540,556

International Resource Partners LP
Consolidating Statements of Operations
December 31, 2009

	International Resource Partners LP	IRP WV Corp	International Resources Holdings I LLC	International Resources Holdings II LLC	Eliminations and Consolidations	Total
Revenues	—	—	—	$288,374,703	—	$288,374,703
Cost of sales (exclusive of depreciation and depletion)	—	—	—	(233,562,381)	—	(233,562,381)
Depreciation and depletion	—	—	—	(22,719,510)	—	(22,719,510)
Gross profit	—	—	—	32,092,812	—	32,092,812
Other operating (expense) income	—	—	—	—	—	—
Selling, general, and administrative expenses	—	—	—	(12,651,069)	—	(12,651,069)
Goodwill	—	—	—	—	—	—
Amortization of intangible assets	—	—	—	(2,077,500)	—	(2,077,500)
Unrealized loss on derivative instrument	—	—	—	—	—	—
Gain (loss) on sales of assets	—	—	—	(2,495)	—	(2,495)
Realized gain on derivative instrument	—	—	—	—	—	—
Total other operating (expense) income	—	—	—	(14,731,064)	—	(14,731,064)
Operating loss	—	—	—	17,361,748	—	17,361,748
Nonoperating (expense) income	—	—	—	—	—	—
Unrealized gain on derivative instrument	—	—	—	800,413	—	800,413
Interest income	3,799,905	—	—	173,145	(3,799,905)	173,145
Other income	—	—	—	405,241	—	405,241
Interest expense	—	—	(3,799,905)	(4,620,751)	3,799,905	(4,620,751)
Income (loss) before net earnings of subsidiaries	3,799,905	—	(3,799,905)	14,119,796	—	14,119,796
Net earnings of subsidiaries	10,319,891	115	14,119,796	—	(24,439,802)	—
Net loss	$14,119,796	$115	$10,319,891	$14,119,796	$(24,439,802)	$14,119,796

PROSPECTUS

$150,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
UNITS

From time to time, we may sell common stock, preferred stock, debt securities, or warrants, either individually or in units, with a total value of up to $150,000,000. We also may offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock, or debt securities upon the exercise of warrants. Our obligations under debt securities we issue may be guaranteed by certain of our subsidiaries. We will specify in an accompanying prospectus supplement the terms of any such offering.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JRCC.” The applicable prospectus supplement will contain information as to other listings on the Nasdaq Global Select Market or any securities exchange of the securities covered by the prospectus supplement, if any.

Before you invest, you should carefully read this prospectus and any prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3, AND THE SECTIONS ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR RECENT QUARTERLY REPORTS ON FORM 10-Q, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND WHICH ARE INCORPORATED HEREIN BY REFERENCE.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. For additional information, you should refer to the section entitled “Plan of Distribution” beginning on page 41. If we use agents, underwriters, or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. Our net proceeds from any such sales also will be set forth in a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 23, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in the documents to which we have referred you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. Neither this prospectus nor any accompanying prospectus supplement constitutes an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference or included in any prospectus supplement is accurate only as of the date given in the document incorporated by reference or the prospectus supplement, as applicable.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities, or warrants, either individually or in units, in one or more offerings up to an aggregate dollar amount of $150,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell common stock, preferred stock, debt securities, warrants, or units, we will provide a prospectus supplement that will contain more specific information about the securities offered. We may also add, update, or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the information incorporated by reference herein and therein, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” beginning on page 43.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s office mentioned under the heading “Where You Can Find More Information” beginning on page 43.

Unless the context indicates otherwise, all references in this prospectus to we, our, us, or the company refer to James River Coal Company and its subsidiaries on a consolidated basis.

THE COMPANY

James River Coal Company, which we sometimes refer to as JRCC, mines, processes, and sells bituminous, steam- and industrial-grade coal through six operating subsidiaries, which we refer to as mining complexes, located throughout eastern Kentucky and in southern Indiana. As of December 31, 2009, our six mining complexes included 14 underground mines, ten surface mines and ten preparation plants, five of which have integrated rail loadout facilities and three of which use a common loadout facility at a separate location. As of December 31, 2009, we believe that we controlled approximately 271.1 million tons of proven and probable coal reserves. At current production levels, we believe these reserves would support greater than 27 years of production.

In 2009, we produced 9.8 million tons of coal (including 0.3 million tons of coal produced in our mines that are operated by contract mine operators) and we purchased another 0.1 million tons for resale. Of the 9.4 million tons we produced from Company-operated mines, approximately 66% came from underground mines, while the remaining 34% came from surface mines. In 2009, we generated revenue of $681.6 million and had net income of $51.0 million. Approximately 92% of our 2009 revenues were generated from coal sales to electric utility companies and the remainder came from coal sales to industrial and other companies. In 2009, Georgia Power Company and South Carolina Public Service Authority were our largest customers, representing approximately 39% and 37% of our revenues, respectively. No other customer accounted for more than 10% of our revenues.

We were incorporated in the Commonwealth of Virginia in June 1991. The address of our principal executive office is 900 E. Byrd Street, Suite 1600, Richmond, Virginia 23219, and our telephone number at that address is (804) 780-3000. Our website address is www.jamesrivercoal.com. We do not incorporate the information on our website into this registration statement and prospectus, and you should not consider information on our website as part of this registration statement and prospectus.

A more detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which discussion is incorporated herein by reference.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risks described below, the risks discussed in the sections entitled “Risk Factors” contained in any prospectus supplement and our filings with the SEC which are incorporated herein by reference, and all other information contained in this prospectus, any applicable prospectus supplement, or incorporated herein by reference, before you decide to buy our securities. These risks and uncertainties are not the only risks we face. It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.

Risks Related to the Coal Industry

Because the demand and pricing for coal is greatly influenced by consumption patterns of the domestic electricity generation industry, a reduction in the demand for coal by this industry would likely cause our revenues and profitability to decline significantly.

We derived 89% of our total revenues (contract and spot) for the six months ended June 30, 2010 and 92% of our total revenues in 2009, from our electric utility customers. Fuel cost is a significant component of the cost associated with coal-fired power generation, with respect to not only the price of the coal, but also the costs associated with emissions control and credits (i.e., sulfur dioxide, nitrogen oxides, etc.), combustion by-product disposal (i.e., ash) and equipment operations and maintenance (i.e., materials handling facilities). All of these costs must be considered when choosing between coal generation and alternative methods, including natural gas, nuclear, hydroelectric and others.

Weather patterns also can greatly affect electricity generation. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the lowest-cost sources of power generation when deciding which generation sources to dispatch. Accordingly, significant changes in weather patterns could reduce the demand for our coal.

Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. Downward economic pressures can cause decreased demands for power, by both residential and industrial customers.

Any downward pressure on coal prices, whether due to increased use of alternative energy sources, changes in weather patterns, decreases in overall demand or otherwise, would likely cause our profitability to decline.

Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes our customers to be more cost-sensitive, deregulation may have a negative effect on our profitability.

Changes in the export and import markets for coal products could affect the demand for our coal, our pricing and our profitability.

We compete in a worldwide market. The pricing and demand for our products is affected by a number of factors beyond our control. These factors include:

•	currency exchange rates;

•	growth of economic development;

•	price of alternative sources of electricity;

•	world wide demand; and

•	ocean freight rates.

Any decrease in the amount of coal exported from the United States, or any increase in the amount of coal imported into the United States, could have a material adverse impact on the demand for our coal, our pricing and our profitability.

Increased consolidation and competition in the U.S. coal industry may adversely affect our revenues and profitability.

During the last several years, the U.S. coal industry has experienced increased consolidation, which has contributed to the industry becoming more competitive. Consequently, many of our competitors in the domestic coal industry are major coal producers who have significantly greater financial resources than us. The intense competition among coal producers may impact our ability to retain or attract customers and may therefore adversely affect our future revenues and profitability.

Fluctuations in transportation costs and the availability and dependability of transportation could affect the demand for our coal and our ability to deliver coal to our customers.

Increases in transportation costs could have an adverse effect on demand for our coal. Customers choose coal supplies based, primarily, on the total delivered cost of coal. Any increase in transportation costs would cause an increase in the total delivered cost of coal. That could cause some of our customers to seek less expensive sources of coal or alternative fuels to satisfy their energy needs. In addition, significant decreases in transportation costs from other coal-producing regions, both domestic and international, could result in increased competition from coal producers in those regions. For instance, coal mines in the western United States could become more attractive as a source of coal to consumers in the eastern United States, if the costs of transporting coal from the West were significantly reduced.

Our Central Appalachia mines generally ship coal via rail systems. During 2009, we shipped in excess of 95% of our coal from our Central Appalachia mines via CSX. In the Midwest, we shipped approximately 63%

of our produced coal by truck and the remainder via rail systems. We believe that our 2010 transportation modes will be comparable to those used in 2009. Our dependence upon railroads and third party trucking companies impacts our ability to deliver coal to our customers. Disruption of service due to weather-related problems, strikes, lockouts, bottlenecks and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased performance levels over longer periods of time could cause our customers to look elsewhere for their fuel needs, negatively affecting our revenues and profitability.

In past years, the major eastern railroads (CSX and Norfolk Southern) have experienced periods of increased overall rail traffic due to an expanding economy and shortages of both equipment and personnel. This increase in traffic could impact our ability to obtain the necessary rail cars to deliver coal to our customers and have an adverse impact on our financial results.

Shortages or increased costs of skilled labor in the Central Appalachian coal region may hamper our ability to achieve high labor productivity and competitive costs.

Coal mining continues to be a labor-intensive industry. In times of increased demand, many producers attempt to increase coal production, which historically has resulted in a competitive market for the limited supply of trained coal miners in the Central Appalachian region. In some cases, this market situation has caused compensation levels to increase, particularly for “skilled” positions such as electricians and mine foremen. To maintain current production levels, we may be forced to respond to increases in wages and other forms of compensation, and related recruiting efforts by our competitors. Any future shortage of skilled miners, or increases in our labor costs, could have an adverse impact on our labor productivity and costs and on our ability to expand production.

Government laws, regulations and other requirements relating to the protection of the environment, health and safety and other matters impose significant costs on us, and future requirements could limit our ability to produce coal.

We are subject to extensive federal, state and local regulations with respect to matters such as:

•	employee health and safety;

•	permitting and licensing requirements;

•	air quality standards;

•	water quality standards;

•	plant, wildlife and wetland protection;

•	blasting operations;

•	the management and disposal of hazardous and non-hazardous materials generated by mining operations;

•	the storage of petroleum products and other hazardous substances;

•	reclamation and restoration of properties after mining operations are completed;

•	discharge of materials into the environment, including air emissions and wastewater discharge;

•	surface subsidence from underground mining; and

•	the effects of mining operations on groundwater quality and availability.

Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations. We could incur substantial costs, including clean up costs, fines, civil or criminal sanctions and third party claims for personal injury or property damage as a result of violations of or liabilities under these laws and regulations.

The coal industry is also affected by significant legislation mandating specified benefits for retired miners. In addition, the utility industry, which is the most significant end user of coal, is subject to extensive regulation regarding the environmental impact of its power generating activities. Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal, thereby reducing demand for coal as a fuel source or the volume and price of our coal sales, or making coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

New legislation, regulations and orders adopted or implemented in the future (or changes in interpretations of existing laws and regulations) may materially adversely affect our mining operations, our cost structure and our customers’ operations or ability to use coal.

The majority of our coal supply agreements contain provisions that allow the purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in too great an increase in the cost of coal. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

The passage of legislation responsive to the Framework Convention on Global Climate Change or similar governmental initiatives could result in restrictions on coal use.

The United States and more than 160 other nations are signatories to the 1992 Framework Convention on Global Climate Change, commonly known as the Kyoto Protocol, which is intended to limit or capture emissions of greenhouse gases, such as carbon dioxide. In December 1997, the signatories to the convention established a potentially binding set of emissions targets for developed nations. Although the specific emissions targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. The U.S. Senate has not ratified the treaty commitments. The current administration could support the effort to ratify the treaty. With Russia’s ratification of the Kyoto Protocol in 2004, it became binding on all ratifying countries. The implementation of the Kyoto Protocol in the United States and other countries, and other emissions limits, such as those adopted by the European Union, could affect demand for coal outside the United States. If the Kyoto Protocol or other comprehensive legislation or regulations focusing on greenhouse gas emissions is enacted by the United States, it could have the effect of restricting the use of coal. Other efforts to reduce emissions of greenhouse gases and federal initiatives to encourage the use of natural gas also may affect the use of coal as an energy source.

We are subject to the federal Clean Water Act and similar state laws which impose treatment, monitoring and reporting obligations.

The federal Clean Water Act and corresponding state laws affect coal mining operations by imposing restrictions on discharges into regulated waters. Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. New requirements under the Clean Water Act (such as the proposal discussed below in the risk factor “We must obtain governmental permits and approvals for mining operations, which can be a costly and time consuming process and result in restrictions on our operations”) and corresponding state laws could cause us to incur significant additional costs that adversely affect our operating results.

Regulations have expanded the definition of black lung disease and generally made it easier for claimants to assert and prosecute claims, which could increase our exposure to black lung benefit liabilities.

In January 2001, the United States Department of Labor amended the regulations implementing the federal black lung laws to give greater weight to the opinion of a claimant’s treating physician, expand the definition of black lung disease and limit the amount of medical evidence that can be submitted by claimants and respondents. The amendments also alter administrative procedures for the adjudication of claims, which, according to the Department of Labor, results in streamlined procedures that are less formal, less adversarial and easier for participants to understand. These and other changes to the federal black lung regulations could significantly increase our exposure to black lung benefits liabilities.

The Patient Protection and Affordable Care Act of 2010 (Act) was enacted into law on March 23, 2010 and included a black-lung provision that creates a rebuttable presumption that a miner with at least 15 years of service, with totally disabling pulmonary or respiratory lung impairment and negative radiographic chest x-ray evidence would be disabled due to pneumoconiosis and be eligible for black lung benefits. The new Act also makes it easier for widows of miners to become eligible for benefits. The enactment of this new legislation could significantly impact the Company’s future payments for black lung benefits.

In recent years, legislation on black lung reform has been introduced but not enacted in Congress and in the Kentucky legislature. It is possible that additional legislation will be reintroduced for consideration by Congress. If any of the proposals included in this or similar legislation is passed, the number of claimants who are awarded benefits could significantly increase. Any such changes in black lung legislation, if approved, may adversely affect our business, financial condition and results of operations.

Extensive environmental laws and regulations affect the end-users of coal and could reduce the demand for coal as a fuel source and cause the volume of our sales to decline.

The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Compliance with such laws and regulations, which can take a variety of forms, may reduce demand for coal as a fuel source because they require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards, which may lead these generators to switch to other fuels that generate less of these emissions and may also reduce future demand for the construction of coal-fired power plants.

The EPA has adopted more stringent National Ambient Air Quality Standards for nitrogen dioxide and sulfur dioxide, both of which are emitted from coal-fired combustion units. The EPA is considering whether to adopt a more stringent standard for ground-level ozone, to which emissions from coal combustion units can contribute. The demand for coal could be affected at electric generating facilities located in geographic areas that exceed the modified standards.

The U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. We supply coal to some of the currently-affected utilities, and it is possible that other of our customers will be sued. These lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could adversely impact their demand for our coal.

A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

The Clean Air Act also imposes standards on sources of hazardous air pollutants. These standards and future standards could have the effect of decreasing demand for coal. So-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, reducing the demand for coal.

As a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, 549 U.S. 497 (2007), finding that greenhouse gases fall within the Clean Air Act definition of “air pollutant,” the EPA was required to determine whether emissions of greenhouse gases “endanger” public health or welfare. In December 2009, the EPA published its finding that current and projected concentrations of carbon dioxide and five other greenhouse gases in the atmosphere threaten the public’s health and welfare. This finding enables the EPA to proceed with a broad regulatory program for the control of greenhouse gas emissions, including carbon dioxide emissions. The EPA has recently completed several rulemaking actions indicating its intent to do so, including, among others, a final greenhouse gas reporting rule for certain major stationary source permitting programs, final regulations to control greenhouse gas emissions from light duty vehicles, and a final “tailoring” rule explaining how it would implement the Clean Air Act’s Title V and prevention of significant deterioration permitting programs with respect to greenhouse gas emissions from major stationary sources. In the second quarter of 2009, the U.S House of Representatives passed a bill that would reduce greenhouse gas emissions to 17% below 2005 levels by 2020 and 80% below 2005 levels by the middle of the century, and both houses of Congress are also actively considering new legislation that could establish a national cap on, or other regulation of, carbon emissions and other greenhouse gases. Current proposals include a cap and trade system that would require the purchase of emission permits, which could be traded on the open market. These proposals will make it more costly to operate coal-fired plants and could make coal a less attractive fuel for future power plants. Any new or proposed requirements adversely affecting the use of coal could adversely affect our operations and results.

In December 2009, approximately 190 countries participated in the United Nations Climate Change Conference in Copenhagen. The participants “took note” of a non-binding accord under which participating nations would report their commitments to reduce greenhouse gas emissions by January 31, 2010. Under this non-binding framework, the U.S. has committed to cut greenhouse gas emissions by 17% below 2005 levels by 2020, 42% below 2005 levels by 2030, and 83% below 2005 levels by 2050.

The permitting of new coal-fueled power plants has also recently been contested by state regulators and environmental organizations based on concerns relating to greenhouse gas emissions. In addition, in September 2009, the United States Court of Appeals for the Second Circuit issued its decision in Connecticut v. AEP allowing plaintiffs’ claims that public utilities’ greenhouse gas emissions created a “public nuisance” to go to trial over defendants’ objections based upon political question, preemption and lack of standing. The plaintiffs in this case are seeking various remedies, including injunctive relief. These cases expose other significant contributors to greenhouse gas emissions to similar litigation risk. The effect of these recent cases may be mitigated in the event Congress adopts greenhouse gas legislation and because the EPA has finalized the adoption of greenhouse gas emission standards. Nevertheless, increased efforts to control greenhouse gas emissions by state, federal, judicial or international authorities could result in reduced demand for coal.

The characteristics of coal may make it difficult for coal users to comply with various environmental standards related to coal combustion. As a result, they may switch to other fuels, which would affect the volume or price of our sales.

Coal contains impurities, including sulfur, nitrogen oxide, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fired electric generating plants could increase the costs of using coal thereby reducing demand for coal as a fuel source, and the volume and price of our coal sales. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low sulfur coal or switch to other fuels. Each option has limitations. Lower sulfur coal may be more costly to purchase on an energy basis than higher sulfur coal depending on mining and transportation costs. The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines. Switching to other fuels may require expensive modification of existing plants.

In 2005, the EPA adopted federal rules intended to reduce the interstate transport of fine particulate matter and ozone through reductions in sulfur dioxides and nitrogen oxides through the eastern United States. The reductions were to be implemented in stages, some through a market-based cap-and-trade program. Such new regulations would likely require some power plants to install new equipment, at substantial cost, or discourage the use of certain coals containing higher levels of mercury. The particular rules introduced by the EPA in March 2005 were subsequently struck down by the U.S. Court of Appeals for the D.C. Circuit on

July 11, 2008. On December 23, 2008, the U.S. Court of Appeals for the D.C. Circuit remanded consolidated cases to the EPA without vacatur of the Clean Air Interstate Rule in order that the EPA could remedy flaws in the Rule. The EPA has issued a proposed Clean Air Transport Rule in response to the Court’s opinions issued on July 11, 2008 and December 23, 2008. In 2010, the EPA issued a proposed rule to replace the 2005 rule. The proposed rule calls for reductions of sulfur dioxides and nitrogen oxides that drift across state lines beginning in 2012. New and proposed reductions in emissions of sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases may require the installation of additional costly control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels.

We must obtain governmental permits and approvals for mining operations, which can be a costly and time consuming process and result in restrictions on our operations.

Numerous governmental permits and approvals are required for mining operations. Our operations are principally regulated under permits issued by state regulatory and enforcement agencies pursuant to the federal Surface Mining Control and Reclamation Act (SMCRA). Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. In addition, we often are required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration for or production of coal might have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations or to do so profitably.

Prior to placing excess fill material in valleys in connection with surface mining operations, coal mining companies are required to obtain a permit from the U.S. Army Corps of Engineers (Corps) under Section 404 of the Clean Water Act (404 Permit). Previously, this permit could be either a simplified Nationwide Permit #21 (NWP 21) or a more complicated individual permit. Litigation respecting the validity of the NWP 21 permit program has been ongoing for several years. Recently, the Corps announced its decision to suspend the use of NWP 21 in the Appalachian region comprised of six states including Kentucky where we operate. Litigation respecting the issuance of certain Section 404 permits has also been ongoing for several years, focusing primarily on whether the Corps’ decision to issue such permits conformed to the requirements of the Clean Water Act and/or the National Environmental Policy Act The matters at issue in such litigation are such that a ruling for the plaintiffs could have an adverse impact on our planned surface mining operations.

In 2009, the EPA announced publicly that it will exercise its statutory right to more actively review Section 404 permitting actions by the Corps. In the third quarter of 2009, the EPA announced that it would further review 79 surface mining permit applications, including four of our permits. These 79 permits were identified as likely to impact water quality and therefore requiring additional review under the Clean Water Act. EPA oversight could further delay and/or restrict the issuance of such permits, either of which events could have an adverse impact on our planned surface mining operations. More recently, the EPA announced acceptable levels for the conductivity of water in streams receiving discharge from permitted coal mining sites in a six-state area of Central Appalachia including Kentucky where we operate. If such levels of conductivity are permanently imposed, they could have a significant impact on our ability to secure Section 404 permits and have a material impact on our operations. The National Mining Association, on behalf of its member companies including coal producers such as ourselves, recently filed suit against the EPA and the Corps contesting the legality of the foregoing enhanced review process and the imposition of such conductivity standard.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

The SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of underground mining. We accrue for the costs of current mine disturbance and of final mine closure, including the cost of treating mine water discharge where necessary. Under U.S. generally accepted accounting principles we are required to account for the costs related to the closure of mines and the reclamation of the land upon exhaustion of coal reserves. The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. At June 30, 2010, we had accrued $46.7 million related to estimated mine reclamation costs. The amounts recorded are dependent upon a number of variables, including the estimated future retirement costs, estimated proven reserves, assumptions involving profit margins, inflation rates, and the assumed credit-adjusted interest rates. Furthermore, these obligations are unfunded. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results could be adversely affected.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers could cause delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Operations

We have experienced operating losses and net losses in recent years and may experience losses in the future.

We experienced operating losses and net losses in the each of the years ended December 31, 2008 and 2007. While we were profitable in the year ended December 31, 2009, we must continue to carefully manage our business, including the balance of our long-term and short-term sales contracts and our production costs. Although we seek to balance our contract mix to achieve optimal revenues over the long term, the market price of coal is affected by many factors that are outside of our control. Our production costs have increased in recent years, and we expect higher costs to continue for the next several years. Additionally, certain of our long term contracts for sales of coal are priced substantially above current spot prices for coal. Our profitability in the future will be impacted by the price levels that we achieve on future long term contracts. Accordingly, we cannot assure you that we will be able to achieve profitability in the future.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

For the six months ended June 30, 2010, we generated approximately 89% of our total revenues from several long-term contracts and spot sales with electrical utilities, including 41% from South Carolina Public Service Authority, 31% from Georgia Power Company and 11% from Indianapolis Power and Light. At December 31, 2009, we had coal supply agreements with these customers that expire in 2010 to 2012. The execution of a substantial coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract.

Many of our coal supply agreements contain provisions that permit adjustment of the contract price upward or downward at specified times. Failure of the parties to agree on a price under those provisions may allow either party to either terminate the contract or reduce the coal to be delivered under the contract. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by the customer or us for the duration of specified events beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as:

•	British thermal units (Btu’s);

•	sulfur content;

•	ash content;

•	grindability; and

•	ash fusion temperature.

In some cases, failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. In addition, all of our contracts allow our customers to renegotiate or terminate their contracts in the event of changes in regulations or other governmental impositions affecting our industry that increase the cost of coal beyond specified limits. Further, we have been required in the past to purchase sulfur credits or make other pricing adjustments to comply with contractual requirements relating to the sulfur content of coal sold to our customers, and may be required to do so in the future.

The operating profits we realize from coal sold under supply agreements depend on a variety of factors. In addition, price adjustment and other provisions may increase our exposure to short-term coal price volatility provided by those contracts. If a substantial portion of our coal supply agreements are modified or terminated, we could be materially adversely affected to the extent that we are unable to find alternate buyers for our coal at the same level of profitability. As a result, we might not be able to replace existing long-term coal supply agreements at the same prices or with similar profit margins when they expire.

Our operating results will be negatively impacted if we are unable to balance our mix of contract and spot sales.

We have implemented a sales plan that includes long-term contracts (one year or greater) and spot sales/ short-term contracts (less than one year). We have structured our sales plan based on the assumptions that demand will remain adequate to maintain current shipping levels and that any disruptions in the market will be relatively short-lived. If we are unable to maintain our planned balance of contract sales with spot sales, or our markets become depressed for an extended period of time, our volumes and margins could decrease, negatively affecting our operating results.

Our ability to operate our company effectively could be impaired if we lose senior executives or fail to employ needed additional personnel.

The loss of senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We might not continue to be able to employ key personnel, or to attract and retain qualified personnel in the future. Failure to retain senior executives or attract key personnel could have a material adverse effect on our operations and financial results.

Underground mining is subject to increased regulation, and may require us to incur additional cost.

Underground coal mining is subject to federal and state laws and regulations relating to safety in underground coal mines and enforcement activities by federal and state regulators. These laws and regulations, the most significant recently enacted of which is the federal MINER Act, which includes requirements for constructing and maintaining caches for the storage of additional self-contained self rescuers throughout underground mines; installing rescue chambers in underground mines; constant tracking of and communication with personnel in the mines; utilizing carbon dioxide monitors, installing cable lifelines from the mine portal to all sections of the mine to assist in emergency escape; submission and approval of emergency response plans; new and additional safety training; providing refuge alternatives; and improving flame-resistant conveyor belts and other fire protection measures. In 2007, implementation of the MINER Act continued with new penalty regulations that significantly increased regular penalty amounts and special assessments. In addition, a new emergency temporary standard was issued relating to mine seal requirements. Various states also have enacted their own new laws and regulations addressing many of these same subjects. These new laws and regulations will cause us to incur substantial additional costs, which will adversely impact our operating performance.

The U.S. Department of Labor, Mine Safety and Health Administration (MSHA) periodically notifies certain coal mines that a potential pattern of violations may exist based upon an initial statistical screening of violation history and pattern criteria review by MSHA. Certain of our mines have received such notices in the past. Upon receipt of such a notification, we conduct a comprehensive review of the operation that received the notification and prepare and submit to MSHA plans designed to enhance employee safety at the mine through better education, training, mining practices, and safety management. Following implementation of the plans, MSHA conducts a complete inspection of the mine and further evaluates the situation and then advises the operator whether a pattern of violation exists and whether further action will be taken. No pattern of violations has been found to exist at any of our mines that have received such notification. The failure to remediate the situation resulting in a finding that a pattern of violation does exists at a mine could have a significant impact on our operations.

In 2010 a U.S House of Representatives committee approved a mine safety bill which would give MSHA additional powers to temporarily close mines, mandate additional safety training and impose larger penalties on companies and their executives. If enacted this bill could further increase our costs and impact operating performance.

Increases in raw material costs could significantly impair our operating results.

Our coal mining operations use significant amounts of steel, petroleum products and other raw materials in various pieces of mining equipment, supplies and materials, including the roof bolts required by the room and pillar method of mining. Recently and historically, petroleum prices and other commodity prices have been volatile. If the price of steel or other of these materials increase, our operational expenses will increase, which could have a significant negative impact on our cash flow and operating results.

Coal mining is subject to conditions or events beyond our control, which could cause our quarterly or annual results to deteriorate.

Our coal mining operations are conducted, in large part, in underground mines and, to a lesser extent, at surface mines. These mines are subject to conditions or events beyond our control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on our operating results. These conditions or events have included:

•	variations in thickness of the layer, or seam, of coal;

•	variations in geological conditions;

•	amounts of rock and other natural materials intruding into the coal seam;

•	equipment failures and unexpected major repairs;

•	unexpected maintenance problems;

•	unexpected departures of one or more of our contract miners;

•	fires and explosions from methane and other sources;

•	accidental minewater discharges or other environmental accidents;

•	other accidents or natural disasters; and

•	weather conditions.

Mining in Central Appalachia is complex due to geological characteristics of the region and additional regulatory constraints.

The geological characteristics of coal reserves in Central Appalachia, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other regions permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers’ ability to use coal produced by, operators in Central Appalachia, including us.

Our future success depends upon our ability to acquire or develop additional coal reserves that are economically recoverable.

Our recoverable reserves decline as we produce coal. Since we attempt, where practical, to mine our lowest-cost reserves first, we may not be able to mine all of our reserves at a similar cost as we do at our current operations. Our planned development and exploration projects might not result in significant additional reserves, and we might not have continuing success developing additional mines. For example, our construction of additional mining facilities necessary to exploit our reserves could be delayed or terminated due to various factors, including unforeseen geological conditions, weather delays or unanticipated development costs. Our ability to acquire additional coal reserves in the future also could be limited by restrictions under our existing or future debt facilities, competition from other coal companies for attractive properties or the lack of suitable acquisition candidates.

In order to develop our reserves, we must receive various governmental permits. We have not yet applied for the permits required or developed the mines necessary to mine all of our reserves. In addition, we might not continue to receive the permits necessary for us to operate profitably in the future. We may not be able to negotiate new leases from the government or from private parties or obtain mining contracts for properties containing additional reserves or maintain our leasehold interests in properties on which mining operations are not commenced during the term of the lease.

Factors beyond our control could impact the amount and pricing of coal supplied by our independent contractors and other third parties.

In addition to coal we produce from our Company-operated mines, we have mines that typically are operated by independent contract mine operators, and we purchase coal from third parties for resale. For 2010, we anticipate less than 10% of our total production will come from mines operated by independent contract mine operators and from third party purchased coal sources. Operational difficulties, changes in demand for contract mine operators from our competitors and other factors beyond our control could affect the availability, pricing and quality of coal produced for us by independent contract mine operators. Disruptions in supply, increases in prices paid for coal produced by independent contract mine operators or purchased from third parties, or the availability of more lucrative direct sales opportunities for our purchased coal sources could increase our costs or lower our volumes, either of which could negatively affect our profitability.

We face significant uncertainty in estimating our recoverable coal reserves, and variations from those estimates could lead to decreased revenues and profitability.

Forecasts of our future performance are based on estimates of our recoverable coal reserves. Estimates of those reserves were initially based on studies conducted by Marshall Miller & Associates, Inc. in 2004 for our CAPP reserves and 2005 and 2006 for our Midwest reserves in accordance with industry-accepted standards which we have updated for current activity using similar methodologies. A number of sources of information were used to determine recoverable reserves estimates, including:

•	currently available geological, mining and property control data and maps;

•	our own operational experience and that of our consultants;

•	historical production from similar areas with similar conditions;

•	previously completed geological and reserve studies;

•	the assumed effects of regulations and taxes by governmental agencies; and

•	assumptions governing future prices and future operating costs.

Reserve estimates will change from time to time to reflect, among other factors:

•	mining activities;

•	new engineering and geological data;

•	acquisition or divestiture of reserve holdings; and

•	modification of mining plans or mining methods.

Therefore, actual coal tonnage recovered from identified reserve areas or properties, and costs associated with our mining operations, may vary from estimates. These variations could be material, and therefore could result in decreased profitability.

Our operations could be adversely affected if we are unable to obtain required surety bonds.

Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation and to satisfy other miscellaneous obligations. As of June 30, 2010, we had outstanding surety bonds with third parties for post-mining reclamation totaling $59.3 million. Furthermore, we have surety bonds for an additional $43.9 million in place for our federal and state workers’ compensation obligations and other miscellaneous obligations. Insurance companies have informed us, along with other participants in the coal industry, that they no longer will provide surety bonds for workers’ compensation and other post-employment benefits without collateral. We have satisfied our obligations under these statutes and regulations by providing letters of credit or other assurances of payment. However, letters of credit can be significantly more costly to us than surety bonds. The issuance of letters of credit under our Revolver also reduces amounts that we can borrow under our Revolver. If we are unable to secure surety bonds for these obligations in the future, and are forced to secure letters of credit indefinitely, our profitability may he negatively affected.

Our work force could become unionized in the future, which could adversely affect the stability of our production and reduce our profitability.

Our company owned mines are currently operated by union-free employees. However, our subsidiaries’ employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. Any unionization of our subsidiaries’ employees, or the employees of third-party contractors who mine coal for us, could adversely affect the stability of our production and reduce our profitability.

The current administration has indicated that it will support legislation that may make it easier for employees to unionize. Legislation has been proposed to the United States Congress to enact a law allowing our workers to choose union representation solely by signing election cards (“Card Check”), which would eliminate the use of secret ballots to elect union representation. While the impact is uncertain, if Card Check legislation is enacted into law, it will be administratively easier to unionize coal mines and may lead to more coal mines becoming unionized.

We have significant unfunded obligations for long-term employee benefits for which we accrue based upon assumptions, which, if incorrect, could result in us being required to expend greater amounts than anticipated.

We are required by law to provide various long-term employee benefits. We accrue amounts for these obligations based on the present value of expected future costs. We employed an independent actuary to complete estimates for our workers’ compensation and black lung (both state and federal) obligations. At

June 30, 2010, the current and non-current portions of these obligations included $43.9 million for coal workers’ black lung benefits and $60.8 million for workers’ compensation benefits.

We use a valuation method under which the total present and future liabilities are booked based on actuarial studies. Our independent actuary updates these liability estimates annually. However, if our assumptions are incorrect, we could be required to expend greater amounts than anticipated. All of these obligations are unfunded. In addition, the federal government and the governments of the states in which we operate consider changes in workers’ compensation laws from time to time. Such changes, if enacted, could increase our benefit expenses and payments.

We may be unable to adequately provide funding for our pension plan obligations based on our current estimates of those obligations.

We provide benefits under a defined benefit pension plan that was frozen in 2007. As of June 30, 2010, we estimated that our obligation under the pension plan was underfunded by approximately $12.5 million. If future payments are insufficient to fund the pension plan adequately to cover our future pension obligations, we could incur cash expenditures and costs materially higher than anticipated. The pension obligation is calculated annually and is based on several assumptions, including then prevailing conditions, which may change from year to year. In any year, if our assumptions are inaccurate, we could be required to expend greater amounts than anticipated.

Substantially all of our assets are subject to security interests.

Substantially all of our cash, receivables, inventory and other assets are subject to various liens and security interests under our debt instruments. If one of these security interest holders becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to its security interest, and the collateral accordingly would be unavailable to us and our other creditors, except to the extent, if any, that other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which these foreclosure rights are exercised.

Our current leverage amount may harm our financial condition and results of operations.

Our total consolidated long-term debt as of June 30, 2010 was $281.1 million (net of a discount on our convertible notes of $41.4 million). Our level of indebtedness could result in the following:

•	it could effect our ability to satisfy our outstanding obligations;

•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on our debt, this could cause us to be in default on our outstanding indebtedness

We may be unable to comply with restrictions imposed by the terms of our indebtedness, which could result in a default under these instruments.

Our debt instruments impose a number of restrictions on us. A failure to comply with these restrictions could adversely affect our ability to borrow under our revolving credit facility or result in an event of default under our debt instruments. Our debt instruments contain financial and other covenants that create limitations on our ability to, among other things, utilize the full amount on our revolver for borrowings or to issue letters of credit or incur additional debt, and require us to maintain various financial ratios and comply with various other financial covenants. The minimum Adjusted EBITDA and Leverage Ratio covenants are only applicable if our unrestricted cash falls below $75 million and remain in effect until our unrestricted cash exceeds $75 million for 90 consecutive days (the Trigger Event). These most restrictive covenants include the following:

•	If we have a Trigger Event, our revolving credit facility requires that we achieve a minimum Adjusted EBITDA, which is defined in that agreement as “Consolidated EBITDA”. Adjusted EBITDA is measured at the end of each quarter for the preceding 12 months. If measured, the required minimum Adjusted EBITDA would range from $94.0 million to $105.0 million during 2010. In order to meet the twelve month Adjusted EBITDA target at June 30, 2010, we needed Adjusted EBITDA of $38.1 million in the six months ended June 30, 2010. Our Adjusted EBITDA in the six months ended June 30, 2010 was $94.6 million. The most directly comparable US GAAP financial measure is net income. For the six months ended June 30, 2010, we had net income of $43.1 million. Adjusted EBITDA is defined and reconciled to EBITDA and Net Loss under “Reconciliation of Non-GAAP Measures” in Part I—Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which discussion is incorporated herein by reference.

•	If we have a Trigger Event, our revolving credit facility requires that our Leverage Ratio (as defined in the revolving credit facility) not exceed a specified multiple at the end of each quarter. If measured, the Leverage Ratio would be permitted to be 0.68X to 0.62X during 2010. Our Leverage Ratio was 0.38X as of June 30, 2010.

•	Our revolving credit facility limits the Capital Expenditures (other than Mandated Capital Expenditures) (as both are defined in the revolving credit facility) that we may make or agree to make in any fiscal year. For the fiscal year ended December 31, 2010, we cannot make Capital Expenditures in excess of $75.0 million (excluding Mandatory Capital Expenditures). For the six months ended June 30, 2010, we made Capital Expenditures of $34.0 million (excluding Mandatory Capital Expenditures).

Additional detail regarding the terms of our Revolving Credit Facility, including these covenants and the related definitions, can be found in our debt agreements, as amended, that have been filed as exhibits to our SEC filings.

In the event of a default, our lenders could terminate their commitments to us and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts or we might be forced to seek amendments to our debt agreements which could make the terms of these agreements more onerous for us and require the payment of amendment or waiver fees. Failure to comply with these restrictions, even if waived by our lenders, also could adversely affect our credit ratings, which could increase our costs of debt financings and impair our ability to obtain additional debt financing. While the lenders have, to date, waived any covenant violations and amended the covenants, there is no guarantee they will continue to do so if future violations occur.

Changes in our credit ratings could adversely affect our costs and expenses.

Any downgrade in our credit ratings could adversely affect our ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This, in turn, could affect our internal cost of capital estimates and therefore impact operational decisions.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

We conduct substantially all of our mining operations on properties that we lease. The loss of any lease could adversely affect our ability to mine the associated reserves. Because we generally do not obtain title insurance or otherwise verify title to our leased properties, our right to mine some of our reserves has been in the past, and may again in the future be, adversely affected if defects in title or boundaries exist. In order to obtain leases or rights to conduct our mining operations on property where these defects exist, we have had to, and may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases for properties containing additional reserves. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Inability to satisfy contractual obligations may adversely affect our profitability.

From time to time, we have disputes with our customers over the provisions of long-term contracts relating to, among other things, coal quality, pricing, quantity and delays in delivery. In addition, we may not be able to produce sufficient amounts of coal to meet our commitments to our customers. Our inability to satisfy our contractual obligations could result in our need to purchase coal from third party sources to satisfy those obligations or may result in customers initiating claims against us. We may not be able to resolve all of these disputes in a satisfactory manner, which could result in substantial damages or otherwise harm our relationships with customers.

We may be unable to exploit opportunities to diversify our operations.

Our future business plan may consider opportunities other than underground and surface mining in eastern Kentucky and southern Indiana. We will consider opportunities to further increase the percentage of coal that comes from surface mines. We may also consider opportunities to expand both surface and underground mining activities in areas that are outside of eastern Kentucky and southern Indiana. We may also consider opportunities in other energy-related areas that are not prohibited by the Indenture governing our senior notes due 2012 or other financing agreements. If we undertake these diversification strategies and fail to execute them successfully, our financial condition and results of operations may be adversely affected.

There are risks associated with our acquisition strategy, including our inability to successfully complete acquisitions, our assumption of liabilities, dilution of your investment, significant costs and additional financing required.

We may explore opportunities to expand our operations through strategic acquisitions of other coal mining companies. We currently have no agreement or understanding for any specific acquisition. Risks associated with our current and potential acquisitions include the disruption of our ongoing business, problems retaining the employees of the acquired business, assets acquired proving to be less valuable than expected, the potential assumption of unknown or unexpected liabilities, costs and problems, the inability of management to maintain uniform standards, controls, procedures and policies, the difficulty of managing a larger company, the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprises and the difficulty of integrating the acquired operations and personnel into our existing business.

We may choose to use shares of our common stock or other securities to finance a portion of the consideration for future acquisitions, either by issuing them to pay a portion of the purchase price or selling additional shares to investors to raise cash to pay a portion of the purchase price. If shares of our common stock do not maintain sufficient market value or potential acquisition candidates are unwilling to accept shares of our common stock as part of the consideration for the sale of their businesses, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition opportunity, and our growth could be limited. In addition, securities issued in such acquisitions may dilute the holdings of our current or future shareholders.

Our currently available cash may not be sufficient to finance any additional acquisitions.

We believe that our cash on hand, the availability under our revolving credit facility and cash generated from our operations will provide us with adequate liquidity through 2010. However, such funds may not provide sufficient cash to fund any future acquisitions. Accordingly, we may need to conduct additional debt or equity financings in order to fund any such additional acquisitions, unless we issue shares of our common stock as consideration for those acquisitions. If we are unable to obtain any such financings, we may be required to forego future acquisition opportunities.

Our current reserve base in southern Indiana is limited.

Our southern Indiana mining complex currently has rights to proven and probable reserves that we believe will be exhausted in approximately 13 years at 2009 levels of production, compared to our current Central Appalachia mining complexes, which have reserves that we believe will last an average of approximately 34 years at 2009 levels of production. We intend to increase our reserves in southern Indiana by acquiring rights to additional exploitable reserves that are either adjacent to or nearby our current reserves. If we are unable to successfully acquire such rights on acceptable terms, or if our exploration or acquisition activities indicate that such coal reserves or rights do not exist or are not available on acceptable terms, our production and revenues will decline as our reserves in that region are depleted. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines.

Surface mining is subject to increased regulation, and may require us to incur additional costs.

Surface mining is subject to numerous regulations related, among others, to blasting activities that can result in additional costs. For example, when blasting in close proximity to structures, additional costs are incurred in designing and implementing more complex blast delay regimens, conducting pre-blast surveys and blast monitoring, and the risk of potential blast-related damages increases. Since the nature of surface mining requires ongoing disturbance to the surface, environmental compliance costs can be significantly greater than with underground operations. In addition, the U.S. Army Corps of Engineers imposes stream mitigation requirements on surface mining operations. These regulations require that footage of stream loss be replaced through various mitigation processes, if any ephemeral, intermittent, or perennial streams are filled due to mining operations. In 2008, the U.S. Department of Interior’s Office of Surface Mining imposed regulatory requirements applicable to excess spoil placement, including the requirement that operators return as much spoil as possible to the excavation created by the mine. These regulations may cause us to incur significant additional costs, which could adversely impact our operating performance.

Our ability to use net operating loss carryforwards may be subject to limitation.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses is limited by prior changes in our ownership, and may be further limited by the issuance of common stock in connection with the convertible notes issued in 2009, or by the consummation of other transactions. As a result, if we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for us.

Risks Relating to our Common Stock

The market price of our common stock has been volatile and difficult to predict, and may continue to be volatile and difficult to predict in the future, and the value of your investment may decline.

The market price of our common stock has been volatile in the past and may continue to be volatile in the future. The market price of our common stock will be affected by, among other things:

•	variations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	sales of shares of our common stock by our officers and directors or by our shareholders;

•	changes in general conditions in the economy or the financial markets;

•	changes in accounting standards, policies or interpretations;

•	other developments affecting us, our industry, clients or competitors; and

•	the operating and stock price performance of companies that investors deem comparable to us.

Any of these factors could have a negative effect on the price of our common stock on the Nasdaq Global Select Market, make it difficult to predict the market price for our common stock in the future and cause the value of your investment to decline.

Dividends are limited by our revolving credit facility, senior notes and convertible senior notes.

We do not anticipate paying any cash dividends on our common stock in the near future. In addition, covenants in our revolving credit facility, senior notes and convertible senior notes restrict our ability to pay cash dividends and may prohibit the payment of dividends and certain other payments.

Provisions of our articles of incorporation, bylaws and shareholder rights agreement could discourage potential acquisition proposals and could deter or prevent a change in control.

Some provisions of our articles of incorporation and bylaws, as well as Virginia statutes, may have the effect of delaying, deferring or preventing a change in control. These provisions may make it more difficult for other persons, without the approval of our Board of Directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder’s best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

We have a shareholder rights agreement which, in certain circumstances, including a person or group acquiring, or the commencement of a tender or exchange offer that would result in a person or group acquiring, beneficial ownership of more than 20% of the outstanding shares of our common stock, would entitle each right holder, other than the person or group triggering the plan, to receive, upon exercise of the right, shares of our common stock having a then-current fair value equal to twice the exercise price of a right. In 2009, an amendment to the shareholder rights agreement reduced, until December 5, 2010, the threshold at which a person or group becomes an “Acquiring Person” under the shareholder rights agreement from 20% to 4.9% of the Company’s then-outstanding shares of common stock.

This shareholder rights agreement provides us with a defensive mechanism that decreases the risk that a hostile acquirer will attempt to take control of us without negotiating directly with our Board of Directors. The shareholder rights agreement may discourage acquirers from attempting to purchase us, which may adversely affect the price of our common stock.

A SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, and from time to time in reports and statements, we make certain comments or disclosures which may be forward-looking in nature. These statements are known as “forward-looking statements,” as that term is used in Section 27A of the Securities Act of 1933, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, referred to as the Exchange Act. Examples include statements related to our future outlook, anticipated capital expenditures, future cash flows and borrowings, and sources of funding. These forward-looking statements could also involve, among other things, statements regarding our intent, belief, or expectation with respect to:

•	our cash flows, results of operation, or financial condition;

•	the consummation of acquisition, disposition, or financing transactions and the effect thereof on our business;

•	governmental policies and regulatory actions;

•	legal and administrative proceedings, settlements, investigations, and claims;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	availability of transportation;

•	market demand for coal, electricity, and steel;

•	competition;

•	our relationships with, and other conditions affecting, our customers;

•	employee workforce factors;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	future economic or capital market conditions; and

•	our plans and objectives for future operations and expansion or consolidation.

Any forward-looking statements are subject to the risks and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation, and other events to differ materially from those expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive, and market conditions generally. These assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond our control.

We wish to caution readers that forward-looking statements, including disclosures which use words such as “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, and similar statements, are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers, as well as the perceived benefits of alternative sources of energy; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; our dependency on one railroad for transportation of a large percentage of our products; failure to exploit additional coal reserves; the risk that reserve estimates and pension and post-retirement benefit liabilities are inadequate; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; inherent complexities associated with mining in Central Appalachia including special dangers and risks of underground mining; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased cost of raw materials; the effects of litigation, regulation, premits and competition; lack of availability of financing sources; our compliance with debt covenants; the risk that we are unable to successfully integrate acquired assets into the business; the risk factors set forth above under the heading “Risk Factors;” and the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in any subsequent filings with the SEC. Those are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this document are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them.

THE SECURITIES WE MAY OFFER

Under this prospectus, we may offer, either individually or in combination:

•	shares of our common stock, par value $.01 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series, which may be convertible into or exchangeable for common stock;

•	debt securities, which may be senior or subordinated, may be guaranteed by certain of our subsidiaries, and may be convertible into or exchangeable for common stock or preferred stock;

•	warrants to purchase our common stock, preferred stock, or debt securities; and

•	units made up of any combination of any of the foregoing securities.

These securities may be offered from time to time at prices and on terms to be determined by market conditions at the time of offering, up to an aggregate amount $150,000,000. In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants, and units collectively as “securities.”

This prospectus provides you with a general description of the securities that we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices, and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if applicable;

•	redemption, conversion, or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices or terms, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update, or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of our earnings to fixed charges and of our earnings to combined fixed charges and preferred stock dividend requirements are presented in the following table for the periods indicated. Our earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividend requirements during certain of these periods.

	Six Months Ended June 30, 2010	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
	($ in millions)
Ratio of earnings to fixed charges(1)(2)	3.5	3.5	—	—	—	—
Deficiency of earnings available to cover fixed charges(2)	—	—	$(96.2)	$(71.9)	$(53.3)	$(26.6)

(1)	Earnings were insufficient to cover fixed charges and combined fixed charges for the twelve month periods ended December 31, 2008, 2007, 2006 and 2005.

(2)	For purposes of this computation, “earnings” consist of pre-tax income from continuing operations plus fixed charges. “Fixed charges” consist of interest expense on all indebtedness plus amortization of deferred costs of financing and the interest component of lease rental expense.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from any offering of these securities for working capital and general corporate purposes, which may include acquiring or investing in businesses or other assets or repayment of outstanding debt. The applicable prospectus supplement will provide more detail on the use of proceeds of any specific offering. Pending the application of the net proceeds we receive from any offering, we intend to invest such proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

Following is a description of our capital stock, including our common stock and our preferred stock, as well as certain provisions of our articles of incorporation and our bylaws. This summary is not complete and is subject to, and qualified in its entirety by reference to, our articles of incorporation and bylaws, by any applicable certificate of designations for a series of preferred stock, and by the provisions of applicable law.

General

Our articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of July 23, 2010, there were 27,782,251 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock (a “preferred stock designation”), the holders of our common stock possess all of the voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Our bylaws provide that a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by law. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Our articles of incorporation require a supermajority stockholder vote to take action on some matters, as described below under “Certain Anti-Takeover Provisions of Virginia Law and our Articles and Bylaws.”

Dividends

Subject to any preferential rights of any outstanding series of our preferred stock created by our Board of Directors from time to time, the holders of our common stock are entitled to such dividends as may be declared from time to time by our Board of Directors from funds legally available for the payment of dividends.

Liquidation, Dissolution, or Winding Up

Upon the liquidation, dissolution, or winding up of our company, the holders of our common stock are entitled to receive pro rata all assets available for distribution to the holders of our common stock after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

Preferred Stock

Our articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series by the adoption of an amendment to our articles of incorporation, including, but not limited to:

•	the designation of the series;

•	the number of shares of the series, which number our Board of Directors may later, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding;

•	the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable;

•	whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs;

•	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable, and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the shares of the series.

The authorized shares of our preferred stock (as well as shares of our common stock) are available for issuance without further action by our shareholders unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our preferred stock or common stock, our Board of Directors may determine not to seek shareholder approval.

As of the date hereof, 500,000 shares of our Series A Participating Cumulative Preferred Stock are reserved for issuance upon exercise of the rights issued under our shareholders rights agreement. For a more complete discussion of our rights agreement, see “—Shareholders Rights Agreement” below.

Before the issuance of any shares of a series of the preferred stock, articles of amendment establishing the series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

Preemptive Rights

Neither the holders of our common stock nor of any series of our preferred stock will be entitled to any preemptive or other subscription rights.

Shareholder Rights Agreement

On May 7, 2004, our Board of Directors adopted a Rights Agreement with Computershare Trust Company N.A., as successor to SunTrust Bank, as our rights agent. The rights agreement was approved by our shareholders on May 25, 2004, and was amended on November 3, 2006, August 2, 2007 and November 3, 2009. On the effective date of the rights agreement, May 25, 2004, our Board of Directors declared a dividend of one preferred share purchase right for each two shares of common stock outstanding. Each share purchase right entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of our Series A Participating Cumulative Preferred Stock, par value $1.00 per share, at a price of $200 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise is subject to adjustment from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership (as defined below) of (i) until December 5, 2010, 4.9% or more of our outstanding common stock and (ii) after December 5, 2010, 20% or more of our outstanding common stock; or

•	ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock.

If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the share purchase right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise, without payment of the exercise price, that number of shares of common stock having a market value of two times the exercise price of the share purchase right.

Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event we liquidate, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of

100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

Before the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights expire ten years after the date of effectiveness, unless that expiration date is extended or unless the share purchase rights are earlier redeemed or exchanged by us, in each case, as described below. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of (i) until December 5, 2010, 4.9% or more of our outstanding common stock and (ii) after December 5, 2010, 20% or more of the outstanding common stock, our Board of Directors may redeem the share purchase rights in whole, but not in part, at a price of $0.001 per share purchase right. Immediately upon any redemption of the share purchase rights, the right to exercise the share purchase rights will terminate and the only right of the holders of share purchase rights will be to receive the redemption price.

The rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in our shareholders receiving a premium over the market price for their common stock.

For purposes of the rights agreement, a person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities:

•	which such person or any of its affiliates or associates beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on November 3, 2009), directly or indirectly;

•	which such person or any of its affiliates or associates, directly or indirectly, has

|HK	the right to acquire (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than pursuant to the share purchase rights governed by the rights agreement), warrants, options or otherwise; provided, however, that a person shall not be deemed the “beneficial owner” of, or to “beneficially own,” any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of its affiliates or associates until such tendered securities are accepted for purchase or exchange; or

|HK	the right to vote or dispose of (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise; provided, however, that a person shall not be deemed the “beneficial owner” of, or to “beneficially own,” any security under this bullet point as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (2) is not also then reportable by such person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

•	which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate thereof) with which such person (or any of its affiliates or associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the bullet point above) or disposing of any such securities;

•	of which any other person is the “beneficial owner,” if such person or any of such person’s affiliates or associates has any formal or informal understanding (whether or not in writing) with such other person (or any of such other person’s affiliates or associates) to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or is otherwise treated as included in the same “entity” within the meaning of Treasury Regulation 1.382-3(a)(1) in which such other person is also included; or

•	which are the subject of a derivative action entered into by such person, or derivative security acquired by such person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (A) such derivative conveys any voting rights in such securities to such person, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such person may have entered into other transactions that hedge the economic effect of such derivative. In determining the number of securities deemed beneficially owned, the subject person shall be deemed to “beneficially own” (without duplication) the number of securities that are synthetically owned pursuant to such derivative securities;

provided, however, that nothing shall cause any person engaged in business as an underwriter of securities who acquires any securities of the Company through such person’s participation in good faith in a firm commitment underwriting to be deemed the “beneficial owner” of, or to “beneficially own,” such securities until the expiration of 40 days after the date of such acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A. The transfer agent and registrar for any series or class of our preferred stock will be set forth in an applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer from time to time debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Our obligations under debt securities that we offer from time to time may be guaranteed by certain of our subsidiaries.

The debt securities will be issued under one or more separate indentures between us and a trustee to be identified in the applicable prospectus supplement. The indentures are substantially identical except for the subordination provisions described below under “—Subordinated Debt Securities.” This summary refers to both indentures as the “indenture.”

We have summarized the general terms and provisions of the indenture below. The summary is not complete. The forms of indenture for senior indebtedness and indenture for subordinated indebtedness have been included as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series, and any related subsidiary guarantees of such series, in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

We can issue an unlimited amount of debt securities under the indenture. The debt securities may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices, expressed as a percentage of the principal amount, at which we will sell the debt securities;

•	whether the debt securities will be senior or subordinated;

•	any subordination provisions, if different from those described below under “—Subordinated Debt Securities”;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index, or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable, and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to the debt securities; and

•	the provisions, if any, relating to any security provided for the debt securities.

In addition, the indenture does not limit our ability to issue convertible debt securities. Any conversion provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Guarantees

Payment of the principal of, premium, if any, and interest on any debt securities may be guaranteed by certain of our subsidiaries. Such guarantees will be full, unconditional, and irrevocable, and will be joint and several, unless provided otherwise in the applicable prospectus supplement. The other terms of any such guarantees, including any limitations thereon and the terms of release and discharge of any guarantor therefrom, will be described in the applicable prospectus supplement. The obligations under any guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters, or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer, or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities, and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee, and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. The Company, the trustee, and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising, or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium, or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection, such as acceleration, in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger, and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer, or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than the company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency, or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency, or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency, or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “—Subordinated Debt Securities.” At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. The prospectus supplement relating to any series of debt securities that are discount securities will include any particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability, or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium, or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	adversely affect the right to convert any debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium, and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost, or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain, or loss for United States federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger, and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal of, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain, or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will remain liable for those payments.

The Trustee

The indentures limit the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation, or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent, or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the subordinated debt securities:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•	in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium, and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property, or securities, including by way of set-off or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution, or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities, or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

“indebtedness” means:

•	all indebtedness, obligations, and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes, or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

•	all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees, or bankers’ acceptances;

•	all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

•	all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

•	all obligations with respect to an interest rate or other swap, cap, or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement, or other similar instrument or agreement;

•	all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in bullet points one through five above;

•	any indebtedness or other obligations described in bullet points one through six above secured by any mortgage, pledge, lien, or other encumbrance existing on property which is owned or held by us; and

•	any and all refinancings, replacements, deferrals, renewals, extensions, and refundings of, or amendments, modifications, or supplements to, any indebtedness, obligation, or liability of the kind described in bullet points one through seven above.

“senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed, or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications, or supplements to the above. However, senior indebtedness does not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities;

•	our indebtedness to any of our majority-owned subsidiaries; and

•	the subordinated debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a Current Report on Form 8-K.

General

We may issue warrants for the purchase of common stock, preferred stock, or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock, and debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution, or winding up or to exercise voting rights, if any.

Additional Information

We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including, to the extent applicable:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale, or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights, or limitations of, or restrictions on, the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the Securities and Exchange Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

CERTAIN ANTI-TAKEOVER PROVISIONS OF VIRGINIA LAW
AND OUR ARTICLES AND BYLAWS

The following discussion concerns material provisions of Virginia law and our articles of incorporation and bylaws that could be viewed as having the effect of discouraging an attempt to obtain control of us. The anti-takeover aspects of our shareholder rights agreement are described above under the heading “Description of Capital Stock—Shareholder Rights Agreement.”

Anti-Takeover Statutes

We are subject to the Virginia anti-takeover law regulating “control share acquisitions.” A control share acquisition is an acquisition of voting shares by a person that, when added to all the other voting shares beneficially owned by that person, would cause that person’s voting strength with respect to an election of directors to meet or exceed any of the following thresholds:

•	one-fifth;

•	one-third; or

•	a majority.

Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns 5% or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired or to be acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares acquired in a control share acquisition may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

We are also subject to the Virginia law regulating “affiliated transactions.” Material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by:

•	the holders of at least two-thirds of the remaining voting shares; and

•	a majority of the disinterested directors if the acquisition transaction occurs within three years after the acquiring person became a 10% holder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than 5%. There are certain exceptions to these approval requirements, including an exception for acquisition transactions with a 10% holder whose acquisition of its 10% interest was pre-approved by a majority of the disinterested directors.

Board of Directors; Duties; Classification; Removal; Vacancies

Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants, and Board of Directors committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations organized under the laws of other states.

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors. The classification of directors makes it more difficult for shareholders to change the composition of our Board of Directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our Board of Directors. The classification provisions of our articles of incorporation could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us.

Our bylaws provide that the number of members of our Board of Directors shall be five. Under Virginia law, our Board of Directors may amend the bylaws from time to time to increase or decrease the number of directors by up to 30% of the number of directors in office immediately following the most recent election of directors by its shareholders; provided, that any decrease in the number of directors may not shorten an incumbent director’s term or reduce any quorum or voting requirements until the person ceases to be a director. However, under our articles of incorporation, our total number of directors may not exceed 15 nor be less than three.

Under Virginia law, a member of our Board of Directors may be removed with or without cause by a majority of the votes entitled to be cast at a meeting of shareholders called expressly for that purpose at which a quorum is present. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Our bylaws provide that any vacancy occurring on our Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled:

•	by our shareholders;

•	by the remaining directors; or

•	by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Special Meetings of Shareholders

Our bylaws provide that special meetings of shareholders may be called only by the Chairman of our Board of Directors, our President or our Board of Directors.

Shareholder Nominations and Proposals

Our bylaws provide that a shareholder may nominate one or more persons for election as director at a meeting only if advance notice of such nomination has been delivered to our secretary, by personal delivery or United States mail, not later than:

•	with respect to an election to be held at an annual meeting of shareholders, 120 days in advance of such meeting; or

•	with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given to shareholders.

That notice must include:

•	the name and address of the shareholder making the nomination and of the person or persons being nominated;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

•	a description of all the arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is being made by the shareholder;

•	any other information regarding each nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had the nominee been nominated or intended to be nominated by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

Our bylaws provide that a shareholder may present business before an annual meeting of shareholders if advance notice of such proposal has been delivered to our secretary, by personal delivery or United States mail, not less than 90 days before the date of the meeting.

That notice must include:

•	the name and address of the shareholder proposing business;

•	the class and number of shares of our stock beneficially owned by such shareholder;

•	a representation that such shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolution and the reasons for conducting such business at the meeting; and

•	any interest that the shareholder may have in such business.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

PLAN OF DISTRIBUTION

General

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades, or a combination of these methods. We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The accompanying prospectus or prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus or prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

We may solicit directly offers to purchase the securities being offered by this prospectus. We also may sell securities through agents that we designate from time to time. We will name any agent involved in the offering and sale of the securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus or prospectus supplement states otherwise, our agent will act on a best efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for or purchase securities before the distribution of the securities is completed. However, underwriters may engage in the following activities in accordance with the rules:

Stabilizing Transactions

Underwriters may make bids or purchases for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Over-Allotments and Syndicate Covering Transactions

Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

Penalty bids

If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the securities.

If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in the securities on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information referred to in documents incorporated by reference into this prospectus concerning estimates of the proven and probable coal reserves for us, as of March 31, 2004, and for Triad Mining, Inc. and subsidiary, as of February 1, 2005 and April 11, 2006, was prepared by Marshall Miller & Associates, Inc. and has been incorporated by reference herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains a website at http://www.sec.gov where you can access annual, quarterly and current reports, proxy, information and registration statements, and other information that registrants (including the Company) file electronically with the SEC through the IDEA system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will update and supersede the information in, or incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below and any filings we make after the filing of this registration statement but prior to the effectiveness of the registration statement, and any filings we make after the date of the effectiveness of the registration statement and prior to the termination of the offering hereunder pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein)):

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on February 26, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, filed with the SEC on April 30, 2010 and August 6, 2010, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on February 3, 2010, June 18, 2010 and August 20, 2010; and

•	the descriptions of our common stock and Series A Participating Cumulative Preferred Stock Purchase Rights contained in our registration statement on Form 8-A, filed January 24, 2005 (Registration No. 000-51129), as amended on November 3, 2009, and any amendment or report filed for the purpose of updating such description.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to: James River Coal Company, 901 E. Byrd Street, Suite 1600, Richmond, Virginia 23219; Attn: Elizabeth M. Cook, Director of Investor Relations; (804) 780-3000.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.